EXHIBIT 4.5

REYNOLDS GROUP ISSUER LLC
REYNOLDS GROUP ISSUER INC.
REYNOLDS GROUP ISSUER (LUXEMBOURG) S.A.,
as Issuers
and the Senior Secured Note Guarantors
from time to time party hereto
6.875% Senior Secured Notes due 2021

SENIOR SECURED NOTES INDENTURE
Dated as of February 1, 2011

THE BANK OF NEW YORK MELLON,
as Trustee, Principal Paying Agent, Transfer Agent, Collateral Agent and Registrar
WILMINGTON TRUST (LONDON) LIMITED,
as Additional Collateral Agent
THE BANK OF NEW YORK MELLON, LONDON BRANCH,
as Paying Agent

The taking of any Senior Secured Note Document or any certified copy thereof or any other documents which constitute substitute documentation therefor, or any document which includes written confirmations or references thereto, into Austria as well as printing out any e-mail communication which refers to any Senior Secured Note Document in Austria or sending any e-mail communication to which a pdf-scan of any Senior Secured Note Document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Senior Secured Note Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, except as permitted by Section 13.17 of this Senior Secured Notes Indenture, keep the original documents as well as all certified copies thereof and written and signed references thereto outside of Austria and avoid printing out any e-mail communication which refers to any Senior Secured Note Document in Austria or sending any e-mail communication to which a pdf-scan of any Senior Secured Note Document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Senior Secured Note Document to an Austrian addressee.

Trust Indenture Act Cross Reference Table**
This Cross Reference Sheet shows the location in this Senior Secured Notes Indenture of the provisions inserted pursuant to Sections 310-318(a), inclusive, of the Trust Indenture Act of 1939.

Senior Secured
TIA	Notes Indenture
Section	Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.08; 7.10
311(a)	N.A.
(b)	N.A.
312(a)	2.06
(b)	N.A.
(c)	N.A.
313(a)	N.A.
(b)(1)	N.A.
(b)(2)	N.A.
(c)	13.02
(d)	N.A.
314(a)	4.02;
(b)	N.A.
(c)(1)	13.03
(c)(2)	13.03
(c)(3)	N.A.
(d)	12.06
(e)	13.04
(f)	4.08
315(a)	7.01
(b)	7.05; 13.02
(c)	7.01
(d)	7.01
(e)	6.11
316(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	9.04
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.05
318(a)	N.A.
N.A. means Not Applicable.

**	Note: This Cross-Reference Table shall not, for any purpose, be deemed to be a part of this Senior Secured Notes Indenture.

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Page
ARTICLE X

Guarantees

SECTION 10.01. Guarantees	134
SECTION 10.02. Limitation on Liability	136
SECTION 10.03. Successors and Assigns	136
SECTION 10.04. No Waiver	136
SECTION 10.05. Modification	136
SECTION 10.06. Release of Senior Secured Note Guarantor	136
SECTION 10.07. RGHL Release	137
SECTION 10.08. Limitation on Guarantees in the Netherlands, Switzerland, Austria, Thailand, Germany, Luxembourg, Guernsey, Mexico, Hong Kong and England and Wales	138

ARTICLE XI

Intercreditor Agreement

ARTICLE XII

Collateral and Security Documents

SECTION 12.01. Collateral and Security Documents	146
SECTION 12.02. Recording; Certificates and Opinions	147
SECTION 12.03. Suits To Protect the Collateral	147
SECTION 12.04. Other Agreements	148
SECTION 12.05. Determinations Relating to Collateral	148
SECTION 12.06. Release of Collateral	148
SECTION 12.07. Notices	150
SECTION 12.08. Collateral Agent	150
SECTION 12.09. Quebec Collateral Agent	150

ARTICLE XIII

Miscellaneous

SECTION 13.01. [Reserved.]	151
SECTION 13.02. Notices	151
SECTION 13.03. Certificate and Opinion as to Conditions Precedent	153
SECTION 13.04. Statements Required in Certificate or Opinion	153
SECTION 13.05. When Senior Secured Notes Disregarded	153
SECTION 13.06. Rules by Trustee, Paying Agent and Registrar	154
SECTION 13.07. Legal Holidays	154
SECTION 13.08. Governing Law	154
SECTION 13.09. Consent to Jurisdiction and Service	154
SECTION 13.10. No Recourse Against Others	155
SECTION 13.11. Successors	155

Page
SECTION 13.12. Multiple Originals	155
SECTION 13.13. Table of Contents; Headings	155
SECTION 13.14. Senior Secured Notes Indenture Controls	155
SECTION 13.15. Severability	155
SECTION 13.16. Agreed Tax Treatment	155
SECTION 13.17. Austrian Stamp Duty	156
SECTION 13.18. Place of Performance	157

Appendix A — Provisions Relating to Senior Secured Notes

EXHIBIT INDEX

Exhibit A — Form of Senior Secured Note

v

     INDENTURE dated as of February 1, 2011 (as amended, supplemented or otherwise modified from time to time, this “Senior Secured Notes Indenture”) among REYNOLDS GROUP ISSUER LLC, a Delaware limited liability company having its registered office at 160 Greentree Drive, Suite 101, Dover, DE 19904 (the “US Issuer I”), REYNOLDS GROUP ISSUER INC., a Delaware corporation having its registered office at 160 Greentree Drive, Suite 101, Dover, DE 19904 (the “US Issuer II” and, together with the US Issuer I, the “US Issuers”), REYNOLDS GROUP ISSUER (LUXEMBOURG) S.A., a company incorporated as a société anonyme (a public limited liability company) under the laws of Luxembourg and having its registered office at 6C, rue Gabriel Lippman, L-5365 Munsbach, Grand Duchy of Luxembourg (registered with the Luxembourg Register of Commerce and Companies under number B148.957)(the “Luxembourg Issuer” and, together with the US Issuers, the “Issuers”), the Senior Secured Note Guarantors (as defined herein) from time to time party hereto, THE BANK OF NEW YORK MELLON, as trustee (the “Trustee”), principal paying agent, registrar, transfer agent and collateral agent, THE BANK OF NEW YORK MELLON, LONDON BRANCH, as paying agent, and WILMINGTON TRUST (LONDON) LIMITED, as additional collateral agent (the “Additional Collateral Agent”).
          Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of (a) $1,000,000,000 aggregate principal amount of the 6.875% Senior Secured Notes due 2021 (the “Original Senior Secured Notes”) issued on the date hereof, (b) if and when issued pursuant to a registered exchange for the Original Senior Secured Notes, the Senior Secured Exchange Securities (as defined herein) and (c) any Additional Senior Secured Notes (as defined herein) that may be issued after the date hereof (all such securities in clauses (a), (b) and (c) being referred to collectively as the “Senior Secured Notes”). Subject to the conditions and compliance with the covenants set forth herein, the Issuers may issue an unlimited aggregate principal amount of Additional Senior Secured Notes.
ARTICLE I
Definitions and Incorporation by Reference
          SECTION 1.01. Definitions.
     “2007 Credit Agreement” means the senior facilities agreement dated May 11, 2007, among, among others, BP I and Credit Suisse as mandated lead arranger, agent, issuing bank and security trustee, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder (subject to compliance with Section 4.03 and Section 4.12) or altering the maturity thereof.
     “2007 Intercreditor Agreement” means the intercreditor agreement dated May 11, 2007, among RGHL, BP I, the senior lenders identified therein, Credit Suisse, as senior agent thereunder, the senior issuing banks as identified therein, the subordinated bridging lenders, Credit Suisse, as subordinated bridging agent and security trustee, and the other parties identified therein, as amended on November 5, 2009, and as amended, supplemented or modified from time to time thereafter.
     “2007 Notes” means the 2007 Senior Notes and the 2007 Senior Subordinated Notes.
     “2007 Notes Collateral” means (x) all of the capital stock of BP I and (y) the receivables under the intercompany loans, each dated June 29, 2007 and between BP II and BP I in respect of the proceeds from the 2007 Senior Notes and the 2007 Senior Subordinated Notes, as from time to time amended, supplemented or modified.
     “2007 Notes Security Documents” means the agreements or other instruments entered into or to be entered into between, inter alios, the collateral agent under the 2007 Senior Note Indenture and 2007 Senior Subordinated Note Indenture, the trustee under the 2007 Senior Note Indenture and 2007 Senior Subordinated Note Indenture, RGHL and BP II pursuant to which security interests in the 2007 Notes Collateral are granted to secure the 2007 Senior Notes and the 2007 Senior Subordinated Notes from time to time, as from time to time amended, supplemented or modified.
     “2007 Senior Note Indenture” means the indenture dated as of June 29, 2007, among BP II, the Senior Note Guarantors from time to time party thereto and as defined therein, the Trustee, as trustee, principal paying agent and transfer agent, BNY Fund Services (Ireland) Limited, as paying agent in Dublin and transfer agent, and Credit Suisse, as security agent.
     “2007 Senior Notes” means the €480.0 million aggregate principal amount of 8% Senior Notes due 2016 issued pursuant to the 2007 Senior Note Indenture.
     “2007 Senior Subordinated Note Indenture” means the indenture dated as of June 29, 2007, among BP II, the Senior Note Guarantors from time to time party thereto and as defined therein, the Trustee, as trustee, principal paying agent and transfer agent, BNY Fund Services (Ireland) Limited, as paying agent in Dublin and transfer agent, and Credit Suisse, as security agent.
     “2007 Senior Subordinated Notes” means the €420.0 million aggregate principal amount of 9 1/2% Senior Subordinated Notes due 2017 issued pursuant to the 2007 Senior Subordinated Note Indenture.
     “2009 Indenture” means the indenture dated as of November 5, 2009, among Reynolds Group DL Escrow Inc., Reynolds Group Escrow LLC and The Bank of New York Mellon as Trustee, Principal Paying Agent, Transfer Agent, Registrar and Collateral Agent, as supplemented, amended and modified from time to time thereafter.

     “2009 Notes” means the $1,125.0 million aggregate principal amount and €450.0 million aggregate principal amount of 7.750% Senior Secured Notes due 2016 issued pursuant to the 2009 Indenture.
     “2009 Post-Closing Reorganization” means the transactions contemplated in that certain Post-Closing Steps dated as of October 31, 2009, prepared by RGHL.
     “2009 Security Documents” means those agreements or other instruments entered into pursuant to which security interests in the Collateral (as defined in the 2009 Indenture) are granted to secure the 2009 Notes and the guarantees thereof.
     “Acquired Indebtedness” means, with respect to any specified Person:
(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person (including, for the avoidance of doubt, Indebtedness Incurred by such other Person in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person); and
(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
     “Acquisition” means the acquisition by BP III of the Target, by way of purchase of all the Target Shares (i) from RGHL prior to the Reference Date, (ii) under the Offer and Squeeze-Out, (iii) by way of market purchases and (iv) by way of over-the-counter purchases.
     “Acquisition Documents” means the Offer Prospectus, the Pre-Announcement and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time prior to the Issue Date or thereafter (so long as any amendment, supplement or modification after the Issue Date, together with all other amendments, supplements and modifications after the Issue Date, taken as a whole, is not more disadvantageous to the holders of the Senior Secured Notes in any material respect than the Acquisition Documents as in effect on the Issue Date).
     “Additional Intercreditor Agreement” has the meaning specified under Section 4.20.
     “Additional Senior Secured Notes” means any Senior Secured Notes issued under the terms of this Senior Secured Notes Indenture subsequent to the Issue Date, it being understood that any Senior Secured Notes issued in exchange for or replacement of any Original Senior Secured Note issued on the Issue Date shall not be an Additional Senior Secured Note, including any such Senior Secured Notes issued pursuant to a Senior Secured Notes Registration Rights Agreement.
     “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
     “After-Acquired Collateral” means any property of any Issuer or any Senior Secured Note Guarantor that secures any First Lien Obligations, subject to the Agreed Security Principles.
     “Agent” means any Registrar, Paying Agent, Transfer Agent or Collateral Agent.
     “Agreed Security Principles” means the following:
(A) Considerations
     (1) The security that will be provided in support of the Obligations (as defined in the First Lien Intercreditor Agreement) will be given in accordance with certain security principles (the “Security Principles”) set forth below.
     (2) The Security Principles embody recognition by all parties that there may be certain legal and practical difficulties in obtaining effective security from the Issuers and Senior Secured Note Guarantors. However, it is acknowledged that to the extent the Security Principles conflict with the specific provisions of this Senior Secured Notes Indenture or any Security Document (other than those explicitly qualified by these Security Principles), the provisions of this Senior Secured Notes Indenture or such Security Document will prevail.
     (3) For purposes of the Security Principles, “value” refers to fair market value; provided, however, that if no fair market value is readily ascertainable, value shall refer to book value determined in accordance with GAAP (as defined in the Senior Secured Credit Facilities) (consistently applied), as of the date of the most recently ended fiscal quarter for which financial statements are available.
     (4) For purposes of the covenants set forth in this Senior Secured Notes Indenture and Security Documents, the Applicable Representative from time to time shall make all determinations on behalf of the noteholders with respect to these Security Principles and the Senior Secured Notes shall not be entitled to any Collateral not also available on the same priority basis in respect of the Senior Secured Credit Facilities, any other Credit Agreement or other Public Debt.
     The Security Principles are as follows:
     (a) general statutory limitations, financial assistance, capital maintenance, corporate benefit, fraudulent preference, “thin capitalisation” rules, retention of title claims, exchange control restrictions and similar principles may limit the ability of Issuers and Senior Secured Note Guarantors to provide a guarantee or security or may require that the guarantee or security be limited by an amount or otherwise; the Issuers and Senior Secured Note Guarantors will use reasonable endeavours to provide the maximum permissible credit support and to assist in demonstrating that adequate corporate benefit accrues to any relevant entity;

     (b) the security and extent of its perfection may be limited where the Applicable Representative reasonably determines in consultation with the Loan Parties (in each case as used in this definition, such term as defined in the Senior Secured Credit Facilities) that the cost to the Loan Parties (including for the avoidance of doubt, any material tax costs to the Loan Parties taken as a whole) of providing security is excessive in relation to the benefit accruing to the Secured Parties (as defined in the First Lien Intercreditor Agreement);
     (c) any assets subject to third party arrangements which are permitted by this Senior Secured Notes Indenture and which prevent those assets from being subject to a Lien will not be subject to a Lien in any relevant Security Document, provided that reasonable endeavours to obtain consent to such Lien shall be used by the relevant Issuer or Senior Secured Note Guarantor if the relevant asset is material and if seeking such consent will not adversely affect the business of the Issuer or Senior Secured Note Guarantor or their commercial relationships;
     (d) guarantees and security will not be required from companies that are not Wholly Owned Subsidiaries (such term, as used throughout these Security Principles, to exclude directors’ qualifying shares and similar insignificant minority ownership interests). Where security is provided by a wholly owned subsidiary of any Issuer or Senior Secured Note Guarantor (whether direct or indirect) and such subsidiary subsequently ceases to be wholly owned but remains a subsidiary, there shall be no requirement for the release of such guarantee or security;
     (e) RGHL and its Subsidiaries (the “Group”) will not be required to grant Senior Secured Note Guarantees or enter into Security Documents if it would conflict with the fiduciary duties of their directors or contravene any legal prohibition or result in a risk of personal or criminal liability on the part of any officer, provided that the relevant member of the Group shall use reasonable endeavours to overcome any such obstacle; provided further, however, that the above limitation shall be assessed in respect of the obligations of such member of the Group under the Credit Documents (as defined in the First Lien Intercreditor Agreement) generally and not just the Senior Secured Note Guarantee or security being granted by that member of the Group;
     (f) the Issuers and Senior Secured Note Guarantors will not be required to grant guarantees or enter into Security Documents where there would be a significant tax disadvantage in doing so and without limiting the generality of the foregoing, none of the Issuers or any Senior Secured Note Guarantor shall be required to give a Senior Secured Note Guarantee or a pledge of its assets if such entity is a US Controlled Foreign Subsidiary, and in no event shall more than 65% of the total outstanding voting Equity Interests of such an entity be required to be pledged;
     (g) perfection of security, when required, and other legal formalities will be completed as soon as practicable and, in any event, within the time periods specified in this Senior Secured Notes Indenture and Security Documents therefor or (if earlier or to the extent no such time periods are specified in this Senior Secured Notes Indenture and Security Documents) within the time periods specified by applicable law in order to ensure due perfection. The perfection of security granted will not be required if it would have a material adverse effect on the ability of the relevant Issuer or Senior Secured Note Guarantor to conduct its operations and business in the ordinary course as otherwise permitted by the Senior Secured Indenture and Security Documents;
     (h) the Collateral Agent (acting in its own right or on behalf of the relevant Secured Parties (in each case used in this definition, as defined in the First Lien Intercreditor Agreement)) shall be able to enforce the security granted by the Security Documents without any restriction from (i) the constitutional documents of any of the Issuers and Senior Secured Note Guarantors, to the extent that such restrictions can be removed under relevant law, (ii) any of the Issuers and Senior Secured Note Guarantors which is or whose assets are the subject of such Security Document (but subject to any inalienable statutory or common law rights which the Issuers and Senior Secured Note Guarantors may have to challenge such enforcement) or (iii) any shareholders of the foregoing not party to the relevant Security Document, to the extent that it is within the power of the Issuers and Senior Secured Note Guarantors to ensure that such restrictions do not apply;
     (i) the maximum secured amount may be limited to minimize stamp duty, notarisation, registration or other applicable fees, taxes and duties;
     (j) where a class of assets to be secured by an Obligor includes material and immaterial assets, the Issuers and the Administrative Agent under the Senior Secured Credit Facilities (or such other Applicable Representative) may agree a threshold in respect of such assets and direct the Collateral Agent to act accordingly;
     (k) the only owned real property owned by RGHL and its Subsidiaries required to be pledged on the Issue Date or as soon as reasonably practicable thereafter, but, in any event, at the same time such pledge is given in respect of the Senior Secured Credit Facilities, will be the real property pledged in respect of the Senior Secured Credit Facilities at such time. After the Issue Date, neither RGHL nor any of its Subsidiaries will be required to pledge any real property owned by RGHL or such Subsidiaries unless the value of such real property exceeds €5.0 million. Neither RGHL nor any of its Subsidiaries will be required to pledge any property in which it has a leasehold interest;
     (l) unless granted under a global Security Document governed by the law of the jurisdiction of the Issuers or a Senior Secured Note Guarantor or New York law, all security (other than share security over subsidiaries of the Issuers or a Senior Secured Note Guarantor) shall be governed by the law of and secure assets located in the jurisdiction of incorporation of that entity; provided that for certain receivables security, such security may be governed by the law of the jurisdiction of incorporation or domicile of the creditor or the law that governs the underlying receivable;
     (m) other than where intellectual property is secured by a floating charge or other similar all-asset security interest, security interests need only be granted for intellectual property with a value greater than €1.0 million. Security interests in intellectual property will be registered solely in the jurisdiction of incorporation of the entity that owns such intellectual property; provided, however, that, with respect to intellectual property that is material to such entity, to the extent the registration of a security interest in or the taking of any other commercially reasonable actions with respect to, such intellectual property in any other jurisdiction is necessary to ensure that the Secured Parties would be able to realize upon the value of the secured intellectual property in the event of enforcement action, such registration or other actions will be taken in such other jurisdiction as the Collateral Agent may reasonably request taking into account the cost to the Loan Parties of such registration in relation to the benefit accruing to the Secured Parties;
     (n) security interests will be taken over only those insurance policies of the Issuers and Senior Secured Note Guarantors that are material to the Group as a whole, as reasonably determined by the Administrative Agent under the Senior Secured Credit Facilities (or other Applicable Representative, as applicable);
     (o) other than where equipment is secured by a floating charge or other similar all-asset security interest, security interests need only be granted for manufacturing equipment with a value greater than €250,000;
     (p) security interests will be provided over the equity of any Subsidiary that is not a Loan Party only if (i) it is organized in a jurisdiction where one or more Loan Party is organized, (ii) as of the last day of the fiscal quarter of RGHL most recently ended for which financial statements are available, it had gross assets (excluding intra group items but including investments in Subsidiaries) in excess of 1.0% of Consolidated Total Assets (as defined in the Senior Secured Credit Facilities) or (iii) for the period of four consecutive fiscal quarters of RGHL most recently ended for which financial statements are available, it had earnings before interest, tax, depreciation and amortization calculated on the same basis as Consolidated EBITDA in excess of 1.0% of the Consolidated EBITDA (as such terms are defined in the Senior Secured Credit Facilities); and
     (q) no security interest will be provided over the equity of any Subsidiary that (a) does not conduct any business operations, (b) has assets with a book value not in excess of $100,000 and (c) does not have any indebtedness outstanding.
For the avoidance of doubt, in these Security Principles, “cost” includes, but is not limited to, income tax cost, registration taxes payable on the creation or for the continuance of any security, stamp duties, out-of-pocket expenses and other fees and expenses directly incurred by the relevant grantor of security or any of its direct or indirect owners, Subsidiaries or Affiliates.
(B) Senior Secured Note Guarantors and Security
     Each Senior Secured Note Guarantee will be an upstream, cross-stream and downstream guarantee of all the Obligations with respect to the Senior Secured Notes and the Senior Secured Note Guarantees, subject to the requirements of the Security Principles in each relevant jurisdiction. Subject to the Security Principles, the security will secure all of the Obligations with respect to the Senior Secured Notes and the Senior Secured Note Guarantees.
     Subject to these Security Principles, the security package shall include stock and other membership interests issued by the Issuers and Senior Secured Note Guarantors and intercompany and trade receivables, bank accounts (and amounts on deposit therein), intellectual property, insurance, real estate, inventory and equipment, in each case owned by an Issuer or

Senior Secured Note Guarantor and, in jurisdictions where an “all asset” security interest can be created in a security document, security over all assets shall, subject to this Senior Secured Notes Indenture and Security Documents, be given by the Issuers and Senior Secured Note Guarantors formed in that jurisdiction.
     To the extent possible, all security shall be given in favour of the Collateral Agent and not the Holders individually, provided that any accessory security (akzessorische Sicherheit) governed by Swiss and German law shall be given in favour of the Collateral Agent and Secured Parties (as defined in the First Lien Intercreditor Agreement) individually if so required by the Applicable Representative. “Parallel debt” provisions will be used where necessary; such provisions will be contained in the First Lien Intercreditor Agreement and not the individual Security Documents unless required under local laws. To the extent possible, the grant of security in the Collateral shall be structured, documented or otherwise implemented in a manner so that there should be no action required to be taken in relation to the security when any noteholder transfers an interest in the Senior Secured Notes to another party. To the extent such action is required, the Applicable Representative shall not require the Collateral Agent to obtain security in such asset giving rise to the requirement for such action upon a transfer of an interest in the Senior Secured Notes to another party.
     The Issuers and Senior Secured Note Guarantors will be required to pay the reasonable costs of any re-execution, notarisation, re-registration, amendment or other perfection requirement for any security on any transfer by a Holder to a new Holder on or prior to the date on which the Initial Purchasers notify RGHL that primary distribution of the Senior Secured Notes is complete. Otherwise the cost or fee shall be for the account of the transferee Holder.
2. Terms of Security Documents
     The following principles will be reflected in the terms of any security taken as part of this transaction:
     (a) the security will be first ranking, to the extent possible;
     (b) security will (to the extent possible under local law) not be enforceable unless an Event of Default (as defined in the First Lien Intercreditor Agreement) has occurred and is continuing;
     (c) any representations, warranties or undertakings which are required to be included in any Security Document shall reflect (to the extent to which the subject matter of such representation, warranty and undertaking is the same as the corresponding representation, warranty and undertaking in the Credit Agreement, this Senior Secured Notes Indenture or any Additional Agreement (as defined in the First Lien Intercreditor Agreement and to the extent relevant) (collectively, the “Principal Loan Documents”) the commercial deal set out in the Principal Loan Documents (save to the extent that applicable local counsel agree that it is necessary to include any further provisions (or deviate from those contained in the Principal Loan Documents) in order to protect or preserve the security granted thereunder);

     (d) the provisions of each security document will not be unduly burdensome on the relevant Issuer or Senior Secured Note Guarantor granting such security or interfere unreasonably with the operation of its business and will be limited to those required to create effective security and not impose unreasonable commercial obligations;
     (e) information, such as lists of assets, will be provided if and only to the extent (i) required by law to create, enforce, perfect or register the security or (ii) necessary or advisable to enforce the security; provided, however, that such information need not be provided by an Issuer or Senior Secured Note Guarantor pursuant to this subclause (ii) more frequently than annually unless an Event of Default has occurred (or, in the case of third-party trade debtors, unless a Default has occurred which is continuing), and in each case that information can be provided without breaching confidentiality requirements or damaging business relationships;
     (f) the Collateral Agent and Secured Parties shall be able to exercise a power of attorney only following the occurrence of an Event of Default or if the relevant Issuer or Senior Secured Note Guarantor granting such security has failed to comply with a further assurance or perfection obligation within 10 Business Days of being notified of that failure;
     (g) security will, where possible and practical, automatically create security over future assets of the same type as those already secured;
     (h) notification of receivables security to third-party trade debtors shall not be given unless a Default has occurred and is continuing and for intercompany receivables notification may be given at the time such security is granted to the extent required by local law to perfect such security or if a Default has occurred and is continuing;
     (i) in respect of the share pledges, until an Event of Default has occurred, the pledgors shall be permitted to retain and to exercise voting rights to any shares pledged by them in a manner which does not adversely affect the validity or enforceability of the security or cause an Event of Default to occur and the subsidiaries of the pledgors should be permitted to pay dividends upstream on pledged shares to the extent permitted under the Principal Loan Documents; and
     (j) in respect of bank accounts (and cash therein), the Collateral Agent agrees with the relevant Issuer or Senior Secured Note Guarantor that the Collateral Agent shall not give any instructions or withhold any withdrawal rights from such Issuer or Senior Secured Note Guarantor, unless an Event of Default has occurred and is continuing, or, after giving effect to any withdrawal, would occur.
     “Applicable Premium” (as determined by the Issuers) means, with respect to any Senior Secured Note at any redemption date, the greater of (i) 1.00% of the principal amount of such Senior Secured Note and (ii) the excess, if any, of (A) the present value at such redemption date of (1) the redemption price of such Senior Secured Note on February 15, 2016 (such redemption price being described in Section 5 of the Form of Senior Secured Note, exclusive of any accrued interest and additional interest, if any) plus (2) all required remaining scheduled interest payments due on such Senior Secured Note through February 15, 2016 (excluding accrued but unpaid interest and additional interest, if any, to the redemption date), computed using a discount rate equal to the Treasury Rate at the redemption date plus 50 basis points over (B) the principal amount of such Senior Secured Note on such redemption date.
     “Applicable Representative” has the meaning given to such term in the First Lien Intercreditor Agreement.
     “Asset Sale” means:
(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) outside the ordinary course of business of BP I, BP II or any Restricted Subsidiary (each referred to in this definition as a “disposition”) or
(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to BP I, BP II or a Restricted Subsidiary and other than the issuance of Preferred Stock of a Restricted Subsidiary issued in compliance with Section 4.03) (whether in a single transaction or a series of related transactions), in each case other than:
     (a) a disposition of cash, Cash Equivalents or Investment Grade Securities or obsolete, surplus or worn-out property or equipment in the ordinary course of business;
     (b) transactions permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control;
     (c) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 4.04;
     (d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value of less than $15.0 million;
     (e) any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary to RGHL or by BP I, BP II or a Restricted Subsidiary to BP I, BP II or a Restricted Subsidiary;
     (f) any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater Fair Market Value or, as determined in good faith by senior management or the Board of Directors of BP I or BP II, to be of comparable or greater usefulness to the business of BP I, BP II and the Restricted Subsidiaries as a whole;
     (g) foreclosure, exercise of termination rights or any similar action with respect to any property or any other asset of BP I, BP II or any Restricted Subsidiaries;

     (h) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;
     (i) the lease, assignment or sublease of any real or personal property in the ordinary course of business;
     (j) any sale of inventory, trading stock or other assets in the ordinary course of business;
     (k) any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property;
     (l) an issuance of Capital Stock pursuant to an equity incentive or compensation plan approved by the Board of Directors;
     (m) dispositions consisting of the granting of Permitted Liens;
     (n) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;
     (o) any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than BP I, BP II or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;
     (p) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;
     (q) a Financing Disposition or a transfer (including by capital contribution) of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary or any Restricted Subsidiary (x) in a Qualified Receivables Financing or (y) pursuant to any other factoring on arm’s length terms or (z) in the ordinary course of business;
     (r) the sale of any property in a Sale/Leaseback Transaction not prohibited by this Senior Secured Notes Indenture with respect to any assets built or acquired by BP I, BP II or any Restricted Subsidiary after the Reference Date;
     (s) in the ordinary course of business, any lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater Fair Market Value or, as determined in good faith by senior management or the Board of Directors of BP I or BP II, to be of comparable or greater usefulness to the business of BP I, BP II and the Restricted

Subsidiaries as a whole; provided that any cash or Cash Equivalents received must be applied in accordance with Section 4.06; and
     (t) sales or other dispositions of Equity Interests in joint ventures in existence on the Issue Date.
     “Bank Indebtedness” means any and all amounts payable under or in respect of any Credit Agreement (which may include First Lien Obligations, including Additional Senior Secured Notes), the other Credit Agreement Documents and any Local Facility Agreement, in each case as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of such Credit Agreement or Local Facility Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to RGHL, BP I or BP II whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.
     “Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.
     “BP I” means Beverage Packaging Holdings (Luxembourg) I S.A., a company incorporated as a société anonyme under the laws of Luxembourg with registered office at 6C, rue Gabriel Lippman, L-5365 Munsbach, Grand Duchy of Luxembourg (or any successor in interest thereto).
     “BP II” means Beverage Packaging Holdings (Luxembourg) II S.A., a company incorporated as a société anonyme under the laws of Luxembourg with registered office at 6C, rue Gabriel Lippman, L-5365 Munsbach, Grand Duchy of Luxembourg (or any successor in interest thereto).
     “BP III” means Beverage Packaging Holdings (Luxembourg) III S.à r.l., a company incorporated as a société à responsabilité limitée under the laws of Luxembourg with registered office at 6C, rue Gabriel Lippman, L-5365 Munsbach, Grand Duchy of Luxembourg (or any successor in interest thereto).
     “Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City, Luxembourg or London.
     “Capital Stock” means:
(1) in the case of a corporation, corporate stock or shares;
(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
     “Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.
     “Cash Equivalents” means:
(1) US dollars, pounds sterling, euro, the national currency of any member state in the European Union or, in the case of any Restricted Subsidiary that is not organized or existing under the laws of the United States, any member state of the European Union or any state or territory thereof, such local currencies held by it from time to time in the ordinary course of business;
(2) securities issued or directly and fully guaranteed or insured by the US, U.K., Canadian, Swiss or Japanese government or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;
(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);
(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;
(5) commercial paper issued by a corporation (other than an Affiliate of any Issuer) rated at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;
(6) readily marketable direct obligations issued by any state of the United States of America, any province of Canada, any member of the European Monetary Union, the United Kingdom, Switzerland or Norway or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency), in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons (other than any Issuer or any of its Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s, in each case with maturities not exceeding two years from the date of acquisition;
(8) for the purpose of paragraph (a) of the definition of “Asset Sale,” any marketable securities of third parties owned by BP I, BP II or the Restricted Subsidiaries on the Issue Date;
(9) interest in investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above; and
(10) instruments equivalent to those referred to in clauses (1) through (8) above denominated in euro or any other foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.
     “Change of Control” means the occurrence of any of the following events:
(1) the sale, lease or transfer, in one or a series of transactions, of all or Substantially All the assets of BP II or BP I and its Subsidiaries, taken as a whole, to a Person other than, directly or indirectly, any of the Permitted Holders;
(2) BP I becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the US Issuer I, the US Issuer II, the Luxembourg Issuer, BP I or BP II or any direct or indirect parent of BP I or BP II; or
(3) RGHL ceases to own, directly or indirectly, 100% of the Capital Stock of BP I, BP II, BP III or any of the Issuers, other than directors’ qualifying shares or other de minimis shareholdings required by law.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Collateral” means all the assets of any Obligor subject to Liens created pursuant to any Security Documents.
     “Collateral Agent” means The Bank of New York Mellon in its capacity as collateral agent under the First Lien Intercreditor Agreement, any successor thereto under the First Lien Intercreditor Agreement, Wilmington Trust (London) Limited, as additional collateral agent under the First Lien Intercreditor Agreement and any other collateral agent that accedes to the First Lien Intercreditor Agreement as co-collateral agent or additional or separate collateral agent with respect to all or any portion of the Collateral, and any successor to any such other collateral agent.
     “Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:
(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Profit (including amortization of original issue discount and bond premium, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations (provided, however, that if Hedging Obligations result in net benefits received by such Person, such benefits shall be credited to reduce Consolidated Interest Expense to the extent paid in cash unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Profit) and excluding amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge commitment or other financing fees); plus
(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (but excluding any capitalizing interest on Subordinated Shareholder Funding); plus
(3) commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than BP I, BP II and the Restricted Subsidiaries; minus
(4) interest income for such period.
     “Consolidated Net Profit” means, with respect to any Person for any period, the aggregate of the Net Profit of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication:
(1) any net after-tax extraordinary, nonrecurring or unusual gains or losses or income, expenses or charges (less all fees and expenses relating thereto) including severance expenses, relocation costs and expenses and expenses or charges related to any Equity Offering, Permitted Investment, acquisition (including integration costs) or Indebtedness permitted to be Incurred by this Senior Secured Notes Indenture (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments made under the Acquisition Documents, the Reynolds Acquisition Documents, the Evergreen Acquisition Documents, the Pactiv Acquisition Document, the Reynolds Foodservice Acquisition Document or otherwise related to the Transactions, in each case, shall be excluded;
(2) any increase in amortization or depreciation or any one-time non-cash charges or increases or reductions in Net Profit, in each case resulting from purchase accounting in connection with the Transactions or any acquisition that is consummated after the Issue Date shall be excluded;

(3) the Net Profit for such period shall not include the cumulative effect of a change in accounting principles during such period;
(4) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;
(5) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of BP I or BP II) shall be excluded;
(6) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness or Hedging Obligations or other derivative instruments shall be excluded;
(7) the Net Profit for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;
(8) solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of Cumulative Credit, the Net Profit for such period of any Restricted Subsidiary (other than any Issuer or any Senior Secured Note Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Profit is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived or are permitted under Section 4.05; provided that the Consolidated Net Profit of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;
(9) an amount equal to the amount of Tax Distributions actually made to any parent of such Person in respect of such period in accordance with Section 4.04(b)(xii) shall be included as though such amounts had been paid as income taxes directly by such Person for such period;
(10) any non-cash impairment charges or asset write-offs, and the amortization of intangibles arising in each case pursuant to GAAP or the pronouncements of the IASB shall be excluded;
(11) any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, grants and sales of stock, stock appreciation or similar rights, stock options or other rights to officers, directors and employees shall be excluded;

(12) any (a) one-time non-cash compensation charges, (b) the costs and expenses after the Issue Date related to employment of terminated employees, (c) costs or expenses realized in connection with, resulting from or in anticipation of the Transactions or (d) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;
(13) accruals and reserves that are established or adjusted as a result of the Transactions (including as a result of the adoption or modification of accounting policies in connection with the Transactions) within 12 months after the Issue Date and that are so required to be established in accordance with GAAP shall be excluded;
(14) solely for purposes of calculating EBITDA, (a) the Net Profit of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-wholly owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;
(15) (a) (i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP shall be excluded;
(16) unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the applications of the applicable standard under GAAP shall be excluded; and
(17) solely for the purpose of calculating Restricted Payments, the difference, if positive, of the Consolidated Taxes of BP I and BP II calculated in accordance with GAAP and the actual Consolidated Taxes paid in cash by BP I and BP II during any Reference Period shall be included.
     Notwithstanding the foregoing, for the purpose of Section 4.04 only, there shall be excluded from Consolidated Net Profit any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of BP I or BP II or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under Section 4.04 pursuant to clauses (5) and (6) of the definition of Cumulative Credit.
     “Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Profit of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.
     “Consolidated Taxes” means with respect to any Person for any period, provision for taxes based on income, profits or capital, including, without limitation, national, state, franchise and similar taxes and any Tax Distributions taken into account in calculating Consolidated Net Profit.
     “Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:
(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;
(2) to advance or supply funds:
     (a) for the purchase or payment of any such primary obligation, or
     (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or
(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
     “Corporate Trust Office” means the principal corporate trust office of the Trustee, which on the date hereof is located at 101 Barclay Street, 4-E, New York, N.Y. 10286.
     “Credit Agreement” means (i) the Senior Secured Credit Facilities and (ii) whether or not the instruments referred to in clause (i) remain outstanding, if designated by the Issuers to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances) or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.
     “Credit Agreement Documents” means the collective reference to the Credit Agreement, any notes issued pursuant thereto and the guarantees thereof and any security or collateral documents entered into in relation thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time.

     “Cumulative Credit” means the sum of (without duplication):
(1) 50% of the Consolidated Net Profit of BP I and BP II for the period (taken as one accounting period, the “Reference Period”) from the beginning of the fiscal quarter during which the RP Reference Date occurred to the end of the most recently ended fiscal quarter for which combined internal financial statements of BP I and BP II are available at the time of such Restricted Payment (or, in the case such Consolidated Net Profit for such period is a deficit, minus 100% of such deficit); plus
(2) 100% of the aggregate net proceeds, including cash and the Fair Market Value of property other than cash received by BP I or BP II after the RP Reference Date (other than net proceeds to the extent such net proceeds have been used to Incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to Section 4.03(b)(xxii)) from the issue or sale of Equity Interests of BP I or BP II or Subordinated Shareholder Funding to BP I or BP II (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions, and Disqualified Stock and other than in connection with the Transactions), including Equity Interests issued upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary); plus
(3) 100% of the aggregate amount of contributions to the capital of BP I or BP II received in cash and the Fair Market Value of property other than cash received after the RP Reference Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, and Disqualified Stock and other than contributions (x) to the extent such contributions have been used to Incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to Section 4.03(b)(xxii) or (y) made in connection with the Transactions); plus
(4) the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of BP I, BP II or any Restricted Subsidiary thereof issued after the RP Reference Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in or Subordinated Shareholder Funding of BP I or BP II (other than Disqualified Stock) or any direct or indirect parent of BP I or BP II (provided in the case of any parent, such Indebtedness or Disqualified Stock is retired or extinguished); plus
(5) 100% of the aggregate amount received after the RP Reference Date by BP I, BP II or any Restricted Subsidiary in cash and the Fair Market Value of property other than cash received by BP I, BP II or any Restricted Subsidiary:
     (A) from the sale or other disposition (other than to BP I, BP II or a Restricted Subsidiary and other than in connection with the Transactions) of Restricted Investments made after the RP Reference Date by BP I, BP II or the Restricted Subsidiaries and from repurchases and redemptions after the RP Reference Date of such Restricted Investments from BP I, BP II or the Restricted Subsidiaries by any Person (other than BP I, BP II or any Restricted Subsidiaries) and from repayments of loans or advances and releases of guarantees, which constituted Restricted Investments made after the RP Reference Date (other than in each case to the extent that the Restricted Investment was made pursuant to Section 4.04(b)(vii) or 4.04(b)(x)),

     (B) from the sale (other than to BP I, BP II or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary, or
     (C) from a distribution or dividend from an Unrestricted Subsidiary; plus
(6) in the event any Unrestricted Subsidiary of BP I or BP II has been redesignated as a Restricted Subsidiary after the RP Reference Date or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, BP I, BP II or a Restricted Subsidiary after the RP Reference Date, the Fair Market Value (and, if such Fair Market Value exceeds $30.0 million, such Fair Market Value shall be set forth in a written resolution of a majority of the Board of Directors of BP I) of the Investment of BP I or BP II in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after taking into account any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to Section 4.04(b)(vii) or 4.04(b)(x) or constituted a Permitted Investment).
     “Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract, currency derivative or other similar agreement to which such Person is a party or beneficiary.
     “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.
     “Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by BP I, BP II or one of the Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.
     “Designated Preferred Stock” means Preferred Stock of BP I or BP II or any direct or indirect parent of BP I or BP II (other than Disqualified Stock), that is issued for cash (other than to BP I, BP II or any of their respective Subsidiaries or an employee stock ownership plan or trust established by BP I, BP II or any of their respective Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof.
     “Disinterested Directors” means, with respect to any Affiliate Transaction, one or more members of the Board of Directors of BP I, BP II or any parent company of BP I or BP II having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding of Equity Interests of BP I, BP II or any parent company of BP I or BP II or any options, warrants or other rights in respect of such Equity Interests.
     “Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are not materially more disadvantageous to the holders of the Senior Secured Notes than is customary in comparable transactions (as determined in good faith by the Issuers));
(2) is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person; or
(3) is redeemable at the option of the holder thereof, in whole or in part (other than solely as a result of a change of control or asset sale), in each case prior to 91 days after the maturity date of the Senior Secured Notes or the date the Senior Secured Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of BP I, BP II or their respective Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by BP I or BP II in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.
     “Domestic Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is incorporated or organized under the laws of the United States of America or any state thereof or the District of Columbia.
     “Domination Agreements” shall mean the Existing Domination Agreements and any domination agreements and/or profit and loss pooling agreements (Beherrschungs- und/oder Gewinnabführungsvertrag) entered after the date hereof pursuant to Section 5.17 of the Senior Secured Credit Facilities.
     “EBITDA” means, with respect to any Person for any period, the Consolidated Net Profit of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Profit:
(1) Consolidated Taxes; plus
(2) Consolidated Interest Expense; plus
(3) Consolidated Non-cash Charges; plus
(4) business optimization expenses and other restructuring charges, expenses or reserves; provided that, with respect to each business optimization expense or other restructuring charge, expense or reserve, the Issuers shall have delivered to the Trustee an Officers’ Certificate specifying and quantifying such expense, charge or reserve and stating that such expense, charge or reserve is a business optimization expense or other restructuring charge or reserve, as the case may be; plus
(5) the amount of management, monitoring, consulting and advisory fees and related expenses paid to Rank (or any accruals relating to such fees and related expenses) during such period pursuant to the terms of the agreements between Rank and BP I or BP II and its Subsidiaries as described with particularity in the Offering Circular and as in effect on the Issue Date; plus
(6) all add backs reflected in the financial presentation of “RGHL Combined Group Pro Forma Adjusted EBITDA” in the section called “Summary — Summary Historical and Pro Forma Combined Financial Information” of the Offering Circular in the amounts set forth in and as further described in that section of the Offering Circular, but only to the extent such add backs occurred in the consecutive four quarter period used in the calculations of Fixed Charge Coverage Ratio and Senior Secured First Lien Leverage Ratio, as the case may be; less, without duplication,
(1) non-cash items increasing Consolidated Net Profit for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period and any items for which cash was received in a prior period); less
(2) all deductions reflected in the financial presentation of “RGHL Combined Group Pro Forma Adjusted EBITDA” in the section called “Summary — Summary Historical and Pro Forma Combined Financial Information” of the Offering Circular in the amounts set forth in and as further described in that section of the Offering Circular, but only to the extent such deductions occurred in the consecutive four quarter period used in the calculations of Fixed Charge Coverage Ratio and Senior Secured First Lien Leverage Ratio, as the case may be.
     “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
     “Equity Offering” means any public or private sale after the Issue Date of ordinary shares or Preferred Stock of BP I or any direct or indirect parent of BP I or BP II, as applicable (other than Disqualified Stock), other than:
(1) public offerings with respect to BP I’s or such direct or indirect parent’s ordinary shares registered on Form S-8;
(2) issuances to any Subsidiary of BP I or BP II; and
(3) any such public or private sale that constitutes an Excluded Contribution.
     “Euro Equivalent” means, with respect to any monetary amount in a currency other than euro, at any time of determination thereof by BP I, BP II or the Trustee, the amount of euro obtained by converting such currency other than euro involved in such computation into euro at the spot rate for the purchase of euro with the applicable currency other than euro as published in The Financial Times in the “Currency Rates” section (or, if The Financial Times is no longer published, or if such information is no longer available in The Financial Times, such source as may be selected in good faith by BP I or BP II) on the date of such determination.
     “Evergreen Acquisition” means collectively (a) the acquisition by Reynolds Group Holdings Inc., a direct wholly owned subsidiary of BP III, of all the Equity Interests of Evergreen Packaging Inc., (b) the acquisition by SIG Combibloc Holding GmbH, an indirect wholly-owned subsidiary of BP III, of all the Equity Interests of Evergreen Packaging (Luxembourg) S.à r.l and (c) the acquisition by Whakatane Mill Limited, an indirect wholly-owned subsidiary of BP III, from Carter Holt Harvey Limited of the assets and liabilities of the Whakatane Paper Mill.
     “Evergreen Acquisition Documents” means the (i) the Reorganization Agreement, dated as of April 25, 2010, between Carter Holt Harvey Limited, BP III, Reynolds Group Holdings, Inc., Evergreen Packaging United States Limited and Evergreen Packaging New Zealand Limited and (ii) the Asset Purchase Agreement, dated as of April 25, 2010, between Carter Holt Harvey Limited and Whakatane Mill Limited, and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time prior to the Issue Date.
     “Evergreen Transactions” means the Evergreen Acquisition and the transactions related thereto (including the transactions contemplated in that certain Project Echo Structure dated April 23, 2010, prepared by RGHL), including the incremental term loan borrowing of $800 million under the Senior Secured Credit Facilities, the issuance and guarantee of the May 2010 Notes.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
     “Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of BP I or BP II) received by BP I or BP II, as applicable, after the Issue Date from:
(1) contributions to its common equity capital; or
(2) the sale (other than to a Subsidiary of BP I or BP II or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of BP I or BP II,
in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an Officer of BP I or BP II on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.
     “Existing Domination Agreements” shall mean the domination agreements (Beherrschungsverträge) and/or profit and loss pooling agreements

(Gewinnabführungsverträge) as registered in the commercial register extracts (Handelsregisterausdrucke) or filed for registration with the competent commercial register according to the commercial register extracts (Handelsregisterausdrucke) or registration filings delivered for the Senior Secured Note Guarantors incorporated in Germany pursuant to the Senior Secured Credit Facilities.
     “Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by BP I or BP II except as otherwise provided in this Senior Secured Notes Indenture).
     “Financial Assistance Restricted Subsidiary” means any Restricted Subsidiary that is prevented from being a Senior Secured Note Guarantor due to applicable financial assistance laws; provided that such Restricted Subsidiary shall become a Senior Secured Note Guarantor upon or as soon as reasonably practical after (but not later than 90 days after (subject to the expiration of applicable waiting periods and compliance with applicable laws)) such financial assistance laws no longer prevent such Restricted Subsidiary from being a Senior Secured Note Guarantor if it would otherwise be required to be a Senior Secured Note Guarantor pursuant to Section 4.11.
     “Financing Disposition” means any sale, transfer, conveyance or other disposition of inventory that is equipment used in the product filling process by BP I or any Restricted Subsidiary thereof to a Person that is not a Subsidiary of BP I or BP II that meets the following conditions:
(1) the Board of Directors of BP I shall have determined in good faith that such sale, transfer, conveyance or other disposition is in the aggregate economically fair and reasonable to BP I or, as the case may be, the Restricted Subsidiary in question;
(2) all sales of such inventory are made at Fair Market Value;
(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by BP I);
(4) no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Person (i) is guaranteed by BP I, BP II or any Restricted Subsidiary, (ii) is with recourse to or obligates BP I, BP II or any Subsidiary of BP I or BP II in any way or (iii) subjects any property or asset of BP I, BP II or any other Subsidiary of BP I or BP II, directly or indirectly, contingently or otherwise, to the satisfaction thereof;
(5) neither BP I, BP II nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding with such Person other than on terms which BP I or BP II reasonably believes to be no less favorable to BP I, BP II or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of any Issuer; and

(6) neither BP I, BP II nor any other Restricted Subsidiary has any obligation to maintain or preserve such Person’s financial condition or cause such entity to achieve certain levels of operating results.
     “First Lien Intercreditor Agreement” means the intercreditor agreement dated as of November 5, 2009, among The Bank of New York Mellon, as Collateral Agent, Credit Suisse, as Representative under the Credit Agreement, The Bank of New York Mellon, as Representative under the 2009 Indenture, each additional Representative from time to time party thereto and the grantors party thereto, as from time to time amended, supplemented or modified.
     “First Lien Obligations” means (i) all Secured Indebtedness secured by a Lien that has equal priority with, ranks pari passu with, or is otherwise on parity with, or ranks prior to, ahead of, or otherwise senior to, the Lien in favor of the Senior Secured Notes, (ii) all other Obligations (not constituting Indebtedness) of BP I, BP II and the Restricted Subsidiaries under the agreements governing such Secured Indebtedness described in clause (i) to this definition and (iii) all other Obligations of BP I, BP II or any Restricted Subsidiaries in respect of Hedging Obligations or Obligations in respect of cash management services, in each case owing to a Person that is a holder of Indebtedness described in clause (i) or Obligations described in clause (ii) or an Affiliate of such holder at the time of entry into such Hedging Obligations or Obligations in respect of cash management services.
     “Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that BP I, BP II or any Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided, however, that the pro forma calculation of Consolidated Interest Expense shall not give effect to (a) any Indebtedness, Disqualified Stock or Preferred Stock Incurred or issued on the date of determination pursuant to Section 4.03(b) and (b) the repayment, repurchase or redemption of any Indebtedness, Disqualified Stock or Preferred Stock to the extent such repayment, repurchase or redemption results from the proceeds of Indebtedness, Disqualified Stock or Preferred Stock Incurred or issued pursuant to Section 4.03(b).
     For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations and consolidations (in each case including the Transactions) and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that BP I, BP II or any of the Restricted Subsidiaries has determined to make or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations and consolidations (in each case including the Transactions), discontinued operations and operational changes (and the change of any associated Fixed Charges (calculated in accordance with the proviso in the prior paragraph) and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into BP I or BP II or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.
     For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of BP I or BP II. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of BP I or BP II as set forth in an Officers’ Certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable pro forma event (including, to the extent applicable, from the Transactions).
     If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of BP I or BP II to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuers may designate.
     “Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:
(1) Consolidated Interest Expense of such Person for such period and
(2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

     “Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not a Domestic Subsidiary of such Person.
     “GAAP” means the International Financial Reporting Standards (“IFRS”) as in effect (except as otherwise provided in this Senior Secured Notes Indenture in relation to financial reports and other information to be delivered to Holders) on the Reference Date. Except as otherwise expressly provided in this Senior Secured Notes Indenture, all ratios and calculations based on GAAP contained in this Senior Secured Notes Indenture shall be computed in conformity with GAAP. At any time after the Issue Date, BP I, BP II and the Issuers may elect to apply generally accepted accounting principles in the United States (“US GAAP”) in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean US GAAP as in effect (except as otherwise provided in this Senior Secured Notes Indenture) on the date of such election; provided that any such election, once made, shall be irrevocable and that, upon first reporting its fiscal year results under US GAAP each of BP I, BP II and each of the Issuers shall restate its financial statements on the basis of US GAAP for the fiscal year ending immediately prior to the first fiscal year for which financial statements have been prepared on the basis of US GAAP; provided further, however, that in the event BP I, BP II and the Issuers have made such an election and are thereafter required by applicable law to apply IFRS in lieu of US GAAP (or IFRS is a successor to US GAAP) (any such change, a “Required Change”), they shall be entitled to apply IFRS, and that upon subsequently reporting its fiscal year results on the basis of IFRS in lieu of US GAAP each of BP I, BP II and each of the Issuers shall restate its financial statements on the basis of IFRS for the fiscal year ending immediately prior to the fiscal year after such Required Change. In the event that BP I, BP II and the Issuers are required to make the Required Change, references herein to GAAP shall be construed to mean IFRS as in effect on the date of such Required Change. The Issuers shall give notice of election to apply US GAAP or requirement to apply IFRS to the Trustee and the Holders.
     “guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.
     “Hedging Obligations” means, with respect to any Person, the obligations of such Person under:
(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and
(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.
     “holder”, “Holder”, “noteholder” or “secured noteholder” means the Person in whose name a Senior Secured Note is registered on the Registrar’s books.

     “IASB” means the International Accounting Standards Board and any other organization or agency that shall issue pronouncements regarding the application of GAAP.
     “including” means including without limitation.
     “Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.
     “Indebtedness” means, with respect to any Person (without duplication):
(1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), (d) in respect of Capitalized Lease Obligations or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;
(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations referred to in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);
(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Person; and
(4) to the extent not otherwise included, with respect to BP I, BP II and the Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, BP I, BP II or any Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of BP I, BP II or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing) to the extent there is recourse to BP I, BP II or the Restricted Subsidiaries (as that term is understood in the context of recourse and non-recourse receivable financings);
provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations Incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues or marketing fees; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) Obligations under or in respect of Qualified Receivables Financing; (5) obligations under the Acquisition Documents, the Reynolds Acquisition Documents, the Evergreen Acquisition Documents or the Pactiv Acquisition Document; or (6) Subordinated Shareholder Funding.
     Notwithstanding anything in this Senior Secured Notes Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Senior Secured Notes Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under this Senior Secured Notes Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under this Senior Secured Notes Indenture.
     “Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Issuers, qualified to perform the task for which it has been engaged.
     “Initial Purchasers” means Credit Suisse Securities (USA) LLC and HSBC Securities (USA) Inc.
     “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.
     “Investment Grade Securities” means:
(1) securities issued or directly and fully guaranteed or insured by the US, U.K., Canadian, Swiss or Japanese government or any member state of the European Monetary Union or any agency or instrumentality thereof (other than Cash Equivalents);
(2) securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s or BBB- (or equivalent) by S&P, or an equivalent rating by any other Rating Agency, but excluding any debt securities or loans or advances between and among BP I, BP II and their respective Subsidiaries;
(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and
(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.
     “Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers in the ordinary course of business and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of BP I or BP II in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.04:
(1) “Investments” shall include the portion (proportionate to BP I’s or BP II’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, BP I or BP II, as applicable, shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:
     (a) BP I’s or BP II’s “Investment” in such Subsidiary at the time of such redesignation; less
     (b) the portion (proportionate to BP I’s or BP II’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and
(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of each Issuer.
     “Issue Date” means February 1, 2011, the date on which the Original Senior Secured Notes are issued.
     “June 2007 Transactions” means the Acquisition and the transactions related thereto (including the transactions contemplated in that certain Memorandum on Structure dated as of May 11, 2007, prepared by Deloitte & Touche), including borrowings under the 2007 Credit Agreement then in effect, the borrowings under a senior subordinated bridge loan and the refinancing of such senior subordinated bridge loan and partial prepayment of the 2007 Credit Agreement with the proceeds of the issuance of the 2007 Senior Notes and the 2007 Senior Subordinated Notes, and the contribution (through holding companies of RGHL) by Rank and certain other investors arranged by Rank of common equity, preferred equity or Subordinated Shareholder Funding to BP I and BP II.
     “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall an operating lease be deemed to constitute a Lien.

     “Local Facility” means a working capital facility provided to a Subsidiary of RGHL by a Local Facility Provider in respect of which a Local Facility Certificate has been delivered, and not cancelled, under the terms of (and as such term is defined in) the 2007 Intercreditor Agreement and the First Lien Intercreditor Agreement and which constitutes a “Secured Local Facility” as defined in the Credit Agreement Documents.
     “Local Facility Agreement” means the agreement under which a Local Facility is made available.
     “Local Facility Provider” means a lender or other bank or financial institution that has acceded to the First Lien Intercreditor Agreement, as applicable, and the 2007 Intercreditor Agreement as a provider of a Local Facility.
     “Management Group” means the group consisting of the directors, executive officers and other management personnel of BP I, BP II or any direct or indirect parent of BP I or BP II, as the case may be, on the Reference Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of BP I, BP II or any direct or indirect parent of BP I or BP II, as applicable, was approved by a vote of a majority of the directors of BP I, BP II or any direct or indirect parent of BP I or BP II, as applicable, then still in office who were either directors on the Reference Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of BP I, BP II or any direct or indirect parent of BP I or BP II, as applicable, hired at a time when the directors on the Reference Date together with the directors so approved constituted a majority of the directors of BP I, BP II or any direct or indirect parent of BP I or BP II, as applicable.
     “May 2010 Indenture” means the indenture dated as of May 4, 2010, among Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., Reynolds Group Issuer (Luxembourg) S.A., The Bank of New York Mellon as Trustee, Principal Paying Agent, Transfer Agent and Registrar and The Bank of New York Mellon, London Branch as Paying Agent, as supplemented, amended and modified from time to time thereafter.
     “May 2010 Notes” means the $1,000.0 million aggregate principal amount of 8.5% Senior Notes due 2018 issued pursuant to the May 2010 Indenture.
     “Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.
     “Net Proceeds” means the aggregate cash proceeds received by BP I, BP II or any Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding (i) the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form and (ii) the aggregate cash proceeds received by BP I, BP II or any Restricted Subsidiaries in respect of the sale of any Non-Strategic Land since the Reference Date in an aggregate amount of up to €25.0 million), net of the direct costs relating to such Asset Sale and the sale or disposition of such

Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to Section 4.06(b)(i)) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by BP I or BP II as a reserve in accordance with GAAP against any liabilities associated with the asset disposed in such transaction and retained by BP I or BP II after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.
     “Net Profit” means, with respect to any Person, the Net Profit (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.
     “Non-Strategic Land” means (a) the investment properties in which BP II, BP I or their respective Subsidiaries had an interest at the Reference Date which are a proportion of the real property owned by SIG Combibloc GmbH located at Linnich & Wittenberg in Germany, real property owned by SIG Finanz AG (which was absorbed by SIG Combibloc Group AG (formerly SIG Holding AG) by means of a merger effective as of June 15, 2010) located at Newcastle in England, real property owned by SIG Moldtec GmbH & Co. KG, real property owned by SIG Schweizerische Industrie-Gesellschaft AG and located at Neuhausen in Switzerland, Beringen in Switzerland, Rafz in Switzerland, Ecublens in Switzerland and Romanel in Switzerland, real property owned by SIG Combibloc Group AG (formerly SIG Holding AG) located in Beringen in Switzerland, real property owned by SIG Euro Holding AG & Co. KG aA located at Waldshut-Tiengen in Germany and real property owned by SIG Real Estate GmbH & Co. KG located at Neunkirchen in Germany and (b) other properties in which BP II, BP I or their respective Subsidiaries have an interest from time to time and which is designated by BP II in an Officers’ Certificate delivered to the Trustee as not required for the ongoing business operations of BP II, BP I and their respective Subsidiaries.
     “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Senior Secured Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the Senior Secured Notes.
     “Obligor” means any Issuer or a Senior Secured Note Guarantor.
     “October 2010 Security Documents” means those agreements or other instruments entered into pursuant to which security interests in the Collateral (as defined in the October 2010 Senior Secured Indenture) are granted to secure the October 2010 Senior Secured Notes and the guarantees thereof.

     “October 2010 Senior Indenture” means the Senior Notes Indenture dated as of October 15, 2010, among RGHL US Escrow I LLC, RGHL US Escrow I Inc., RGHL Escrow Issuer (Luxembourg) I S.A., The Bank of New York Mellon as Trustee, Principal Paying Agent, Transfer Agent and Registrar and The Bank of New York Mellon, London Branch as Paying Agent, as supplemented, amended and modified from time to time thereafter.
     “October 2010 Senior Notes” means the $1,500.0 million aggregate principal amount of 9.000% Senior Notes due 2019 issued pursuant to the October 2010 Senior Indenture.
     “October 2010 Senior Secured Indenture” means the Senior Secured Notes Indenture dated as of October 15, 2010, among RGHL US Escrow I LLC, RGHL US Escrow I Inc., RGHL Escrow Issuer (Luxembourg) I S.A., The Bank of New York Mellon as Trustee, Principal Paying Agent, Transfer Agent, Collateral Agent and Registrar, Wilmington Trust (London) Limited as Additional Collateral Agent and The Bank of New York Mellon, London Branch as Paying Agent, as supplemented, amended and modified from time to time thereafter.
     “October 2010 Senior Secured Notes” means the $1,500.0 million aggregate principal amount of 7.125% Senior Secured Notes due 2019 issued pursuant to the October 2010 Senior Secured Indenture.
     “Offer” means the public tender offer by RGHL for all publicly held Target Shares.
     “Offer Prospectus” means the prospectus dated December 22, 2006 and the amendments to the prospectus dated February 2, 2007 and March 13, 2007 as published in the Swiss national press.
     “Offering Circular” means the Offering Circular dated January 27, 2011, with respect to the Senior Notes and Senior Secured Notes.
     “Officer” of any Person means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of such Person or any other person that the board of directors of such person shall designate for such purpose.
     “Officers’ Certificate” means a certificate signed on behalf of BP I or, if otherwise specified, an Issuer, by two Officers of BP I or an Issuer, as applicable, or of a Subsidiary or parent of BP I or an Issuer, as applicable, that is designated by BP I or an Issuer, as applicable, one of whom must be the principal executive officer, the principal financial officer, the treasurer, the principal accounting officer or similar position of BP I or the Issuers, as applicable, or such Subsidiary or parent that meets the requirements set forth in this Senior Secured Notes Indenture and is in form and substance satisfactory to the Trustee.
     “Opinion of Counsel” means a written opinion addressed to the Trustee from legal counsel in form and substance satisfactory to the Trustee. The counsel may be an employee of or counsel to BP I or BP II.
     “Pactiv” means Pactiv Corporation, a Delaware corporation.

     “Pactiv 2012 Notes” refers to Pactiv’s 5.875% Notes due 2012.
     “Pactiv 2018 Notes” refers to Pactiv’s 6.400% Notes due 2018.
     “Pactiv Acquisition” means the acquisition by RGHL, through its wholly owned subsidiary Reynolds Acquisition Corporation, of all of the outstanding stock of Pactiv pursuant to the Pactiv Acquisition Document.
     “Pactiv Acquisition Document” means the Agreement and Plan of Merger dated as of August 16, 2010, among Rank Group Limited, RGHL, Reynolds Acquisition Corporation and Pactiv.
     “Pactiv Base Indenture” means the indenture dated as of September 29, 1999, between Tenneco Packaging Inc. and The Bank of New York Mellon, N.A. (as successor in interest to The Chase Manhattan Bank), as Trustee, as supplemented, amended and modified from time to time thereafter.
     “Pactiv Change of Control Offer” refers to Pactiv’s offer to purchase the Pactiv 2012 Notes, as required by the applicable indenture. The Pactiv Change of Control Offer commenced on October 20, 2010 and expired on December 7, 2010.
     “Pactiv Equity Contribution” means the cash contributed by Rank Group Limited to RGHL as part of the Pactiv Acquisition.
     “Pactiv Tender Offer”refers to Pactiv’s offer to purchase and consent solicitations with respect to the Pactiv 2018 Notes. The Pactiv Tender Offer was consummated on November 16, 2010.
     “Pactiv Transactions” refers to: (i) the offering of the October 2010 Senior Secured Notes and the October 2010 Senior Notes, (ii) the incremental term loan borrowings under the Senior Secured Credit Facilities in connection with the Pactiv Acquisition, (iii) the repayment of certain Pactiv indebtedness including the partial repayment of the Pactiv 2012 Notes and Pactiv 2018 Notes in connection with the Pactiv Tender Offer and Pactiv Change of Control Offer, (iv) the Pactiv Acquisition, (v) the Pactiv Equity Contribution, (vi) the other transactions related to the foregoing and (vii) the payment of fees and expenses related to the foregoing.
     “Permitted Holders” means, at any time, each of (i) Rank, (ii) the Management Group and (iii) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of BP I or BP II or any of their Affiliates. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Senior Secured Notes Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.
     “Permitted Investments” means:
(1) any Investment in BP I, BP II or any Restricted Subsidiary;
(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by BP I, BP II or any Restricted Subsidiary in a Person, including in the Equity Interests of such Person, if as a result of such Investment (a) such Person becomes a Restricted Subsidiary or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or Substantially All of its assets to, or is liquidated into, BP I, BP II or a Restricted Subsidiary;
(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to Section 4.06 or any other disposition of assets not constituting an Asset Sale;
(5) any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment only may be increased as required by the terms of such Investment as in existence on the Issue Date;
(6) advances to officers, directors or employees, taken together with all other advances made pursuant to this clause (6), not to exceed 0.25% of Total Assets at any one time outstanding;
(7) any Investment acquired by BP I, BP II or any of the Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by BP I, BP II or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, (b) as a result of a foreclosure by BP I, BP II or any Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default, (c) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates or (d) in settlement of debts created in the ordinary course of business;
(8) Hedging Obligations permitted under Section 4.03(b)(x);
(9) any Investment by BP I, BP II or any Restricted Subsidiaries in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed 3.25% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;
(10) additional Investments by BP I, BP II or any Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding (after giving effect to the sale or other transfer of an Unrestricted Subsidiary to the extent the proceeds of such sale received by BP I, BP II and the Restricted Subsidiaries consists of cash and Cash Equivalents), not to exceed 1.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be a Restricted Subsidiary;
(11) loans and advances to officers, directors or employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business or consistent with past practice or to fund such person’s purchase of Equity Interests of BP I, BP II or any direct or indirect parent of BP I or BP II;
(12) Investments the payment for which consists of Equity Interests or Subordinated Shareholder Funding of BP I or BP II (other than Disqualified Stock) or any direct or indirect parent of BP I or BP II, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clauses (2) and (3) of the definition of Cumulative Credit;
(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.07(c) (except transactions described in clauses (ii), (vi), (vii) and (xi)(B) of Section 4.07(c));
(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;
(15) guarantees issued in accordance with Section 4.03 and Section 4.11;
(16) Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property;
(17) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;
(18) any Investment in an entity or purchase of a business or assets in each case owned (or previously owned) by a customer of a Restricted Subsidiary as a condition or in connection with such customer (or any member of such customer’s group) contracting with a Restricted Subsidiary, in each case in the ordinary course of business;
(19) any Investment in an entity which is not a Restricted Subsidiary to which a Restricted Subsidiary sells accounts receivable pursuant to a Receivables Financing;

(20) Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with BP I, BP II or a Restricted Subsidiary in a transaction that is not prohibited by Section 5.01 after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(21) guarantees by BP I, BP II or any Restricted Subsidiaries of operating leases (other than Capitalized Lease Obligations), trademarks, licenses, purchase agreements or of other obligations that do not constitute Indebtedness, in each case entered into by BP I, BP II or any Restricted Subsidiary in the ordinary course of business consistent with past practice;
(22) pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) that are otherwise a Permitted Lien or made in connection with a Permitted Lien; and
(23) any Indebtedness permitted under Section 4.03(b)(xxv).
     “Permitted Liens” means, with respect to any Person:
(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or US government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;
(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue by more than 60 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;
(3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings and for which there are adequate reserves set aside in accordance with GAAP or the non-payment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Issuers, RGHL and the Restricted Subsidiaries taken as a whole;
(4) Liens (i) required by any regulatory or government authority or (ii) in favor of issuers of performance and surety bonds or bid bonds or letters of credit or completion guarantees issued pursuant to the request of and for the account of such Person in the ordinary course of its business;
(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties Incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and which do not in the aggregate materially impair the operation of the business of such Person;
(6) (i) Liens securing an aggregate principal amount of First Lien Obligations not to exceed the maximum principal amount of First Lien Obligations that, as of the date such First Lien Obligations were Incurred, and after giving effect to the Incurrence of such First Lien Obligations and the application of proceeds therefrom on such date, would not cause the Senior Secured First Lien Leverage Ratio of BP I and BP II on a combined basis to exceed 3.50 to 1.00, (ii) Liens securing an aggregate principal amount of First Lien Obligations not to exceed $500.0 million, (iii) Liens securing Indebtedness Incurred pursuant to Section 4.03(b)(i); (iv) Liens securing the 2009 Notes (or any guarantees thereof), (v) Liens securing the October 2010 Senior Secured Notes (or any guarantees thereof), (vi) Liens securing the Senior Secured Notes (or any guarantees thereof), (vii) Liens securing Indebtedness Incurred pursuant to Section 4.03(b)(iv), (viii) Liens securing the 2007 Notes (or any guarantees thereof) as in effect on the Issue Date and any Lien that replaces the Lien in existence on the Issue Date so long as such replacement Lien is in respect of the same property as the Lien in existence on the Issue Date; and (ix) Liens securing Indebtedness permitted to be Incurred pursuant to Section 4.03; provided, however, that such Lien is junior to, ranks behind or is otherwise subordinated to the Lien securing the Senior Secured Notes pursuant to an Additional Intercreditor Agreement on terms not less favorable to the noteholders, the Collateral Agent and the Trustee than in the 2007 Intercreditor Agreement;
(7) Liens existing on the Issue Date (other than Liens described in clause (6));
(8) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by BP I, BP II or any Restricted Subsidiary;
(9) Liens on assets or property at the time BP I, BP II or a Restricted Subsidiary acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into BP I, BP II or any Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by BP I, BP II or any Restricted Subsidiary;
(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to BP I, BP II or another Restricted Subsidiary permitted to be Incurred in accordance with Section 4.03;
(11) Liens securing Hedging Obligations not Incurred in violation of this Senior Secured Notes Indenture; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the property securing such Indebtedness;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(13) leases, subleases, licenses and sublicenses of real property which do not materially interfere with the ordinary conduct of the business of BP I, BP II or any Restricted Subsidiaries;
(14) Liens on assets or property of BP I, BP II or any Restricted Subsidiary securing the Senior Secured Notes or any Senior Secured Note Guarantees;
(15) Liens in favor of BP I, BP II or any Senior Secured Note Guarantor;
(16) Liens (i) on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing and (ii) on inventory that is equipment used in the product filling process Incurred in connection with a Financing Disposition;
(17) deposits made in the ordinary course of business to secure liability to insurance carriers;
(18) Liens on the Equity Interests of Unrestricted Subsidiaries and on the Equity Interests of joint ventures securing obligations of such joint ventures;
(19) grants of software and other technology licenses in the ordinary course of business;
(20) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6) (other than clause (6)(viii)), (7), (8), (9), (10), (15) and (20); provided, however, that (x) such new Lien shall be limited to all or part of the same property (including any after acquired property to the extent it would have been subject to a Lien in respect of the Indebtedness being refinanced, refunded, extended, renewed or replaced) that secured the original Lien as in effect immediately prior to the refinancing, refunding, extension, renewal or replacement of the Indebtedness secured by such Lien (plus improvements on such property), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6) (other than clause (6)(viii)), (7), (8), (9), (10), (15) and (20) at the time the original Lien became a Permitted Lien under this Senior Secured Notes Indenture and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement and (z) such new Lien shall not have priority over, rank ahead of, or otherwise be senior pursuant to any intercreditor agreement to the original Lien securing the Indebtedness being refinanced, refunded, extended, renewed or replaced; provided further, however, that in the case of any Liens to secure any refinancing, refunding, extension, renewal or replacement of Indebtedness secured by a Lien referred to in any of clauses (6) (other than clause (6)(viii)), (7), (8), (9) or (10), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension, renewal or replacement shall be deemed secured by a Lien under such original clause and not this clause (20) for purposes of determining the principal amount of Indebtedness outstanding under clause 6(i);

(21) Liens on equipment of BP I, BP II or any Restricted Subsidiary granted in the ordinary course of business to BP I’s, BP II’s or such Restricted Subsidiary’s client at which such equipment is located;
(22) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;
(23) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;
(24) Liens arising by virtue of any statutory or common law provisions relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution;
(25) any interest or title of a lessor under any Capitalized Lease Obligation;
(26) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;
(27) Liens Incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;
(28) other Liens securing obligations Incurred in the ordinary course of business which obligations do not exceed $30.0 million at any one time outstanding;
(29) Liens arising from Uniform Commercial Code filings regarding operating leases entered into by BP I, BP II and the Restricted Subsidiaries in the ordinary course of business;
(30) Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents; and
(31) Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets prior to completion.
     “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
     “Pre-Announcement” means the pre-announcement of the Offer pursuant to Article 7 et seq. TOO (Voranmeldung) as published by electronic media on 19 December 2006 and in the print media on 21 December 2006.
     “Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding-up.

     “Public Debt” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act or (b) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A or Regulation S of such Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC. The term “Public Debt” (i) shall not include the Senior Secured Notes (or any Additional Senior Secured Notes) and (ii) for the avoidance of doubt, shall not be construed to include any Indebtedness issued to institutional investors in a direct placement of such Indebtedness that is not underwritten by an intermediary (it being understood that, without limiting the foregoing, a financing that is distributed to not more than 10 Persons (provided that multiple managed accounts and affiliates of any such Persons shall be treated as one Person for the purposes of this definition) shall be deemed not to be underwritten), or any commercial bank or similar Indebtedness, Capitalized Lease Obligation or recourse transfer of any financial asset or any other type of Indebtedness Incurred in a manner not customarily viewed as a “securities offering.”
     “Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from BP I, BP II or any of their respective Subsidiaries to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.
     “Qualified Receivables Financing” means any Receivables Financing that meets the following conditions:
(1) the Board of Directors of BP I or BP II shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to BP I or BP II or, as the case may be, the Subsidiary in question;
(2) all sales of accounts receivable and related assets are made at Fair Market Value; and
(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuers) and may include Standard Securitization Undertakings.
     The grant of a security interest in any accounts receivable of BP I, BP II or any of their respective Subsidiaries (other than a Receivables Subsidiary or the Subsidiary undertaking such Receivables Financing) to secure Indebtedness under the Credit Agreement, Indebtedness in respect of the Senior Secured Notes or any Refinancing Indebtedness with respect to the Senior Secured Notes shall not be deemed a Qualified Receivables Financing.
     “Rank” means (i) Mr. Graeme Richard Hart (or his estate, heirs, executor, administrator or other personal representative, or any of his immediate family members or any trust, fund or other entity which is controlled by his estate, heirs or any of his immediate family members), and any of his or their Affiliates (each a “Rank Party”) and (ii) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Rank Party; provided that in the case of (ii) (x) any Rank Party owns a majority of the voting power of the Voting Stock of BP I and BP II or any direct or indirect parent of BP I or BP II, as applicable, (y) no other Person has beneficial ownership of any of the Voting Stock included in determining whether the threshold set forth in clause (x) has been satisfied and (z) any Rank Party controls a majority of the Board of Directors of each of BP I and BP II or any direct or indirect parent of BP I or BP II, as applicable.
     “Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Senior Secured Notes for reasons outside of the Issuers’ control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuers or any direct or indirect parent of an Issuer as a replacement agency for Moody’s or S&P, as the case may be.
     “Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.
     “Receivables Financing” means any transaction or series of transactions that may be entered into by BP I, BP II or any of their respective Subsidiaries pursuant to which BP I, BP II or any of their respective Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary or (b) any other Person, or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of BP I, BP II or any of their respective Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by BP I, BP II or any such Subsidiary in connection with such accounts receivable.
     “Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.
     “Receivables Subsidiary” means a Wholly Owned Subsidiary of BP I or BP II (or another Person formed for the purposes of engaging in Qualified Receivables Financing with BP I or BP II in which BP I or BP II or any of Subsidiary of BP I or BP II makes an Investment and to which BP I, BP II or any Restricted Subsidiary transfers accounts receivable and related assets) that engages in no activities other than in connection with the financing of accounts receivable of BP I, BP II and their respective Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and that is designated by the Board of Directors of each of the Issuers (as provided below) as a Receivables Subsidiary and:

     (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by BP I, BP II or any Restricted Subsidiary (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is with recourse to or obligates BP I, BP II or any Subsidiary of BP I or BP II in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of BP I, BP II or any other Subsidiary of BP I or BP II, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;
     (b) with which neither BP I, BP II nor any other Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms which BP I or BP II reasonably believes to be no less favorable to BP I, BP II or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of any Issuer; and
     (c) to which neither BP I, BP II nor any other Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.
     Any such designation by the Board of Directors of each of the Issuers shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of each of the Issuers giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.
     “Reference Date” means June 29, 2007.
     “Representative” means the trustee, agent or representative (if any) for any Indebtedness; provided that if, and for so long as, any Indebtedness lacks such a Representative, then the Representative for such Indebtedness shall at all times constitute the holder or holders of a majority in outstanding principal amount of obligations under such Indebtedness.
     “Restricted Cash” means cash and Cash Equivalents held by BP I, BP II or any Restricted Subsidiaries that are contractually restricted from being distributed or otherwise paid to any Issuer or not available for general corporate purposes, except for such restrictions that are contained in agreements governing Indebtedness permitted under this Senior Secured Notes Indenture.
     “Restricted Investment” means an Investment other than a Permitted Investment.
     “Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this Senior Secured Notes Indenture, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of each of BP I and BP II.
     “Reynolds 2008 Credit Agreement” means the Senior Secured Facilities Agreement dated February 21, 2008, among Reynolds Packaging Group (NZ) Limited, Closure Systems

International Holdings Inc., Closure Systems International B.V., Reynolds Consumer Products Holdings Inc. and Reynolds Treasury (NZ) Limited, as borrowers, the Lenders party thereto, Australia and New Zealand Banking Group Limited, BOS International (Australia) Limited, Calyon Australia Limited and Credit Suisse, as joint lead arrangers and underwriters, and Credit Suisse as facility agent and security trustee, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder (subject to compliance with the Sections 4.03 and 4.12) or altering the maturity thereof.
     “Reynolds Acquisition” means collectively (a) the acquisition by BP III of all the Equity Interests of each of Closure Systems International (Luxembourg) S.à r.l and Reynolds Consumer Products (Luxembourg) S.à r.l and (b) the acquisition by Reynolds Group Holdings Inc., a direct wholly-owned subsidiary of BP III, of all the Equity Interests of Reynolds Consumer Products Holdings Inc.
     “Reynolds Acquisition Documents” means the (i) Stock Purchase Agreement, dated as of October 15, 2009, by and among BP III, Reynolds Group Holdings Inc., a direct wholly-owned subsidiary of BP III, and Reynolds Consumer Products (NZ) Limited, a New Zealand company and (ii) Stock Purchase Agreement, dated as of October 15, 2009, by and between BP III and Closure Systems International (NZ) Limited, a New Zealand company, and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time prior to November 5, 2009.
     “Reynolds Foodservice Acquisition” means, collectively, (a) the acquisition by Reynolds Group Holdings, Inc., a direct wholly owned subsidiary of BP III, of all of the Equity Interests of Reynolds Packaging Inc., (b) the acquisition by Closure Systems International B.V., an indirect wholly owned subsidiary of BP III, of all of the Equity Interests of Reynolds Packaging International B.V., together with a minority interest in Reynolds Metals Company de Mexico S. de R.L. de C.V., from an affiliated entity, that along with Reynolds Group Holdings Inc. and Closure Systems International B.V., is beneficially owned by Mr. Graeme Richard Hart.
     “Reynolds Foodservice Acquisition Document” means the Stock Purchase Agreement dated as of September 1, 2010, among BP III, Reynolds Group Holdings Inc., Closure Systems International B.V. and Reynolds Packaging (NZ) Limited.
     “Reynolds Foodservice Transactions” means the Reynolds Foodservice Acquisition and the transactions related thereto.
     “Reynolds Transactions” means the Reynolds Acquisition and the transactions related thereto (including the transactions contemplated in that certain Steps Plan and Structure Chart dated November 3, 2009, prepared by RGHL), including the repayment of the Reynolds 2008 Credit Agreement, the issuance and guarantee of, and granting of security in relation to, the 2009 Notes, the entering into and borrowings and guarantees under, and granting of security in relation to, the Senior Secured Credit Facilities, the amendment to the 2007 Intercreditor Agreement, entry into the First Lien Intercreditor Agreement and the contribution by RGHL of funds in return for common equity of BP I.
     “RGHL” means Reynolds Group Holdings Limited.
     “RP Reference Date” means November 5, 2009.
     “Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by BP I, BP II or a Restricted Subsidiary whereby BP I, BP II or a Restricted Subsidiary transfers such property to a Person and BP I, BP II or such Restricted Subsidiary leases it from such Person, other than leases between BP I, BP II and a Restricted Subsidiary or between Restricted Subsidiaries.
     “S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.
     “SEC” means the Securities and Exchange Commission.
     “Secured Indebtedness” means any Indebtedness secured by a Lien.
     “Secured Obligations” means (a) the due and punctual payment of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Senior Secured Notes, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of any Issuer to any of the Secured Parties under the Senior Secured Note Documents, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Issuers under or pursuant to the Senior Secured Note Documents, and (c) the due and punctual payment and performance of all the obligations of each other Obligor under or pursuant to the Senior Secured Note Documents.
     “Secured Parties” means (a) the Holders, (b) the Trustee, (c) the Collateral Agent, (d) the beneficiaries of each indemnification obligation undertaken by any Obligor under any Senior Secured Note Document and (e) the successors and assigns of each of the foregoing.
     “Securities Act” means the US Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
     “Security Documents” means those agreements or other instruments entered into pursuant to which security interests in the Collateral are granted to secure the Senior Secured Notes and the Senior Secured Note Guarantees.
     “Senior Indebtedness” means, with respect to any Person, (a) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and (b) all other

Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (a), unless, in the case of clauses (a) and (b), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations in respect thereof are subordinate in right of payment to the Senior Secured Notes or the Senior Secured Note Guarantee of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:
(1) any obligation of such Person to BP I, BP II or any Subsidiary of BP I or BP II;
(2) any liability for national, state, local or other taxes owed or owing by such Person;
(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof (other than by way of letter of credit, bank guarantee, performance or other bond, or other similar obligation) or instruments evidencing such liabilities);
(4) any Capital Stock;
(5) any Indebtedness or other Obligation of such Person which is subordinate or junior in right of payment to any other Indebtedness or other Obligation of such Person; or
(6) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of this Senior Secured Notes Indenture.
     “Senior Note Guarantee” means any guarantee of the obligations of the Issuers under the Senior Notes Indenture and the Senior Notes by any Person in accordance with the provisions of the Senior Notes Indenture.
     “Senior Note Guarantors” means (x) RGHL, BP I and the Restricted Subsidiaries that enter into the Senior Notes Indenture on the Issue Date (other than the Issuers) and (y) any Person that subsequently becomes a Senior Note Guarantor in accordance with the terms of the Senior Notes Indenture; provided that upon the release or discharge of such Person from its Senior Note Guarantee in accordance with the Senior Notes Indenture, such Person shall cease to be a Senior Note Guarantor.
     “Senior Notes” means the $1,000,000,000 aggregate principal amount of 8.250% Senior Notes due 2021 pursuant to the Senior Notes Indenture.
     “Senior Notes Indenture” means the Senior Notes Indenture to be dated as of the Issue Date, among the Issuers, certain guarantors, The Bank of New York Mellon, as Trustee, Principal Paying Agent, Transfer Agent and Registrar, and The Bank of New York Mellon, London Branch, as Paying Agent, as supplemented, amended and modified from time to time thereafter.
     “Senior Secured Credit Facilities” means the Credit Agreement dated as of November 5, 2009, among, among others, BP I and Credit Suisse, as administrative agent, the other financial institutions party thereto, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder (subject to compliance with Sections 4.03 and 4.12) or altering the maturity thereof.
     “Senior Secured First Lien Indebtedness” means, with respect to any Person at any date, the sum of (A) Indebtedness under the Senior Secured Credit Facilities, (B) Indebtedness under the Senior Secured Notes and (C) to the extent not included in clause (A) or (B), the other First Lien Obligations of such Person and its Restricted Subsidiaries, in each case as of such date (determined on a consolidated basis in accordance with GAAP).
     “Senior Secured First Lien Leverage Ratio” means, with respect to any Person at any date, the ratio of (i) Senior Secured First Lien Indebtedness of such Person less the amount of Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of such Person and its Restricted Subsidiaries and held by such Person and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding the Senior Secured First Lien Leverage Calculation Date (as defined below). In the event that such Person or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Senior Secured First Lien Indebtedness subsequent to the commencement of the period for which the Senior Secured First Lien Leverage Ratio is being calculated but prior to the event for which the calculation of the Senior Secured First Lien Leverage Ratio is made (the “Senior Secured First Lien Leverage Calculation Date”), then the Senior Secured First Lien Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Senior Secured First Lien Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Issuers may elect pursuant to an Officers’ Certificate delivered to the Trustee to treat all or any portion of the commitment under any Senior Secured First Lien Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Senior Secured First Lien Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.
     For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Transactions) and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that BP I, BP II or any of the Restricted Subsidiaries has determined to make or have made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Senior Secured First Lien Leverage Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Transactions), discontinued operations and other operational changes (and the change of any associated Senior Secured First Lien Indebtedness and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any

Person that subsequently became a Restricted Subsidiary or was merged with or into BP I, BP II or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Senior Secured First Lien Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.
     For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuers. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuers as set forth in an Officers’ Certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable pro forma event (including, to the extent applicable, from the Transactions).
     “Senior Secured Note Documents” means (a) the Senior Secured Notes, the Senior Secured Notes Guarantees, this Senior Secured Notes Indenture, the Security Documents, the First Lien Intercreditor Agreement, the 2007 Intercreditor Agreement and (b) any other related document or instrument executed and delivered pursuant to any Senior Secured Note Document described in clause (a) evidencing or governing any Secured Obligations thereunder.
     “Senior Secured Note Guarantee” means any guarantee of the obligations of the Issuers under this Senior Secured Notes Indenture and the Senior Secured Notes by any Person in accordance with the provisions of this Senior Secured Notes Indenture.
     “Senior Secured Note Guarantors” means (x) RGHL, BP I and the Restricted Subsidiaries that enter into this Senior Secured Notes Indenture on the Issue Date (other than the Issuers) and (y) any Person that subsequently becomes a Senior Secured Note Guarantor in accordance with the terms of this Senior Secured Notes Indenture; provided that upon the release or discharge of such Person from its Senior Secured Note Guarantee in accordance with this Senior Secured Notes Indenture, such Person shall cease to be a Senior Secured Note Guarantor.
     “Senior Secured Notes” means the $1,000,000,000 aggregate principal amount of 6.875% Senior Secured Notes due 2021 pursuant to this Senior Secured Notes Indenture.
     “Senior Secured Notes Registration Rights Agreement” means the Senior Secured Notes Registration Rights Agreement related to the Senior Secured Notes, dated as of the Issue Date, among the Issuers, the Senior Secured Note Guarantors and the Initial Purchasers, as such agreement may be amended, modified or supplemented from time to time.
     “Significant Subsidiary” means any Restricted Subsidiary that meets any of the following conditions:
(1) BP I’s, BP II’s and the Restricted Subsidiaries’ investments in and advances to the Restricted Subsidiary exceed 10% of the total assets of BP I, BP II and the Restricted

Subsidiaries on a combined consolidated basis as of the end of the most recently completed fiscal year;
(2) BP I’s, BP II’s and the Restricted Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Restricted Subsidiary exceeds 10% of the total assets of BP I, BP II and the Restricted Subsidiaries on a combined consolidated basis as of the end of the most recently completed fiscal year; or
(3) BP I’s, BP II’s and the Restricted Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Restricted Subsidiary exceeds 10% of such income of BP I, BP II and the Restricted Subsidiaries on a consolidated basis for the most recently completed fiscal year.
     “Similar Business” means (a) any businesses, services or activities engaged in by BP I, BP II or any their respective Subsidiaries on the Issue Date and (b) any businesses, services and activities engaged in by BP I, BP II or any their respective Subsidiaries that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.
     “Squeeze-Out” means the acquisition pursuant to Article 33 of the Swiss Federal Stock Exchanges and Securities Trading Act (SR954.1) by BP III of the remaining Target Shares after at least 98% of the Target’s Voting Stock has been acquired by BP III at the end of the Offer.
     “Stamp Duty Guidelines” shall mean the stamp duty guidelines set out in Schedule 9.20 (Stamp Duty Guidelines) of the Senior Secured Credit Facilities.
     “Stamp Duty Sensitive Document” shall mean (a) any original of any Senior Secured Note Document and (b) any signed document (including email, PDF, TIF and other comparable formats) that constitutes a deed (Urkunde) within the meaning of section 15 of the Austrian Stamp Duty Act (as interpreted by the Austrian tax authorities), whether documenting or confirming the entering into of the relevant transaction (rechtserzeugende Urkunde) or documenting that the relevant transaction has been entered into (rechtsbezeugende Urkunde), or a substitute deed (Ersatzurkunde) within the meaning of section 15 of the Austrian Stamp Duty Act (as interpreted by the Austrian tax authorities), including, without limitation, any notarized copy, any certified copy and any written minutes recording the transactions (Rechtsgeschäfte) contemplated by, or referenced in, any Senior Secured Note Document.
     “Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by BP I, BP II or any Subsidiary of BP I or BP II which BP I or BP II has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.
     “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).
     “Subordinated Indebtedness” means (a) with respect to any Issuer, any Indebtedness of such Issuer which is by its terms subordinated in right of payment to the Senior Secured Notes and (b) with respect to any Senior Secured Note Guarantor, any Indebtedness of such Senior Secured Note Guarantor which is by its terms subordinated in right of payment to its Senior Secured Note Guarantee.
     “Subordinated Shareholder Funding” means, collectively, any funds provided to BP I or BP II by any direct or indirect parent, any Affiliate of any direct or indirect parent or any Permitted Holder or any Affiliate thereof, in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, in each case issued to and held by any of the foregoing Persons, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding; provided, however, that such Subordinated Shareholder Funding:
(1) does not (including upon the happening of any event) mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the first anniversary of the Stated Maturity of the Senior Secured Notes (other than through conversion or exchange of such funding into Capital Stock (other than Disqualified Stock) of BP I or BP II or any funding meeting the requirements of this definition) or the making of any such payment prior to the first anniversary of the Stated Maturity of the Senior Secured Notes is restricted by the 2007 Intercreditor Agreement, any Additional Intercreditor Agreement or another intercreditor agreement;
(2) does not (including upon the happening of any event) require, prior to the first anniversary of the Stated Maturity of the Senior Secured Notes, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts or the making of any such payment prior to the first anniversary of the Stated Maturity of the Senior Secured Notes is restricted by the 2007 Intercreditor Agreement, any Additional Intercreditor Agreement or another intercreditor agreement;
(3) contains no change of control or similar provisions and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment (in each case, prior to the first anniversary of the Stated Maturity of the Senior Secured Notes) or the payment of any amount as a result of any such action or provision, or the exercise of any rights or enforcement action (in each case, prior to the first anniversary of the Stated Maturity of the Senior Secured Notes) is restricted by the 2007 Intercreditor Agreement, any Additional Intercreditor Agreement or another intercreditor agreement;
(4) does not provide for or require any security interest or encumbrance over any asset of BP I, BP II or any of their respective Subsidiaries;
(5) pursuant to its terms or pursuant to the 2007 Intercreditor Agreement, any Additional Intercreditor Agreement or another intercreditor agreement, is fully subordinated and junior in right of payment to the Senior Secured Notes pursuant to subordination, payment blockage and enforcement limitation terms which are customary in all material respects for similar funding or are no less favorable in any material respect to Holders than those contained in the 2007 Intercreditor Agreement as in effect on the Issue Date with respect to the “Senior Creditors” (as defined therein) in relation to “Parentco Debt” (as defined therein);
provided that any event or circumstance that results in such subordinated obligation ceasing to qualify as Subordinated Shareholder Funding, including it ceasing to be held by any direct or indirect parent, any Affiliate of any direct or indirect parent or any Permitted Holder or any Affiliate thereof, shall constitute an Incurrence of such Indebtedness by BP I, BP II or such Restricted Subsidiary.
     “Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
     “Substantially All” when used in relation to assets, means assets of the relevant entity or entities having a market value of at least 75% of the market value of all of the assets of such entity or entities at the date of the relevant transactions.
     “Target” means SIG Combibloc Group AG (formerly SIG Holding AG), a company limited by shares incorporated in Switzerland registered in the Commercial Register of the Canton of Schaffhausen with the register number CH-290.3.004.149-2.
     “Target Shares” means all of the registered shares of Target.
     “Tax Distributions” means any distributions described in Section 4.04(b)(xii).
     “Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.
     “TOO” means the Ordinance of the Swiss Takeover Board on Public Takeover Offers in effect until December 31, 2008 (SR 954.195.1).
     “Total Assets” means the total combined consolidated assets of BP I, BP II and the Restricted Subsidiaries, as shown on the most recent combined balance sheet of BP I and BP II.

     “Transactions” means the June 2007 Transactions, the Reynolds Transactions, the Evergreen Transactions, the Pactiv Transactions and the Reynolds Foodservice Transactions.
     “Treasury Rate” (as determined by the Issuers) means, with respect to the Senior Secured Notes, as of any redemption date, the yield to maturity as of such date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the date the redemption notice is mailed (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to February 15, 2016; provided that if the period from the redemption date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
     “Trust Officer” means any officer within the Corporate Trust Office of the Trustee, including any managing director, vice president, senior associate or any other officer of the Trustee (1) who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and (2) who shall have direct responsibility for the administration of this Senior Secured Notes Indenture.
     “Trustee” means the party named as such in this Senior Secured Notes Indenture until a successor replaces it and, thereafter, means the successor.
     “Trust Indenture Act” or “TIA” means the Trust Indenture Act of 1939, as amended and as in effect on the date hereof.
     “Unrestricted Subsidiary” means:
(1) any Subsidiary of BP I or BP II that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and
(2) any Subsidiary of an Unrestricted Subsidiary.
     The Board of Directors of RGHL may designate any Subsidiary (other than any Issuer) of BP I or BP II (including any newly acquired or newly formed Subsidiary of BP I or BP II) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, BP I or BP II or any other Subsidiary of BP I or BP II that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of BP I, BP II or any of the Restricted Subsidiaries; provided further, however, that either:
     (a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

     (b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 4.04.
     The Board of Directors of each of the Issuers may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:
     (x) (1) BP I or BP II could Incur $1.00 of additional Indebtedness pursuant to Section 4.03(a) or (2) the Fixed Charge Coverage Ratio for BP I, BP II and its Restricted Subsidiaries would be greater than such ratio for BP I, BP II and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation; and
     (y) no Event of Default shall have occurred and be continuing.
     Any such designation by the Board of Directors of each of the Issuers shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of each of the Issuers giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.
     “US Controlled Foreign Subsidiary” means any Person that (A)(i) is a Foreign Subsidiary and (ii) is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code and the US Treasury Regulations thereunder or (B)(i) is a Domestic Subsidiary and (ii) has no material assets other than securities of one or more Foreign Subsidiaries (which are “controlled foreign corporations” within the meaning of Section 957(a) of the Code and the US Treasury Regulations thereunder) of such Domestic Subsidiary and indebtedness issued by such Foreign Subsidiaries.
     “U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. Dollars, at any time for determination thereof by BP I, BP II or the Trustee, the amount of U.S. Dollars obtained by converting such currency other than U.S. Dollars involved in such computation into U.S. Dollars at the spot rate for the purchase of U.S. Dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” (or, if The Wall Street Journal is no longer published, or if such information is no longer available in The Wall Street Journal, such source as may be selected in good faith by BP I or BP II) on the date of such determination.
     “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
     “Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

     “Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.
     “Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or other similar shares required pursuant to applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.
          SECTION 1.02. Other Definitions.

Defined
Term	in Section
“2002 Law”	10.08(f)
“Additional Collateral Agent”	Preamble
“Additional Amounts”	4.15(a)
“Additional Guarantor”	10.08(m)
“Additional Intercreditor Agreement”	4.20(a)
“Affiliate Transaction”	4.07(a)
“Agent Members”	Appendix A
“Asset Sale Offer”	4.06(b)
“Austrian Guarantor”	10.08(c)
“Authentication Order”	2.03
“Balance Sheet”	10.08(b)
“Bankruptcy Law”	6.01
“Change of Control Offer”	4.08(c)
“Change of Control Payment”	4.08(c)
“Change of Control Payment Date”	4.08(c)
“Common Depositary”	Appendix A
“covenant defeasance option”	8.01
“Custodian”	6.01
“Definitive Security”	Appendix A
“Designated Senior Indebtedness”	4.24
“Determining Auditors”	10.08(e)
“Directive”	2.04(a)
“DTC”	Appendix A
“Dutch Guarantor”	10.08(a)
“Event of Default”	6.01
“Excess Proceeds”	4.06(b)
“Excluded Stock Collateral”	12.01(a)
“German Guarantor”	10.08(e)
“German Net Assets”	10.08(e)
“Global Securities Legend”	Appendix A
“Global Senior Secured Securities”	Appendix A
“GmbH & Co. KG”	10.08(e)
“Guaranteed Obligations”	10.01(a)
“Indenture”	Preamble

Defined
Term	in Section
“legal defeasance option”	8.01
“Luxembourg Guarantor”	10.08(f)
“Luxembourg Intra-Group Liabilities”	10.08(f)
“Management Determination”	10.08(e)
“Mexican Guarantor”	10.08(h)
“Midco”	10.07
“Notice of Default”	6.01(j)
“Offer Period”	4.06(e)
“Original Senior Secured Notes”	Preamble
“Paying Agent”	2.04(a)
“Payor”	4.15(a)
“Permitted Debt”	4.03(b)
“Place of Performance”	13.18
“Prohibitions”	10.08(a)
“Principal Paying Agent”	2.04(a)
“protected purchaser”	2.08
“QIB”	Appendix A
“Refinancing Indebtedness”	4.03(b)
“Refunding Capital Stock”	4.04(b)
“Registrar”	2.04(a)
“Regulation S”	Appendix A
“Regulation S Securities”	Appendix A
“Relevant Taxing Jurisdiction”	4.15(a)
“Required Financial Information”	4.02(b)
“Restricted Payments”	4.04(a)
“Retired Capital Stock”	4.04(b)
“Rule 144A”	Appendix A
“Rule 144A Securities”	Appendix A
“Second Commitment”	4.06(b)
“Senior Secured Exchange Securities”	Appendix A
“Senior Secured Notes”	Preamble
“Senior Secured Notes Indenture”	Preamble
“Senior Secured Notes Purchase Agreement”	Appendix A
“Senior Secured Notes Registered Exchange Offer”	Appendix A
“Senior Secured Notes Shelf Registration Statement”	Appendix A
“Senior Secured Notes Transfer Restricted Securities”	Appendix A
“Successor Company”	5.01(a)
“Successor Senior Secured Note Guarantor”	5.01(b)
“Suspended Covenants”	4.19(a)
“Swiss Guarantor”	10.08(b)
“Swiss Guarantor’s Subsidiary”	10.08(b)
“Thai Business Permit”	4.25(a)
“Thai Guarantor”	4.25(a)

Defined
Term	in Section
“Thai Senior Secured Note Guarantee”	4.25(a)
“Transfer”	5.01(b)
“Transfer Agent”	2.04(a)
“Unlimited Enforcement Amount”	10.08(e)
          SECTION 1.03. Rules of Construction. Unless the context otherwise requires:
     (a) a term has the meaning assigned to it;
     (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
     (c) “or” is not exclusive;
     (d) “including” means including without limitation;
     (e) words in the singular include the plural and words in the plural include the singular;
     (f) unsecured Indebtedness shall not be deemed to be subordinate or junior to Secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;
     (g) the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;
     (h) the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater;
     (i) unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP;
     (j) in the case of any inconsistency between this Senior Secured Notes Indenture, the First Lien Intercreditor Agreement, the 2007 Intercreditor Agreement or any Additional Intercreditor Agreement, the First Lien Intercreditor Agreement, the 2007 Intercreditor Agreement or Additional Intercreditor Agreement shall prevail and this Senior Secured Notes Indenture is in all respects subject to the terms of First Lien Intercreditor Agreement, the 2007 Intercreditor Agreement and any Additional Intercreditor Agreement; provided that with respect to the matters governed by Sections 12.01(a)(i) and (ii) of this Senior Secured Notes Indenture, this Senior Secured Notes Indenture shall prevail;

     (k) unless otherwise specified herein, references to any Person shall be to it and any successor in interest thereto; and
     (l) For the purposes of Section 13.17 and the Austrian stamp duty guidelines, “written” shall mean that what is “written” was translated into letters (Buchstaben) that are or can be made visible on a physical or electronic device of whatever type and format, including paper and screen, and, accordingly, communication, documents or notices being “in writing” shall include not only paper-form (letter or fax) communication, documents or notices but also electronic communication, documents or notices, including by way of e-mail; and “signed” communication, documents or notices refers to written communication, documents or notices that carry a manuscript, digital or electronic or other technically reproduced signature, and “signature” shall be construed accordingly.
ARTICLE II
The Senior Secured Notes
          SECTION 2.01. Amount of Notes. The aggregate principal amount of Senior Secured Notes which may be authenticated and delivered under this Senior Secured Notes Indenture on the Issue Date is $1,000,000,000. All Original Senior Secured Notes shall be substantially identical except as to denomination.
          The Issuers may from time to time after the Issue Date issue Additional Senior Secured Notes under this Senior Secured Notes Indenture in an unlimited principal amount, so long as (i) the Incurrence of the Indebtedness represented by such Additional Senior Secured Notes is at such time permitted by Section 4.03 and (ii) such Additional Senior Secured Notes are issued in compliance with Section 4.12 and the other applicable provisions of this Senior Secured Notes Indenture. With respect to any Additional Senior Secured Notes issued after the Issue Date (except for Senior Secured Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Senior Secured Notes pursuant to Section 2.07, 2.08, 2.09, 2.10, 4.06(g), 4.08(c) or Appendix A), there shall be (a) established in or pursuant to a resolution of the Board of Directors of the Issuers or BP I and (b) (i) set forth or determined in the manner provided in an Officers’ Certificate or (ii) established in one or more indentures supplemental hereto, prior to the issuance of such Additional Senior Secured Notes:
     (1) the aggregate principal amount of such Additional Senior Secured Notes which may be authenticated and delivered under this Senior Secured Notes Indenture;
     (2) the issue price and issuance date of such Additional Senior Secured Notes, including the date from which interest on such Additional Senior Secured Notes shall accrue;
     (3) if applicable, that such Additional Senior Secured Notes shall be issuable in whole or in part in the form of one or more Global Senior Secured Securities and, in such case, the respective depositaries for such Global Senior Secured Securities, the form of any legend or legends which shall be borne by such Global Senior Secured Securities in addition to or in lieu of those set forth in Exhibit A hereto and any circumstances in addition to or in lieu of those set forth in Section 2.3 of Appendix A in which any such Global Security may be exchanged in whole or in part for Additional Senior Secured Notes registered, or any transfer of such Global Security in whole or in part may be registered, in the name or names of Persons other than the depositary for such Global Security or a nominee thereof; and
     (4) whether such Additional Senior Secured Notes shall be Original Senior Secured Notes or shall be issued in the form of Senior Secured Exchange Securities as set forth in Exhibit A
          If any of the terms of any Additional Senior Secured Notes are established by action taken pursuant to a resolution of the Board of Directors of any Issuer or BP I, a copy of an appropriate record of such action shall be certified by an Officer or authorized signatory of the applicable Issuer or BP I and delivered to the Trustee at or prior to the delivery of the Officers’ Certificate or the indenture supplemental hereto setting forth the terms of the Additional Senior Secured Notes.
          Except as provided in Section 9.02(b), the Senior Secured Notes, including any Additional Senior Secured Notes, shall be treated as a single class for all purposes under this Senior Secured Notes Indenture, including waivers, amendments, redemptions and offers to purchase. Holders of Additional Senior Secured Notes actually issued will share equally and ratably in the Collateral with the holders of the Original Senior Secured Notes. Unless the context otherwise requires, for all purposes of this Senior Secured Notes Indenture, references to the Senior Secured Notes include any Additional Senior Secured Notes actually issued.
          SECTION 2.02. Form and Dating. Provisions relating to the Senior Secured Notes and the Senior Secured Exchange Securities are set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Senior Secured Notes Indenture. The (i) Senior Secured Notes and the Trustee’s certificate of authentication and (ii) any Additional Senior Secured Notes (if issued as Senior Secured Notes Transfer Restricted Securities) and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Senior Secured Notes Indenture. The Senior Secured Exchange Securities shall be in substantially the form of Exhibit A hereto, as applicable, except that the Senior Secured Exchange Securities shall not contain the “Restricted Securities Legend”, as set forth in Exhibit A hereto. The Senior Secured Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which any Issuer or any Senior Secured Note Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuers). Each Senior Secured Note shall be dated the date of its authentication. The Senior Secured Notes shall be issuable only in registered form without interest coupons and in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof. The Global Senior Secured Securities shall be in registered form without interest coupons and the Definitive Securities shall be in registered form without interest coupons. Each Global Security shall represent such of the outstanding Senior Secured Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Security” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Senior Secured Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Senior Secured Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Security to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Senior Secured Notes represented thereby shall be made by the Trustee or the Registrar, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.03 hereof.
          SECTION 2.03. Execution and Authentication. The Trustee shall authenticate and in the case of a Global Security registered in the name of DTC or its nominee, hold such Global Security as custodian for DTC, and in the case of a Global Security registered in the name of a common depositary, deliver to such common depositary upon a written order of the Issuers signed by one Officer or authorized signatory of each Issuer (an “Authentication Order”) (a) Senior Secured Notes for original issue on the date hereof in an aggregate principal amount of $1,000,000,000, (b) pursuant to a Senior Secured Notes Registered Exchange Offer, Senior Secured Exchange Securities from time to time for issue only in a Senior Secured Notes Registered Exchange Offer and (c) subject to the terms of this Senior Secured Notes Indenture, Additional Senior Secured Notes in an aggregate principal amount to be determined at the time of issuance and specified therein. Such order shall specify the amount of the Senior Secured Notes to be authenticated and the date on which the original issue of Senior Secured Notes is to be authenticated. Notwithstanding anything to the contrary in this Senior Secured Notes Indenture or Appendix A, any issuance of Additional Senior Secured Notes after the Issue Date shall be in a principal amount of at least $100,000 and integral multiples of $1,000 in excess thereof.
          One Officer or authorized signatory of each Issuer shall sign the Senior Secured Notes for the Issuers by manual or facsimile signature.
          If an Officer or authorized signatory whose signature is on a Senior Secured Note no longer holds that office at the time the Trustee authenticates the Senior Secured Note, the Senior Secured Note shall be valid nevertheless.
          Prior to authentication of the Senior Secured Notes, the Trustee shall be entitled to receive the Officer’s Certificate and Opinion of Counsel required pursuant to Sections 13.03 and 13.04.
          A Senior Secured Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Senior Secured Note. The signature shall be conclusive evidence that the Senior Secured Note has been authenticated under this Senior Secured Notes Indenture.
          The Trustee may appoint one or more authenticating agents reasonably acceptable to the Issuers to authenticate the Senior Secured Note. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuers. Unless limited by the terms of such appointment, an authenticating agent may authenticate Senior Secured Notes whenever the Trustee may do so. Each reference in this Senior Secured Notes Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.
          SECTION 2.04. Registrar and Paying Agent. (a) The Issuers shall maintain (i) one or more paying agents (each, a “Paying Agent”) for the Senior Secured Notes in each of (A) New York, NY and (B) to the extent practicable and permitted by law, in a European Union member state that shall not be obliged to withhold or deduct tax pursuant to the European Union Directive 2003/48/EC regarding the taxation of savings income (the “Directive”), in each case where Senior Secured Notes may be presented for payment (ii) one or more registrars (each, a “Registrar”) and (iii) a transfer agent (the “Transfer Agent”) in New York, NY where the Senior Secured Notes may be presented for registration of transfer or for exchange. The Issuers may have one or more additional co-registrars and one or more additional paying agents. The term “Registrar” includes the Registrar and any additional co-registrars. The term “Paying Agent” includes the Principal Paying Agent and any additional paying agents. The initial Paying Agent shall be The Bank of New York Mellon in New York, NY (the “Principal Paying Agent”) and in London, England (it being understood that the Paying Agent shall not be required to maintain an office in London, England). The initial Registrar shall be The Bank of New York Mellon. The initial Transfer Agent shall be The Bank of New York Mellon, in New York, NY. Each hereby accepts such appointments. The Registrar shall maintain a register outside the United Kingdom reflecting ownership of Senior Secured Notes outstanding from time to time and the Transfer Agent shall facilitate transfers of Definitive Securities on behalf of the Issuers. The Transfer Agent shall perform the functions of a transfer agent.
          (b) The Issuers may enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Senior Secured Notes Indenture. The agreement shall implement the provisions of this Senior Secured Notes Indenture that relate to such Agent. The Issuers shall notify the Trustee of the name and address of any such Agent. If the Issuers fail to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. BP I or any of its Subsidiaries may act as Paying Agent or Registrar, subject to the requirement to maintain a paying agent in a European Union member state that shall not be obliged to withhold or deduct tax pursuant to the Directive.
          (c) The Issuers may change any Registrar, Paying Agent or Transfer Agent upon written notice to such Registrar, Paying Agent or Transfer Agent and to the Trustee, without prior notice to Holders; provided, however, that no such removal shall become effective until acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by the Issuers and such successor Registrar or Paying Agent as the case may be, and delivered to the Trustee; provided, further, that, in no event may the Issuers appoint a Paying Agent in any member state of the European Union where the Paying Agent would be obliged to withhold or deduct tax in connection with any payment made by it in relation to the Senior Secured Notes unless the Paying Agent would be so obliged if it were located in all other member states. The Registrar or Paying Agent may resign at any time upon written notice to the Issuers and the Trustee in accordance with Section 7.08.

          (d) Upon written request from the Luxembourg Issuer, the Registrar shall provide the Luxembourg Issuer with a copy of the register to enable it to maintain a register of the Senior Secured Notes at its registered office.
          SECTION 2.05. Paying Agent to Hold Money. At least one Business Day prior to each due date of the principal of and interest on any Senior Secured Note, the Issuers shall deposit with each Paying Agent (or if the Issuers, BP I or any of its Subsidiaries is acting as Paying Agent, segregate and hold for the benefit of the Persons entitled thereto) a sum in immediately available funds sufficient to pay such principal and interest when so becoming due. The Issuers shall require each Paying Agent to agree in writing (and the Initial Paying Agents hereby agree) that a Paying Agent shall hold for the benefit of Holders or the Trustee all money held by a Paying Agent for the payment of principal of and interest on the Senior Secured Notes, and shall notify the Trustee of any default by the Issuers in making any such payment. If the Issuers, BP I or any of its Subsidiaries acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it for the benefit of the Persons entitled thereto. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by such Paying Agent. Upon complying with this Section 2.05, a Paying Agent shall have no further liability for the money delivered to the Trustee.
          SECTION 2.06. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Issuers shall furnish, or cause the Registrar to furnish, to the Trustee, in writing at least five Business Days before a payment date on the Senior Secured Notes of each year following the Issue Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.
          SECTION 2.07. Transfer and Exchange. The Senior Secured Notes shall be issued in registered form and shall be transferable only upon the surrender of a Senior Secured Note for registration of transfer and in compliance with Appendix A. When a Senior Secured Note is presented to the Registrar with a request to register a transfer, the Registrar shall register the transfer as requested if its requirements therefor are met. To permit registration of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate Senior Secured Notes at the Registrar’s request. The Issuers may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this Section 2.07. The Issuers shall not be required to make, and the Registrar need not register, transfers or exchanges of Senior Secured Notes selected for redemption (except, in the case of Senior Secured Notes to be redeemed in part, the portion thereof not to be redeemed) or of any Senior Secured Notes for a period of 15 days before a selection of Senior Secured Notes to be redeemed.
          Prior to registration of transfer of any Senior Secured Note, the Issuers, the Senior Secured Note Guarantors, the Trustee, the Paying Agents, the Transfer Agent and the Registrar may deem and treat the Person in whose name a Senior Secured Note is registered as the absolute owner of such Senior Secured Note for the purpose of receiving payment of principal of and interest, if any, on such Senior Secured Note and for all other purposes whatsoever, whether or not such Senior Secured Note is overdue, and none of the Issuers, any Senior Secured Note

Guarantor, the Trustee, the Paying Agents, the Transfer Agent or the Registrar shall be affected by notice to the contrary.
          Any Holder of a beneficial interest in a Global Security shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in such Global Security may be effected only through a book-entry system maintained by (a) the Holder of such Global Security (or its agent) or (b) any Holder of a beneficial interest in such Global Security, and that ownership of a beneficial interest in such Global Security shall be required to be reflected in a book entry.
          All Senior Secured Notes issued upon any transfer or exchange pursuant to the terms of this Senior Secured Notes Indenture shall evidence the same debt and shall be entitled to the same benefits under this Senior Secured Notes Indenture as the Senior Secured Notes surrendered upon such transfer or exchange.
          SECTION 2.08. Replacement Senior Secured Notes. If a mutilated Senior Secured Note is surrendered to the Registrar or if the Holder of a Senior Secured Note claims that the Senior Secured Note has been lost, destroyed or wrongfully taken, the Issuers shall issue and the Trustee shall authenticate a replacement Senior Secured Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) satisfies the Issuers or the Trustee within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Issuers or the Trustee prior to the Senior Secured Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other requirements of the Trustee. If required by the Trustee or the Issuers, such Holder shall provide an indemnity or security sufficient in the judgment of the Trustee or the Issuers to protect the Issuers, the Trustee, the Paying Agents, the Transfer Agent and the Registrar from any loss that any of them may suffer if a Senior Secured Note is replaced. The Issuers, the Registrar and the Trustee may charge the Holder for their expenses in replacing a Senior Secured Note (including attorneys’ fees and disbursements in replacing such Senior Secured Note). In the event any such mutilated, lost, destroyed or wrongfully taken Senior Secured Note has become or is about to become due and payable, the Issuer in its discretion may pay such Senior Secured Note instead of issuing a new Senior Secured Note in replacement thereof.
          Every replacement Senior Secured Note is an additional obligation of the Issuers.
          The provisions of this Section 2.08 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Senior Secured Notes.
          SECTION 2.09. Outstanding Senior Secured Notes. Senior Secured Notes outstanding at any time are all Senior Secured Notes authenticated by the Trustee except for those canceled by the Registrar or any Agent in accordance with this Senior Secured Notes Indenture, those delivered to it for cancellation and those described in this Section as not outstanding. Subject to Section 13.05, a Senior Secured Note does not cease to be outstanding because the Issuers or any Affiliate of any Issuer holds the Senior Secured Note.

          If a Senior Secured Note is replaced pursuant to Section 2.08 (other than a mutilated Senior Secured Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Issuers receive proof satisfactory to them that the replaced Senior Secured Note is held by a protected purchaser. A mutilated Senior Secured Note ceases to be outstanding upon surrender of such Senior Secured Note and replacement thereof pursuant to Section 2.08.
          If a Paying Agent holds, in accordance with this Senior Secured Notes Indenture, on a redemption date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Senior Secured Notes (or portions thereof) to be redeemed or maturing, as the case may be, and no Paying Agent is prohibited from paying such money to the Holders on that date pursuant to the terms of this Senior Secured Notes Indenture, the First Lien Intercreditor Agreement or the 2007 Intercreditor Agreement (or, if applicable, any Additional Intercreditor Agreement) then on and after that date such Senior Secured Notes (or portions thereof) shall cease to be outstanding and interest on them ceases to accrue.
          SECTION 2.10. Temporary Senior Secured Notes. In the event that Definitive Securities are to be issued under the terms of this Senior Secured Notes Indenture, until such Definitive Securities are ready for delivery, the Issuers may prepare and the Trustee or an agent thereof shall authenticate temporary Senior Secured Notes. Temporary Senior Secured Notes shall be substantially in the form of Definitive Securities but may have variations that the Issuers consider appropriate for temporary Senior Secured Notes. Without unreasonable delay, the Issuers shall prepare and the Trustee or an agent thereof shall authenticate Definitive Securities and the Registrar and the Agents shall make them available for delivery in exchange for temporary Senior Secured Notes upon surrender of such temporary Senior Secured Notes at the office or agency of the Issuers, without charge to the Holder. Until such exchange, temporary Senior Secured Notes shall be entitled to the same rights, benefits and privileges as Definitive Securities.
          SECTION 2.11. Cancellation. The Issuers at any time may deliver Senior Secured Notes to the Registrar for cancellation. Each Paying Agent shall forward to the Registrar any Senior Secured Notes surrendered to them for registration of transfer, exchange or payment. The Registrar and no one else shall cancel all Senior Secured Notes surrendered for registration of transfer, exchange, payment or cancellation and shall dispose of canceled Senior Secured Notes in accordance with its customary procedures upon receipt of written instructions from the Issuers. The Issuers may not issue new Senior Secured Notes to replace Senior Secured Notes it has redeemed, paid or delivered to the Registrar for cancellation. The Trustee shall not authenticate Senior Secured Notes in place of canceled Senior Secured Notes other than pursuant to the terms of this Senior Secured Notes Indenture.
          SECTION 2.12. Defaulted Interest. If the Issuers default in a payment of interest on the Senior Secured Notes, the Issuers shall pay the defaulted interest then borne by the Senior Secured Notes (plus interest on such defaulted interest to the extent lawful) in any lawful manner. The Issuers may pay the defaulted interest to the Persons who are Holders on a subsequent special record date. The Issuers shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly deliver or cause to be delivered to each affected Holder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

          SECTION 2.13. CUSIPs, Common Codes, ISINs, etc. The Issuers in issuing the Senior Secured Notes may use CUSIPs, ISINs and Common Codes, as applicable and, if so, the Trustee shall use CUSIPs, ISINs and Common Codes, as applicable in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers, either as printed on the Senior Secured Notes or as contained in any notice of a redemption, that reliance may be placed only on the other identification numbers printed on the Senior Secured Notes and that any such redemption shall not be affected by any defect in or omission of such numbers. The Issuers shall advise the Trustee and each Agent of any change in the CUSIPs, ISINs and Common Codes.
          SECTION 2.14. Calculation of Principal Amount of Senior Secured Notes. The aggregate principal amount of the Senior Secured Notes, at any date of determination, shall be the principal amount of the Senior Secured Notes at such date of determination. With respect to any matter requiring consent, waiver, approval or other action of the Holders of a specified percentage of the principal amount of all the Senior Secured Notes, such percentage shall be calculated, on the relevant date of determination, by dividing (a) the principal amount, as of such date of determination, of Senior Secured Notes, the Holders of which have so consented, by (b) the aggregate principal amount, as of such date of determination, of the Senior Secured Notes then outstanding, in each case, as determined in accordance with the preceding sentence, Section 2.09 and Section 13.05 of this Senior Secured Notes Indenture. Any such calculation made pursuant to this Section 2.14 shall be made by the Issuers and delivered to the Trustee pursuant to an Officers’ Certificate.
          SECTION 2.15. Currency. The US Dollar is the sole currency of account and payment for all sums payable by BP I, BP II, the Issuers or any Senior Secured Note Guarantor under or in connection with the Senior Secured Notes, including damages. Any amount with respect to the Senior Secured Notes received or recovered in a currency other than US Dollars, whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuers or any Senior Secured Note Guarantor or otherwise by any secured noteholder or by the Trustee, in respect of any sum expressed to be due to it from the Issuers or any Senior Secured Note Guarantor will only constitute a discharge to the Issuers or any Senior Secured Note Guarantor to the extent of the US Dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).
          If that US Dollar amount is less than the US Dollar amount expressed to be due to the recipient or the Trustee under any Senior Secured Note, BP I, BP II, the Issuers and any Senior Secured Note Guarantor will indemnify such recipient and/or the Trustee against any loss sustained by it as a result. In any event, BP I, BP II, the Issuers and any Senior Secured Note Guarantor will indemnify the recipient and/or the Trustee against the cost of making any such purchase. For the purposes of this currency indemnity provision, it will be prima facie evidence of the matter stated therein for the holder of a Senior Secured Note or the Trustee to certify in a manner satisfactory to the Issuers (indicating the sources of information used) the loss it Incurred in making any such purchase. These indemnities constitute a separate and independent obligation from BP I, BP II, the Issuers and any Senior Secured Note Guarantor’s other obligations, will give rise to a separate and independent cause of action, will apply irrespective of any waiver granted by any holder of a Senior Secured Note or the Trustee (other than a waiver of the indemnities set out herein) and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Senior Secured Note or to the Trustee.
          Except as otherwise specifically set forth herein, (a) for purposes of determining compliance with any euro-denominated restriction herein, the Euro Equivalent amount for purposes hereof that is denominated in a non-euro currency shall be calculated based on the relevant currency exchange rate in effect on the date such non-euro amount is Incurred or made, as the case may be, and (b) for purposes of determining compliance with any U.S. Dollar-denominated restriction herein, the U.S. Dollar Equivalent amount for purposes hereof that is denominated in a non-U.S. Dollar currency shall be calculated based on the relevant currency exchange rate in effect on the date such non-U.S. Dollar amount is Incurred or made, as the case may be.
ARTICLE III
Redemption
          SECTION 3.01. Redemption. The Senior Secured Notes may be redeemed, in whole or in part, from time to time, subject to the conditions and at the redemption prices set forth in Section 5 or 6 of the form of Senior Secured Note set forth in Exhibit A, which are hereby incorporated by reference and made a part of this Senior Secured Notes Indenture, together with accrued and unpaid interest and premiums (if any) to the redemption date.
          SECTION 3.02. Applicability of Article. Redemption of Senior Secured Notes at the election of the Issuers or otherwise, as permitted or required by the Senior Secured Notes or any provision of this Senior Secured Notes Indenture, shall be made in accordance with such provision and this Article.
          SECTION 3.03. Notices to Trustee. If the Issuers elect to redeem Senior Secured Notes pursuant to the optional redemption provisions of Section 5 or the optional tax redemption provisions of Section 6 of the form of Senior Secured Note they shall notify the Trustee in writing of (i) the paragraph of such Senior Secured Note and/or the Section of this Senior Secured Notes Indenture pursuant to which the redemption shall occur, (ii) the redemption date and the record date, (iii) the principal amount of the Senior Secured Notes to be redeemed and (iv) the redemption price. The Issuers shall give notice to the Trustee provided for in this paragraph at least 30 days but not more than 60 days before the applicable redemption date, unless a shorter period is acceptable to the Trustee. Such notice shall be accompanied by an Officers’ Certificate and Opinion of Counsel from each Issuer to the effect that such redemption complies with the conditions herein. If fewer than all of the Senior Secured Notes are to be redeemed, the record date relating to such redemption shall be selected by the Issuers and given to the Trustee, which record date shall be not fewer than 15 days after the date of notice to the Trustee. Any such notice may be canceled at any time prior to notice of such redemption being delivered to any Holder and shall thereby be void and of no effect.

          In the case of a redemption provided for by Section 6 of the form of Senior Secured Note prior to the publication or mailing of any notice of redemption of any series of Senior Secured Notes pursuant to the foregoing, each Issuer shall deliver to the Trustee (with a copy to the relevant Paying Agent) (a) an Officers’ Certificate stating that they are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to their right so to redeem have been satisfied and (b) an opinion of an independent tax counsel of recognized standing and satisfactory to the Trustee to the effect that the circumstances referred to in Section 6 of the form of Senior Secured Note exist. The Trustee shall accept such Officers’ Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above without further inquiry, in which event it shall be conclusive and binding on the Holders. Any such notice may be canceled at any time prior to notice of such redemption being mailed to any Holder and shall thereby be void and of no effect.
          SECTION 3.04. Selection of Senior Secured Notes to be Redeemed. If less than all of the Senior Secured Notes are to be redeemed or are required to be repurchased at any time, the Trustee will select Senior Secured Notes for redemption or repurchase on a pro rata basis, to the extent practicable and in compliance with the requirements of DTC and any stock exchange on which the applicable Senior Secured Notes are then admitted to trading of which the Trustee shall have been notified in writing by the Issuers; provided, however, that no Senior Secured Note of $100,000 in aggregate principal amount or less, or other than in an integral multiple of $1,000 in excess thereof, shall be redeemed in part.
          SECTION 3.05. Notice of Optional Redemption. (a) At least 30 days but not more than 60 days before a redemption date pursuant to Section 5 or Section 6 of the form of Senior Secured Note, the Issuers shall deliver or cause to be delivered by electronic transmission or mailed by first-class mail, postage prepaid, at their respective addresses as they appear on the registration books of the Registrar (or otherwise deliver such notice in accordance with applicable DTC procedures), a notice of redemption to each Holder whose Senior Secured Notes are to be redeemed; provided, however, that with respect to Definitive Securities only, the Issuers shall mail such notice to Holders by first-class mail, postage prepaid, at their respective addresses as they appear on the registration books of the Registrar.
          Any such notice shall identify the Senior Secured Notes to be redeemed and shall state:
     (i) the redemption date and record date;
     (ii) the redemption price and the amount of accrued interest to the redemption date as calculated by the Issuers or an agent or adviser thereof;
     (iii) the name and address of the Paying Agent;
     (iv) that Senior Secured Notes called for redemption must be surrendered to the Paying Agent (or, if book-entry, in accordance with DTC procedures) to collect the redemption price, plus accrued interest;

     (v) if fewer than all the outstanding Senior Secured Notes are to be redeemed, the certificate numbers and principal amounts of the particular Senior Secured Notes to be redeemed, the aggregate principal amount of Senior Secured Notes to be redeemed and the aggregate principal amount of Senior Secured Notes to be outstanding after such partial redemption;
     (vi) that, unless the Issuers default in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Senior Secured Notes Indenture, interest on the Senior Secured Notes (or a portion thereof) called for redemption ceases to accrue on and after the redemption date;
     (vii) the paragraph of the Senior Secured Notes and/or Section of this Senior Secured Notes Indenture pursuant to which the Senior Secured Notes called for redemption are being redeemed;
     (viii) the CUSIP, ISIN and/or the Common Code, if any, printed on the Senior Secured Notes being redeemed; and
     (ix) that no representation is made as to the correctness or accuracy of the CUSIP, ISIN and/or the Common Code, if any, listed in such notice or printed on the Senior Secured Notes.
          (b) At the Issuers’ request, the Trustee shall give the notice of redemption in the Issuers’ names and at the Issuers’ expense. In such event, the Issuers shall provide the Trustee with the information required by this Section 3.05 at least one Business Day (or as soon as commercially practicable thereafter) prior to the date such notice is to be provided to Holders and such notice may not be canceled.
          (c) If any Senior Secured Note is to be redeemed in part only, the notice of redemption that relates to that Senior Secured Note shall state the portion of the principal amount thereof to be redeemed. In the case of a Definitive Security, a new Senior Secured Note in currency and in principal amount equal to the unredeemed portion of the original Senior Secured Note will be issued in the name of the secured noteholder thereof upon cancellation of the original Senior Secured Note. In the case of a Global Senior Secured Security, an appropriate notation will be made on such Senior Secured Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Subject to the terms of the applicable redemption notice, Senior Secured Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest shall cease to accrue on the Senior Secured Notes or portions of them called for redemption so long as the Issuers have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and premium (if any) on, the Senior Secured Notes to be redeemed.
          SECTION 3.06. Effect of Notice of Redemption. Once notice of redemption is delivered in accordance with Section 3.05, the Senior Secured Notes called for redemption become due and payable on the redemption date and at the redemption price stated in the notice, except as provided in the first sentence of the fourth paragraph in Section 5 of the Senior Secured Notes. Upon surrender to the Paying Agent, such Senior Secured Notes shall be paid at the redemption price stated in the notice, plus accrued interest, to, but not including, the redemption date; provided, however, that if the redemption date is after a regular record date and on or prior to the interest payment date, the accrued interest shall be payable to the Holder of the redeemed Senior Secured Notes registered on the relevant record date. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.
          SECTION 3.07. Deposit of Redemption Price. With respect to any Senior Secured Notes, no later than 10:00 a.m., New York time, one Business Day prior to the redemption date, the Issuers shall deposit with the Paying Agent (or, if either Issuer, BP I or any of its Subsidiaries is the Paying Agent, shall segregate and hold) money in immediately available funds sufficient to pay the redemption price of and accrued interest on all of the Senior Secured Notes or portions thereof to be redeemed on that date, other than Senior Secured Notes or portions of Senior Secured Notes called for redemption that have been delivered by the Issuers to the Registrar for cancellation. On and after the redemption date, interest shall cease to accrue on the Senior Secured Notes or portions thereof called for redemption so long as the Issuers have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and premiums (if any) on, the Senior Secured Notes to be redeemed. If any Senior Secured Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuers to comply with this Section 3.07, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Senior Secured Notes and in Section 4.01.
          SECTION 3.08. Senior Secured Notes Redeemed in Part. Upon surrender of a Senior Secured Note that is redeemed in part:
     (a) in the case of a Definitive Security, upon cancellation of the Senior Secured Note surrendered, the Issuers shall execute and the Trustee or an authentication agent shall authenticate for the Holder (at the Issuers’ expense) a new Senior Secured Note equal in principal amount to the unredeemed portion of the Senior Secured Note surrendered in the name of such Holder; and
     (b) in the case of a Global Security, the Registrar shall make an appropriate notation on such Senior Secured Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof.
          SECTION 3.09. Mandatory Redemption. The Issuers shall not be required to make any mandatory redemption or sinking fund payments with respect to the Senior Secured Notes.
ARTICLE IV
Covenants
          SECTION 4.01. Payment of Senior Secured Notes. The Issuers shall promptly pay the principal of and interest on the Senior Secured Notes on the dates and in the manner provided in the Senior Secured Notes and in this Senior Secured Notes Indenture. An installment of principal of or interest shall be considered paid on the date due if on the Business Day prior to such date the Trustee or the Paying Agent holds as of 10:00 a.m. New York time money in immediately available funds sufficient to pay such principal or interest due for payment on the following Business Day, and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Senior Secured Notes Indenture.
          The Issuers shall pay interest on overdue principal at the rate specified therefor in the Senior Secured Notes, and it shall pay interest on overdue installments of interest at the same rate borne by the Senior Secured Notes to the extent lawful.
          Wherever in this Senior Secured Notes Indenture, the Senior Secured Notes or any Senior Secured Note Guarantee there is mentioned, in any context:
     (1) the payment of principal,
     (2) redemption prices or purchase prices in connection with a redemption or purchase of the Senior Secured Notes,
     (3) interest, or
     (4) any other amount payable on or with respect to any of the Senior Secured Notes or any Senior Secured Note Guarantee,
          such reference shall be deemed to include payment of Additional Amounts as set forth in Section 4.15 to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.
          SECTION 4.02. Reports and Other Information. (a) Notwithstanding that RGHL or the Issuers may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, RGHL (and the Issuers) will file with the SEC (and provide the Trustee and holders of the Senior Secured Notes with copies thereof, without cost to each holder, within 15 days after it files them with the SEC):
     (i) within the time period specified in the SEC’s rules and regulations, annual reports on Form 20-F (or any successor or comparable form applicable to RGHL or the Issuers within the time period for non-accelerated filers to the extent such term is applicable to such form) containing the information required to be contained therein (or required in such successor or comparable form); provided, however, that, prior to the filing of the Senior Secured Notes Exchange Offer Registration Statement or the Senior Secured Notes Shelf Registration Statement, as the case may be, such report shall not be required to contain any certification required by any such form or by law;
     (ii) within 60 days after the end of each fiscal quarter, other than the fourth fiscal quarter of any year, the information that would be required by a report on Form 10-Q (or any successor or comparable form applicable to RGHL or the Issuers) (which information, if RGHL and the Issuers are not required to file reports on Form 10-Q, will be filed on Form 6-K (or any successor or comparable form applicable to RGHL or the Issuers)); provided, however, that prior to the filing of the Senior Secured Notes Exchange Offer Registration Statement or the Senior Secured Notes Shelf Registration Statement, as the case may be, such report shall not be required to contain any certification required by any such form or by law; and
     (iii) promptly from time to time after the occurrence of an event required to be reported on Form 8-K (or any successor or comparable form applicable to RGHL or the Issuers), the information that would be required by a Form 8-K (or any successor or comparable form applicable to RGHL or the Issuers) (which information, if RGHL and the Issuers are not required to file reports on Form 8-K will be filed on Form 6-K (or any successor or comparable form applicable to RGHL or the Issuers));
provided, however, that RGHL (and the Issuers) shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event RGHL (or the Issuers) will post the reports specified in the first sentence of this paragraph on its website within the time periods that would apply if RGHL were required to file those reports with the SEC. In addition, RGHL will make available such information to prospective purchasers of Senior Secured Notes, in addition to providing such information to the Trustee and the holders of the Senior Secured Notes, in each case within 15 days after the time RGHL would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act. Notwithstanding the foregoing, RGHL and the Issuers may satisfy the foregoing reporting requirements (i) prior to the filing with the SEC of the Senior Secured Notes Exchange Offer Registration Statement, or if the Senior Secured Notes Exchange Offer Registration Statement is not filed within the applicable time limits pursuant to the Senior Secured Notes Registration Rights Agreement, the Senior Secured Notes Shelf Registration Statement, by providing the Trustee and the secured noteholders with (x) substantially the same information as would be required to be filed with the SEC by RGHL and the Issuers on Form 20-F (or any successor or comparable form applicable to RGHL or the Issuers) if they were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within 90 days after the end of the applicable fiscal year and (y) substantially the same information as would be required to be filed with the SEC by RGHL and the Issuers on Form 10-Q (or any successor or comparable form applicable to RGHL or the Issuers) if they were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within 60 days after the end of the applicable fiscal quarter and (ii) after filing with the SEC the Senior Secured Notes Exchange Offer Registration Statement, or if the Senior Secured Notes Exchange Offer Registration Statement is not filed within the applicable time limits pursuant to the Senior Secured Notes Registration Rights Agreement, the Senior Secured Notes Shelf Registration Statement, but prior to the effectiveness of the Senior Secured Notes Exchange Offer Registration Statement or Senior Secured Notes Shelf Registration Statement, by publicly filing with the SEC the Senior Secured Notes Exchange Offer Registration Statement or Senior Secured Notes Shelf Registration Statement, to the extent any such registration statement contains substantially the same information as would be required to be filed by RGHL and the Issuers if they were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, and by providing the Trustee and the secured noteholders with such registration statement (and amendments thereto) promptly following the filing with the SEC thereof.
          (b) Notwithstanding the provisions of Section 4.02(a), the annual reports, information, documents and other reports filed with the SEC will include all of the information, with respect to the financial condition and results of operations of BP I and BP II on a combined basis separate from the financial condition and results of operations from RGHL on a consolidated basis, that RGHL, BP I and BP II are required, as of the Issue Date, to include in information, documents and other reports made available pursuant to the 2009 Indenture (such information, the “Required Financial Information”). If, at any time after the Issue Date, RGHL’s, BP I’s or BP II’s obligations to provide the Required Financial Information shall cease to be in full force and effect, RGHL, BP I and BP II shall make available to the Trustee and the secured noteholders information substantially equivalent to the Required Financial Information as if their obligations to provide such information under the 2009 Indenture remained in full force and effect.
          (c) Notwithstanding the provisions of Sections 4.02(a) and (b), RGHL will be deemed to have furnished such reports referred to above to the Trustee and the holders of the Senior Secured Notes if RGHL has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.
          (d) So long as any of the Senior Secured Notes remain outstanding and during any period during which BP I or the Issuers are not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g 3-2(b) of the Exchange Act, each Issuer will make available to the holders of the Senior Secured Notes and to prospective investors, upon their request, the information required to be delivered by Rule 144A(d)(4) under the Securities Act.
          SECTION 4.03. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. (a) (i) Each of BP I and BP II will not, and will not permit any Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and (ii) each of BP I and BP II will not permit any Restricted Subsidiaries (other than a Senior Secured Note Guarantor) to issue any shares of Preferred Stock; provided, however, that BP I and BP II may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of BP I and BP II on a combined basis for the most recently ended four full fiscal quarters for which combined internal financial statements of BP I and BP II are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the amount of Indebtedness that may be Incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to the foregoing by Restricted Subsidiaries that are not the Issuers or Senior Secured Note Guarantors shall not exceed $20.0 million at any one time outstanding.
     (b) The foregoing limitations will not apply to (collectively, “Permitted Debt”):
     (i) the Incurrence by BP I, BP II or any Restricted Subsidiaries of Indebtedness under (A) the Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) in an aggregate principal amount not to exceed (1) $3,855.0 million of term loan facilities, plus (2) €250.0 million of term loan facilities, plus (C) $120.0 million of revolving credit facilities and ancillary facilities that relate to revolving credit facilities, plus (D) €80.0 million of revolving credit facilities and ancillary facilities that relate to revolving credit facilities and (B) Local Facility Agreements in an aggregate principal amount not to exceed €80.0 million;
     (ii) the Incurrence by the Issuers and the Senior Secured Note Guarantors of Indebtedness represented by the Senior Secured Notes (not including any Additional Senior Secured Notes) and the Senior Secured Note Guarantees;
     (iii) (A) Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (i) and (ii) of this Section 4.03(b)) and (B) the Incurrence by the Issuers and the Senior Note Guarantors of Indebtedness represented by the Senior Notes (not including any additional Senior Notes) and the Senior Note Guarantees;
     (iv) Indebtedness (including Capitalized Lease Obligations) Incurred by BP I, BP II or any Restricted Subsidiaries, Disqualified Stock issued by BP I, BP II or any Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries to finance (whether prior to or within 270 days after) the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) and Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that serves to refund, refinance or defease any of the foregoing; provided that the aggregate amount of all Indebtedness outstanding pursuant to this clause (iv) shall not at any time exceed 2.0% of Total Assets;
     (v) Indebtedness Incurred by BP I, BP II or any Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

     (vi) Indebtedness arising from agreements of BP I, BP II or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the Transactions or any other acquisition or disposition of any business, assets or a Subsidiary of BP I or BP II in accordance with the terms of this Senior Secured Notes Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;
     (vii) Indebtedness of BP I or BP II to a Restricted Subsidiary; provided that, except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of BP I, BP II and the Restricted Subsidiaries, any such Indebtedness owed to a Restricted Subsidiary that is not one of the Issuers or a Senior Secured Note Guarantor shall within 90 days of the Issue Date, to the extent legally permitted, be subordinated in right of payment to the obligations of the Issuers under the Senior Secured Notes or the obligations of BP I under its Senior Secured Note Guarantee, as applicable; provided further, however, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to BP I, BP II or a Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (vii);
     (viii) shares of Preferred Stock of a Restricted Subsidiary issued to BP I, BP II or a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to BP I, BP II or a Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (viii);
     (ix) Indebtedness of a Restricted Subsidiary to BP I, BP II or another Restricted Subsidiary; provided that except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of BP I, BP II and the Restricted Subsidiaries, if a Senior Secured Note Guarantor Incurs such Indebtedness to a Restricted Subsidiary that is not one of the Issuers or a Senior Secured Note Guarantor, such Indebtedness shall within 90 days of the Issue Date, to the extent legally permitted, be subordinated in right of payment to the Senior Secured Note Guarantee of such Senior Secured Note Guarantor; provided further that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to BP I, BP II or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (ix);
     (x) Hedging Obligations that are Incurred not for speculative purposes but (A) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Senior Secured Notes Indenture to be outstanding; (B) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (C) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales;
     (xi) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by BP I, BP II or any Restricted Subsidiary in the ordinary course of business or consistent with past practice;
     (xii) (A) any guarantee by BP I, BP II or a Restricted Subsidiary of Indebtedness or other obligations of BP I, BP II or any Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by BP I, BP II or such Restricted Subsidiary was not in violation of the terms of this Senior Secured Notes Indenture or (B) Indebtedness of BP I, BP II or any Restricted Subsidiary arising by reason of any Lien permitted to be granted or to subsist pursuant to Section 4.12 and so long as the Indebtedness secured by such Lien was not incurred in violation of this Senior Secured Notes Indenture;
     (xiii) the Incurrence by BP I, BP II or a Restricted Subsidiary of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary, in either case, that serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under Section 4.03(a) or clauses (ii), (iii), (xiii) and (xiv) of this Section 4.03(b) or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premium), defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness will be Refinancing Indebtedness if and to the extent it:
     (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is not less than the shorter of (1) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced or defeased and (2) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date one year following the last maturity date of any Senior Secured Notes then outstanding were instead due on such date one year following the last date of maturity of the Senior Secured Notes (provided that any Refinancing Indebtedness Incurred in reliance on this subclause (A)(2) does not provide for any scheduled principal payments prior to the maturity date of the Senior Secured Notes in excess of, or prior to, the scheduled principal payments due prior to such maturity for the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced or defeased);

     (B) has a Stated Maturity that is not earlier than the earlier of (1) the Stated Maturity of the Indebtedness being refunded, refinanced or defeased or (2) 91 days following the maturity date of the Senior Secured Notes;
     (C) refinances (1) Indebtedness junior to the Senior Secured Notes or any Senior Secured Note Guarantee, such Refinancing Indebtedness is junior to the Senior Secured Notes or the Senior Secured Note Guarantee of such Senior Secured Note Guarantor, as applicable, or (2) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock; and
     (D) does not include (1) Indebtedness of BP I, BP II or a Restricted Subsidiary that is not one of the Issuers or a Senior Secured Note Guarantor that refinances, refunds or defeases Indebtedness of BP I, BP II, any Issuer or any Senior Secured Note Guarantor, or (2) Indebtedness of BP I, BP II or a Restricted Subsidiary that refinances, refunds or defeases Indebtedness of an Unrestricted Subsidiary;
     (xiv) Indebtedness, Disqualified Stock or Preferred Stock of (A) BP I, BP II or a Restricted Subsidiary Incurred to finance an acquisition, merger, consolidation or amalgamation or (B) Persons that constitutes Acquired Indebtedness; provided, however, that after giving effect to such acquisition or merger, consolidation or amalgamation, BP I or BP II would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of Section 4.03(a) or the Fixed Charge Coverage Ratio of BP I and BP II on a combined basis would be greater than immediately prior to such acquisition or merger, consolidation or amalgamation;
     (xv) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not with recourse to BP I, BP II or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);
     (xvi) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;
     (xvii) Indebtedness of BP I, BP II or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;
     (xviii) Indebtedness representing deferred compensation or other similar arrangements to employees and directors of BP I, BP II or any Restricted Subsidiary Incurred in the ordinary course of business or in connection with the Transactions (including as a result of the cancellation or vesting of outstanding options and other equity-based awards in connection therewith), an acquisition or any other Permitted Investment;

     (xix) Indebtedness of BP I, BP II or any Restricted Subsidiary consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
     (xx) Indebtedness Incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures of BP I, BP II or any Restricted Subsidiary not in excess, at any one time outstanding, of 0.5% of Total Assets at the time of Incurrence;
     (xxi) Indebtedness or Disqualified Stock of BP I, BP II or any Restricted Subsidiary and Preferred Stock of BP I, BP II or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (xxi), does not exceed 4.25% of Total Assets at the time of Incurrence (subject to Section 4.03(c), it being understood that any Indebtedness Incurred under this clause (xxi) shall cease to be deemed Incurred or outstanding for purposes of this clause (xxi) but shall be deemed Incurred for purposes of Section 4.03(a) from and after the first date on which BP I, BP II or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under Section 4.03(a) without reliance upon this clause (xxi));
     (xxii) Indebtedness or Disqualified Stock of BP I, BP II or any Restricted Subsidiary and Preferred Stock of BP I, BP II or any Restricted Subsidiary not otherwise permitted hereunder and Refinancing Indebtedness thereof in an aggregate principal amount or liquidation preference not exceeding at any one time outstanding 200.0% of the net cash proceeds received by BP I, BP II and the Restricted Subsidiaries since immediately after the Issue Date from the issue or sale of Equity Interests or Subordinated Shareholder Funding of BP I, BP II or any direct or indirect parent entity of BP I or BP II (which proceeds are contributed to BP I, BP II or a Restricted Subsidiary) or cash contributed to the capital of BP I or BP II (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from, BP I, BP II or any of their respective Subsidiaries and other than in connection with the Transactions) as determined in accordance with clauses (2) and (3) of the definition of “Cumulative Credit” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 4.04(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof);
     (xxiii) Indebtedness arising as a result of implementing composite accounting or other cash pooling arrangements involving solely BP I, BP II and the Restricted Subsidiaries or solely among Restricted Subsidiaries and entered into in the ordinary course of business and netting, overdraft protection and other arrangements among BP I, BP II, any Restricted Subsidiary and a bank arising under standard business terms of such bank at which BP I, BP II or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar arrangement;
     (xxiv) Indebtedness consisting of Indebtedness issued by BP I, BP II or a Restricted Subsidiary to current or former officers, directors and employees thereof or any direct or indirect parent thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of BP I, BP II or any of their direct or indirect parent companies to the extent described in Section 4.04(b)(iv);
     (xxv) Indebtedness of BP I or any of its Restricted Subsidiaries consisting of obligations (including guarantees thereof) to repurchase equipment sold to customers or third party leasing companies pursuant to the terms of sale of such equipment in the ordinary course of business;
     (xxvi) without limiting Section 4.03(b)(i), Indebtedness under local overdraft and other local working capital facilities in an aggregate principal amount not to exceed €125.0 million; and
     (xxvii) Indebtedness in the form of deferred payment obligations under any arrangement permitted by Section 4.04(b)(xii).
     Notwithstanding the foregoing, none of the Issuers and any Senior Secured Note Guarantors will Incur any Indebtedness as any Permitted Debt if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Indebtedness of such Issuer or any Senior Secured Note Guarantor unless such Indebtedness shall be subordinated to the Senior Secured Notes or the applicable Senior Secured Note Guarantee to at least the same extent as such Subordinated Indebtedness.
     (c) For purposes of determining compliance with this Section 4.03:
     (i) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in clauses 4.03(b)(i) through (xxvii) or is entitled to be Incurred pursuant to Section 4.03(a), the Issuers shall, in their sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 4.03; provided, however, that (A) Indebtedness under the Credit Agreement outstanding on the Issue Date shall be deemed to have been Incurred pursuant to Section 4.03(b)(i)(A) and the Issuers shall not be permitted to reclassify all or any portion of such Indebtedness under the Credit Agreement outstanding on the Issue Date and (B) the Issuers shall not be permitted to reclassify all or any portion of any Secured Indebtedness Incurred as Permitted Debt unless at the time of such reclassification the Issuers could secure such Secured Indebtedness pursuant to clause (6) of the definition of “Permitted Liens;” and
     (ii) the Issuers will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Sections 4.03(a) and (b) above, and in that connection shall be entitled to treat a portion of such Indebtedness as having been Incurred under Section 4.03(a) and thereafter the remainder of such Indebtedness having been Incurred under Section 4.03(b).

          (d) Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.03. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 4.03.
          (e) For purposes of determining compliance with this Section 4.03, (i) the Euro Equivalent of the principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first drawn, in the case of Indebtedness Incurred under a revolving credit facility; provided that (a) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a currency other than euro, and such refinancing would cause the applicable euro-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such euro-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced; (b) the Euro Equivalent of the principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date; and (c) if any such Indebtedness is subject to a Currency Agreement with respect to the currency in which such Indebtedness is denominated covering principal, premium, if any, and interest on such Indebtedness, the amount of such Indebtedness and such interest and premium, if any, shall be determined after giving effect to all payments in respect thereof under such Currency Agreements and (ii) the U.S. Dollar Equivalent of the principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first drawn, in the case of Indebtedness Incurred under a revolving credit facility; provided that (a) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a currency other than U.S. Dollars, and such refinancing would cause the applicable U.S. Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced; (b) the U.S. Dollar Equivalent of the principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date; and (c) if any such Indebtedness is subject to a Currency Agreement with respect to the currency in which such Indebtedness is denominated covering principal, premium, if any, and interest on such Indebtedness, the amount of such Indebtedness and such interest and premium, if any, shall be determined after giving effect to all payments in respect thereof under such Currency Agreements.
          (f) Notwithstanding any other provision of this Section 4.03, the maximum amount of Indebtedness that BP I, BP II and the Restricted Subsidiaries may Incur pursuant to this

Section 4.03 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.
          (g) For all purposes of this Senior Secured Notes Indenture, (1) unsecured Indebtedness will not be treated as subordinated or junior to Secured Indebtedness merely because it is unsecured, (2) Senior Indebtedness will not be treated as subordinated or junior to any other Senior Indebtedness merely because it has junior priority with respect to the same collateral, (3) Indebtedness of such Person which is not guaranteed will not be treated as subordinated or junior to Indebtedness that is guaranteed merely because of such guarantee and (4) Indebtedness under any Secured Indebtedness will not be deemed to be subordinated because of the application of waterfall or other payment-ordering or collateral-sharing provisions affecting any such Secured Indebtedness.
          SECTION 4.04. Limitation on Restricted Payments. (a) BP I and BP II will not, and will not permit any Restricted Subsidiaries to, directly or indirectly:
     (i) declare or pay any dividend or make any distribution on account of BP I’s, BP II’s or any Restricted Subsidiaries’ Equity Interests or pay any amounts in respect of Subordinated Shareholder Funding, including any payment made in connection with any merger, amalgamation or consolidation involving BP I or BP II (other than (A) dividends or distributions by BP I or BP II payable solely in Equity Interests (other than Disqualified Stock) of BP I or BP II or in Subordinated Shareholder Funding of BP I or BP II; (B) dividends or distributions payable to BP I, BP II or a Restricted Subsidiary or (C) in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, such dividends or distributions paid to minority shareholders; provided that BP I, BP II or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities (except to the extent non-pro rata payments of such dividends or distributions are required by law or under the terms of any agreement in effect on the Issue Date);
     (ii) purchase or otherwise acquire or retire for value any Equity Interests of BP I, BP II or any direct or indirect parent of BP I or BP II, in each case held by Persons other than BP I, BP II or a Restricted Subsidiary;
     (iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Shareholder Funding, any Subordinated Indebtedness (including the 2007 Senior Subordinated Notes) of BP I, BP II, the Issuers or any Senior Secured Note Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness (including the 2007 Senior Subordinated Notes) in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) any Subordinated Indebtedness between any of BP I, BP II and any Restricted Subsidiary or between any of the Restricted Subsidiaries); or
     (iv) make any Restricted Investment,
(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:
     (1) no Default shall have occurred and be continuing or would occur as a consequence thereof;
     (2) immediately after giving effect to such transaction on a pro forma basis, BP I or BP II could Incur $1.00 of additional Indebtedness under the provisions of Section 4.03(a); and
     (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by BP I, BP II and the Restricted Subsidiaries after the RP Reference Date (and not returned or rescinded) (including Restricted Payments permitted by clauses (i), (iv) (only to the extent of one-half of the amounts paid pursuant to such clause), (vi) and (viii) of Section 4.04(b), but excluding all other Restricted Payments permitted by Section 4.04(b)), is less than the amount equal to the Cumulative Credit.
     (b) The provisions of Section 4.04(a) will not prohibit:
     (i) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Senior Secured Notes Indenture;
     (ii) (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness (including the 2007 Senior Subordinated Notes) or Subordinated Shareholder Funding of BP I, BP II, any direct or indirect parent of BP I, BP II or any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests or Subordinated Shareholder Funding of BP I, BP II or any direct or indirect parent of BP I or BP II or contributions to the equity capital of BP I or BP II (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of BP I or BP II) (collectively, including any such contributions, “Refunding Capital Stock”), and (B) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of BP I or BP II) of Refunding Capital Stock;
     (iii) the redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness (including the 2007 Senior Subordinated Notes) of BP I, BP II or any Senior Secured Note Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of BP I, BP II or a

Senior Secured Note Guarantor which is Incurred in accordance with Section 4.03 so long as:
     (A) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest and premiums (if any), of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, any tender premiums, and any defeasance costs, fees and expenses Incurred in connection therewith);
     (B) such Indebtedness is subordinated to the Senior Secured Notes or the related Senior Secured Note Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value;
     (C) such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (1) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired or (2) 91 days following the maturity date of the Senior Secured Notes; and
     (D) such Indebtedness has a Weighted Average Life to Maturity at the time Incurred that is not less than the shorter of (1) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (2) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, defeased, acquired or retired that were due on or after the date one year following the last maturity date of any Senior Secured Notes then outstanding were instead due on such date one year following the last date of maturity of the Senior Secured Notes (provided that in the case of this subclause (D)(2), such Indebtedness does not provide for any scheduled principal payments prior to the maturity date of the Senior Secured Notes in excess of, or prior to, the scheduled principal payments due prior to such maturity for the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced or defeased);
     (iv) a Restricted Payment to pay for the purchase, repurchase, retirement, defeasance, redemption or other acquisition for value of Equity Interests of BP I, BP II or any direct or indirect parent of BP I or BP II held by any future, present or former employee, director or consultant of BP I, BP II or any direct or indirect parent of BP I or BP II or any Subsidiary of BP I or BP II pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (iv) do not exceed $5.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years subject to a maximum payment (without giving effect to the following proviso) of $10.0 million in any calendar year); provided further, however, that such amount in any calendar year may be increased by an amount not to exceed:
     (A) the cash proceeds received by BP I, BP II or any Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of BP I, BP II or any direct or indirect parent of BP I or BP II (to the extent contributed to BP I or BP II) to members of management, directors or consultants of BP I, BP II and the Restricted Subsidiaries or any direct or indirect parent of BP I or BP II that occurs after the Reference Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (2) of the definition of Cumulative Credit); plus
     (B) the cash proceeds of key man life insurance policies received by BP I, BP II or any direct or indirect parent of BP I or BP II (to the extent contributed to BP I or BP II) or the Restricted Subsidiaries after the Reference Date;
provided that the Issuers may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year;
     (v) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of BP I, BP II or any Restricted Subsidiaries issued or Incurred in accordance with Section 4.03;
     (vi) (A) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Reference Date, (B) a Restricted Payment to any direct or indirect parent of BP I or BP II, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of BP I or BP II issued after the Reference Date and (C) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (ii) of this Section 4.04(b); provided, however, that, (1) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, BP I and BP II would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 on a combined basis and (2) the aggregate amount of dividends declared and paid pursuant to subclauses (A) and (B) of this clause (vi) does not exceed the net cash proceeds actually received by BP I and BP II from any such sale or issuance of Designated Preferred Stock (other than

Disqualified Stock) issued after the Reference Date or contributed by Subordinated Shareholder Funding to BP I or BP II after the Reference Date;
     (vii) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (vii) that are at that time outstanding, not to exceed 1.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);
     (viii) the payment of dividends on BP I’s or BP II’s ordinary shares (or a Restricted Payment to any direct or indirect parent of BP I or BP II to fund the payment by such direct or indirect parent of BP I or BP II of dividends on such entity’s ordinary shares) of up to 6% per annum of the net proceeds received by BP I or BP II from any public offering of ordinary shares of BP I or BP II or any of their direct or indirect parents;
     (ix) Restricted Payments that are made with Excluded Contributions;
     (x) other Restricted Payments in an aggregate amount not to exceed €50.0 million at the time made;
     (xi) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to BP I, BP II or a Restricted Subsidiary by, Unrestricted Subsidiaries;
     (xii) Restricted Payments (A) to any direct or indirect parent of BP I or BP II in amounts required for such parent to pay national, state or local income taxes (as the case may be) imposed directly on such parent to the extent such income taxes are attributable to the income of BP I, BP II and the Restricted Subsidiaries (including, without limitation, by virtue of such parent being the common parent of a consolidated or combined tax group of which BP I, BP II or the Restricted Subsidiaries are members) or (B) to RGHL or any of its Affiliates relating to the transfer or surrender, in each case on arm’s-length terms, of any tax losses or other tax assets that can be used by BP I, BP II or a Restricted Subsidiary;
     (xiii) the payment of dividends, other distributions or other amounts or the making of loans or advances or any other Restricted Payment, if applicable:
     (A) in amounts required for any direct or indirect parent of BP I or BP II, if applicable, to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, directors and employees of any direct or indirect parent of BP I or BP II, if applicable, and general corporate operating and overhead expenses (including, without limitation, compliance and reporting expenses) of any direct or indirect parent of BP I or BP II, if applicable, in each case to the extent such fees and expenses are attributable to the ownership or operation of BP I or BP II, if applicable, and their respective Subsidiaries; provided that for so long as such direct or indirect parent owns no material assets other than Equity Interests in BP I or BP II or any direct or indirect parent of BP I or BP II, such fees and expenses shall be deemed for purposes of this clause (xiii)(A) to be attributable to such ownership or operation;
     (B) in amounts required for any direct or indirect parent of BP I or BP II, if applicable, to pay interest and principal on Indebtedness the proceeds of which have been contributed to BP I, BP II or any Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, BP I or BP II Incurred in accordance with Section 4.03; and
     (C) in amounts required for any direct or indirect parent of BP I or BP II to pay fees and expenses, other than to Affiliates of BP I or BP II, related to any unsuccessful equity or debt offering of such parent.
     (xiv) Restricted Payments used to fund the Transactions, the 2009 Post-Closing Reorganization and the payment of fees and expenses incurred in connection with the Transactions and the 2009 Post-Closing Reorganization (including as a result of the cancellation or vesting of outstanding options and other equity-based awards in connection therewith) as described in the Offering Circular (including payments made pursuant to the Acquisition Documents, the Reynolds Acquisition Documents, the Evergreen Acquisition Documents, the Pactiv Acquisition Document or the Reynolds Foodservice Acquisition Document, whether payable on the Issue Date or thereafter) or owed by BP I or BP II or any direct or indirect parent of BP I or BP II, as the case may be, or any Restricted Subsidiary to Affiliates for services rendered or goods sold, in each case to the extent permitted by Section 4.07;
     (xv) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
     (xvi) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;
     (xvii) payments of cash, or dividends, distributions, advances or other Restricted Payments by BP I, BP II or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;
     (xviii) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness constituting Acquired Indebtedness or any other Subordinated Indebtedness (including the 2007 Senior Subordinated Notes) pursuant to the provisions similar to those described under Sections 4.06 and 4.08; provided that all

Senior Secured Notes tendered by holders of the Senior Secured Notes in connection with a Change of Control or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value in accordance with the terms of this Senior Secured Notes Indenture;
     (xix) payments or distributions to dissenting stockholders pursuant to applicable law or in connection with a consolidation, amalgamation, merger or transfer of all or Substantially All of the assets of BP I, BP II and the Restricted Subsidiaries, taken as a whole, that complies with Section 5.01; provided that as a result of such consolidation, amalgamation, merger or transfer of assets, the Issuers shall have made a Change of Control Offer (if required by this Senior Secured Notes Indenture) and that all Senior Secured Notes tendered by holders in connection with such Change of Control Offer have been repurchased, redeemed or acquired for value; and
     (xx) Restricted Payments in an amount not to exceed an aggregate of €25.0 million made with the proceeds of the sale of Non-Strategic Land in accordance with Section 4.06;
provided, however, that at the time of, and after giving effect to any Restricted Payment permitted under clauses (x), (xi) and (xx) of this Section 4.04(b), no Default shall have occurred and be continuing or would occur as a consequence thereof.
          (c) As of the Issue Date, BP II will not have any Subsidiaries, and all of BP I’s Subsidiaries, including the Issuers, will be Restricted Subsidiaries. BP I and BP II will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary”. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by BP I, BP II and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments”. Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.
          SECTION 4.05. Dividend and Other Payment Restrictions Affecting Subsidiaries. (a) BP I and BP II will not, and will not permit any Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:
     (i) (A) pay dividends or make any other distributions to BP I, BP II or any Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits; or (B) pay any Indebtedness owed to BP I, BP II or any Restricted Subsidiaries;
     (ii) make loans or advances to BP I, BP II or any Restricted Subsidiaries; or
     (iii) sell, lease or transfer any of its properties or assets to BP I, BP II or any Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:
     (1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Secured Credit Facilities, Local Facilities, local overdraft and other local working capital facilities, the Senior Notes Indenture, the October 2010 Senior Secured Indenture, the October 2010 Senior Indenture, the May 2010 Indenture, the 2009 Indenture, 2007 Senior Note Indenture, the 2007 Senior Subordinated Notes Indenture, and the 2007 Intercreditor Agreement, the October 2010 Security Documents, the 2009 Security Documents, the 2007 Notes Security Documents and the security documents with respect to the Senior Secured Credit Facilities and the Local Facilities;
     (2) this Senior Secured Notes Indenture, the Senior Secured Notes (and guarantees thereof), the Security Documents and the First Lien Intercreditor Agreement, any Currency Agreement, any agreement or instrument creating a Hedging Obligation and any Additional Intercreditor Agreements;;
     (3) applicable law or any applicable rule, regulation or order;
     (4) any agreement or other instrument of a Person acquired by BP I, BP II or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;
     (5) contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;
     (6) any Restricted Investment not prohibited by Section 4.04 and any Permitted Investment;
     (7) restrictions on cash or other deposits or net worth imposed by regulatory authorities (including with respect to tax obligations and value-added taxes), in connection with deductions made for tax, pension, national insurance and other similar purposes or for the benefit of customers under contracts entered into in the ordinary course of business;
     (8) customary provisions in joint venture agreements, similar agreements relating solely to such joint venture and other similar agreements entered into in the ordinary course of business;
     (9) Capitalized Lease Obligations and purchase money obligations for property acquired in the ordinary course of business;

     (10) customary provisions contained in leases (other than financing or similar leases), licenses and other similar agreements entered into in the ordinary course of business;
     (11) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;
     (12) any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date by Section 4.03 (A) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the holders of the Senior Secured Notes than the encumbrances and restrictions contained in the Senior Secured Credit Facilities as of the Issue Date (as determined in good faith by the Issuers) or (B) if such encumbrance or restriction is not materially more disadvantageous to the holders of the Senior Secured Notes than is customary in comparable financings (as determined in good faith by the Issuers) and either (x) the Issuers determine that such encumbrance or restriction will not materially affect the Issuers’ ability to make principal or interest payments on the Senior Secured Notes as and when they come due or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness;
     (13) any encumbrances or restrictions of the type referred to in clause (iii) of Section 4.05(a) above existing by reason of any Lien permitted under Section 4.12;
     (14) any encumbrances or restrictions of the type referred to in clauses (i), (ii) and (iii) of Section 4.05(a) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuers, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and
     (15) restrictions on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business.
          (b) For purposes of determining compliance with this Section 4.05, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on ordinary shares shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of (or remedy bars in respect of) loans or advances made to BP I, BP II or a Restricted Subsidiary to other Indebtedness

Incurred by BP I, BP II or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.
          SECTION 4.06. Asset Sales. (a) BP I and BP II will not, and will not permit any Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) BP I, BP II or any Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by BP I, BP II or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that for purposes of clause (y) the amount of:
     (i) any liabilities (as shown on BP I’s, BP II’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of BP I, BP II or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Senior Secured Notes or any Senior Secured Note Guarantee) that are assumed by the transferee of any such assets,
     (ii) any notes or other obligations or other securities or assets received by BP I, BP II or such Restricted Subsidiary from such transferee that are converted by BP I, BP II or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received), and
     (iii) any Designated Non-cash Consideration received by BP I, BP II or any Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 1.25% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be Cash Equivalents for the purposes of this Section 4.06(a).
          (b) Within 12 months after BP I, BP II or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, BP I, BP II or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option:
     (i) to repay (A) Obligations constituting First Lien Obligations (and, if such Indebtedness repaid is under a revolving credit facility, to correspondingly reduce commitments with respect thereto); provided, however, that if any First Lien Obligations other than the Senior Secured Notes are repaid with the Net Proceeds of any Asset Sale, the Issuers will equally and ratably reduce Obligations under the Senior Secured Notes through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of Senior Secured Notes or (B) Obligations constituting Indebtedness of a Restricted Subsidiary of BP I that is not an Issuer or a Senior Secured Note Guarantor, in the case of each of clauses (A), or (B), other than Indebtedness owed to RGHL or its Affiliates;

     (ii) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of BP I if it is not already a Restricted Subsidiary of BP I), assets, or property or capital expenditures (including refurbishments), in each case used or useful in a Similar Business; or
     (iii) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of BP I), properties or assets that replace the properties and assets that are the subject of such Asset Sale.
     In the case of Sections 4.06(b)(ii) and (iii), a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment; provided that in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, BP I, BP II or such Restricted Subsidiary enters into another binding commitment (a “Second Commitment”) within nine months of such cancellation or termination of the prior binding commitment; provided, further, that BP I, BP II or such Restricted Subsidiary may only enter into a Second Commitment under the foregoing provision one time with respect to each Asset Sale.
     Pending the final application of any such Net Proceeds, BP I, BP II or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner not prohibited by this Senior Secured Notes Indenture. The Holders may not have control of, or a perfected security interest in, Net Proceeds of any Collateral, which could have the effect of diminishing the value of, and ability to collect with respect to, that Collateral. Any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the immediately two preceding paragraphs (it being understood that any portion of such Net Proceeds used to make an offer to purchase Senior Secured Notes, as described in clause (i) of this Section 4.06(b), shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds €20.0 million, the Issuers shall make an offer to all holders of Senior Secured Notes (and, at the option of the Issuers, to holders of any First Lien Obligations of an Issuer or Senior Secured Note Guarantor or any other Indebtedness of a Restricted Subsidiary of BP I that is not an Obligor) (an “Asset Sale Offer”) to purchase on a pro rata basis the maximum principal amount of Senior Secured Notes (and such First Lien Obligations and other Indebtedness), that is at least $100,000 and an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such First Lien Obligations or other Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such First Lien Obligations or other Indebtedness, such lesser price, if any, as may be provided for by the terms of such First Lien Obligations or other Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Senior Secured Notes Indenture. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceed €20.0 million by mailing (or otherwise delivering in accordance with applicable DTC procedures) the notice required pursuant to the terms of this Senior Secured Notes Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Senior Secured Notes (and such First Lien Obligations or other Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, BP I, BP II or such Restricted Subsidiary may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Senior Secured Notes (and such First Lien Obligations or other Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Senior Secured Notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. An Asset Sale Offer need not be made by the Issuers until the date that is 12 months after the date on which an Asset Sale is made, the proceeds of which, in aggregate with all funds not applied in accordance with this Section 4.06 or the subject of an Asset Sale Offer, exceed €20.0 million.
          (c) The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Senior Secured Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Senior Secured Notes Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Senior Secured Notes Indenture by virtue thereof.
          (d) If more Senior Secured Notes (and such First Lien Obligations or other Indebtedness) are tendered pursuant to an Asset Sale Offer than the Issuers are required to purchase, selection of such Senior Secured Notes for purchase will be made by the Trustee on a pro rata basis, to the extent practicable and in compliance with the requirements of DTC and any stock exchange on which the Senior Secured Notes are then admitted to trading; provided that no Senior Secured Notes of $100,000 or less shall be purchased in part. Selection of such First Lien Obligations or other Indebtedness will be made pursuant to the terms of such First Lien Obligations or other Indebtedness.
          (e) An Asset Sale Offer insofar as it relates to the Senior Secured Notes, will remain open for a period of not less than 20 Business Days following its commencement (the “Offer Period”). No later than five Business Days after the termination of the applicable Offer Period the Issuers will purchase the principal amount of the Senior Secured Notes (and purchase or repay any relevant First Lien Obligations or other Indebtedness required to be so purchased or repaid as set out above) validly tendered.
          (f) To the extent that any portion of the Net Proceeds payable in respect of the Senior Secured Notes is denominated in a currency other than the currency in which the relevant Senior Secured Notes are denominated, the amount payable in respect of such Senior Secured Notes shall not exceed the net amount of funds in the currency in which such Senior Secured Notes are denominated as is actually received by BP I, BP II or such Restricted Subsidiary upon converting the relevant portion of the Net Proceeds into such currency.
          (g) Notices of an Asset Sale Offer shall be mailed by first-class mail, postage prepaid (or otherwise delivered in accordance with applicable DTC procedures) at least 30 but not more than 60 days before the purchase date to each holder of Senior Secured Notes at such holder’s registered address. If any Senior Secured Note is to be purchased in part only, any notice of purchase that relates to such Senior Secured Note shall state the portion of the principal amount thereof that has been or is to be purchased.
          (h) The Issuers’ obligation under this Section 4.06 to make an Asset Sale Offer may be waived or modified with the consent of a majority in principal amount of the Senior Secured Notes.
          SECTION 4.07. Transactions with Affiliates. (a) BP I and BP II will not, and will not permit any Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuers (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $15.0 million, unless:
     (i) such Affiliate Transaction is on terms that are not materially less favorable to BP I, BP II or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by BP I, BP II or such Restricted Subsidiary with an unrelated Person; and
     (ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $30.0 million, BP I or BP II delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of BP I or BP II, approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above.
          (b) An Affiliate Transaction shall be deemed to have satisfied the approval requirements set forth in clause (a) if (1) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (2) in the event there are no Disinterested Directors, a fairness opinion is provided by an Independent Financial Advisor with respect to such Affiliate Transaction.
          (c) The provisions of Section 4.07(a) shall not apply to the following:
     (i) transactions between or among BP I, BP II or any Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) or between or among Restricted Subsidiaries or any Receivables Subsidiary and any merger, consolidation or amalgamation of BP I, BP II and any direct parent of BP I or BP II; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of BP I and BP II and such merger, consolidation or amalgamation is otherwise in compliance with the terms of this Senior Secured Notes Indenture and effected for a bona fide business purpose;
     (ii) Restricted Payments permitted by Section 4.04 and Permitted Investments;

     (iii) the entering into of any agreement (and any amendment or modification of any such agreement) to pay, and the payment of, annual management, consulting, monitoring and advisory fees to Rank in an aggregate amount in any fiscal year not to exceed 1.5% of EBITDA of BP I, BP II and the Restricted Subsidiaries for the immediately preceding fiscal year, plus out-of-pocket expense reimbursement;
     (iv) the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of BP I, BP II or any Restricted Subsidiary or any direct or indirect parent of BP I or BP II;
     (v) payments by BP I, BP II or any Restricted Subsidiaries to Rank made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with the Transactions, acquisitions or divestitures, which payments are (A) made pursuant to the agreements with Rank described in the Offering Circular under the caption “Shareholders and Related Party Transactions” or (B) approved by a majority of the Board of Directors of BP I or BP II in good faith;
     (vi) transactions in which BP I, BP II or any Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to BP I, BP II or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (i) of Section 4.07(a);
     (vii) payments or loans (or cancellation of loans) to directors, employees or consultants which are approved by a majority of the Board of Directors of BP I or BP II in good faith;
     (viii) any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the Senior Secured Notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby as determined in good faith by senior management or the Board of Directors of BP I or BP II;
     (ix) the existence of, or the performance by BP I, BP II or any Restricted Subsidiaries of its obligations under the terms of, the Acquisition Documents, the Reynolds Acquisition Documents, the Evergreen Acquisition Documents, the Pactiv Acquisition Document, the Reynolds Foodservice Acquisition Document, the Credit Agreement Documents, the First Lien Intercreditor Agreement, the 2007 Intercreditor Agreement, any Additional Intercreditor Agreement, any shareholders’ agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date or any other agreement or arrangement in existence on the Issue Date or described in the Offering Circular and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by BP I, BP II or any Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Issue Date shall only be permitted by this clause (ix) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the holders of the Senior Secured Notes in any material respect than the original transaction, agreement or arrangement as in effect on the Issue Date;
     (x) the execution of the Transactions, the 2009 Post-Closing Reorganization and the payment of all fees and expenses, bonuses and awards related to the Transactions, including fees to Rank, that are described in the Offering Circular or contemplated by the Acquisition Documents, the Reynolds Acquisition Documents, the Evergreen Acquisition Documents, the Pactiv Acquisition Document, the Reynolds Foodservice Acquisition Document or by any of the other documents related to the Transactions;
     (xi) (A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Senior Secured Notes Indenture, which are fair to BP I, BP II and the Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of BP I or BP II, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (B) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;
     (xii) any transaction effected as part of a Qualified Receivables Financing or a Financing Disposition;
     (xiii) the issuance of Equity Interests (other than Disqualified Stock) of BP I or BP II or Subordinated Shareholder Funding to any Person;
     (xiv) the issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding or entering into of employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of BP I or BP II or any direct or indirect parent of BP I or BP II or of a Restricted Subsidiary of BP I or BP II, as appropriate;
     (xv) the entering into and performance of any tax sharing agreement or arrangement and any payments permitted by Section 4.04(b)(xii);
     (xvi) any contribution to the capital of BP I or BP II;
     (xvii) transactions permitted by, and complying with, the provisions of Section 5.01;
     (xviii) transactions between BP I, BP II or any Restricted Subsidiaries and any Person, a director of which is also a director of BP I, BP II or any direct or indirect parent of BP I or BP II; provided, however, that such director abstains from voting as a director of

BP I, BP II or such direct or indirect parent, as the case may be, on any matter involving such other Person;
     (xix) pledges of Equity Interests of Unrestricted Subsidiaries;
     (xx) the formation and maintenance of any consolidated or combined group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;
     (xxi) any employment agreements entered into by BP I, BP II or any Restricted Subsidiaries in the ordinary course of business; and
     (xxii) intercompany transactions undertaken in good faith (as certified by a responsible financial or accounting officer of BP I or BP II in an Officers’ Certificate) for the purpose of improving the consolidated tax efficiency of BP I, BP II and their respective Subsidiaries and not for the purpose of circumventing any covenant set forth in this Senior Secured Notes Indenture.
          SECTION 4.08. Change of Control. (a) Upon the occurrence of a Change of Control, each holder will have the right to require the Issuers to repurchase all or any part of such holder’s Senior Secured Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest and premiums, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuers have previously elected to redeem all of the Senior Secured Notes as described under Article III of this Senior Secured Notes Indenture. In the event that at the time of such Change of Control the terms of any Bank Indebtedness restrict or prohibit the repurchase of Senior Secured Notes pursuant to this Section 4.08, then prior to the mailing (or delivery) of the notice to holders provided for in Section 4.08(c), but in any event within 45 days following any Change of Control, the Issuers shall: (i) repay in full all such Bank Indebtedness or, if doing so will allow the purchase of Senior Secured Notes, offer to repay in full all such Bank Indebtedness and repay the Bank Indebtedness of each lender that has accepted such offer; or (ii) obtain the requisite consent under the agreements governing such Bank Indebtedness to permit the repurchase of the Senior Secured Notes as provided for in Section 4.08(c).
          (b) The Issuers’ failure to comply with such provisions or the provisions of the immediately following paragraph shall constitute an Event of Default under 6.01(d) and not 6.01(b).
          (c) Within 45 days following any Change of Control, except to the extent that the Issuers have exercised their right to redeem the Senior Secured Notes by delivery of a notice of redemption in accordance with Article III or all conditions to such redemption have been satisfied or waived, the Issuers shall mail (or otherwise deliver in accordance with applicable DTC procedures) a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee stating:

     (i) that a Change of Control has occurred and that such holder has the right to require the Issuers to repurchase such holder’s Senior Secured Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);
     (ii) the circumstances and relevant facts and financial information regarding such Change of Control;
     (iii) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed or delivered) (the “Change of Control Payment Date”);
     (iv) the instructions determined by the Issuers, consistent with this Section 4.08, that a holder must follow in order to have its Senior Secured Notes purchased; and
     (v) if applicable and such notice is mailed prior to the occurrence of a Change of Control, that such offer is conditioned on the occurrence of such Change of Control.
          (d) Holders electing to have a Senior Secured Note purchased shall be required to surrender the Senior Secured Note, with an appropriate form duly completed, to the Issuers, at the address specified in the notice at least three Business Days prior to the purchase date. The Holders shall be entitled to withdraw their election if the Trustee or the Issuers receive not later than one Business Day prior to the purchase date a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Senior Secured Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Senior Secured Note purchased.
          (e) A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.
          (f) Notwithstanding the foregoing provisions of this Section 4.08, the Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Senior Secured Notes Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Senior Secured Notes validly tendered and not withdrawn under such Change of Control Offer.
          (g) On the Change of Control Payment Date, if the Change of Control shall have occurred, the Issuers will, to the extent lawful:
     (i) accept for payment all Senior Secured Notes properly tendered pursuant to the Change of Control Offer;

     (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Senior Secured Notes so tendered;
     (iii) deliver or cause to be delivered to the Trustee an Officers’ Certificate stating the Senior Secured Notes or portions of the Senior Secured Notes being purchased by the Issuers in the Change of Control Offer;
     (iv) in the case of Global Senior Secured Securities, deliver, or cause to be delivered, to the principal Paying Agent the Global Senior Secured Securities in order to reflect thereon the portion of such Senior Secured Notes or portions thereof that have been tendered to and purchased by the Issuers; and
     (v) in the case of Definitive Securities, deliver, or cause to be delivered, to the relevant Registrar for cancellation all Definitive Securities accepted for purchase by the Issuers.
          (h) The Paying Agent will promptly mail (or otherwise deliver in accordance with applicable DTC procedures) to each holder of Senior Secured Notes so tendered the Change of Control Payment for such Senior Secured Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder of Senior Secured Notes a new Senior Secured Note equal in principal amount to the unpurchased portion of the Senior Secured Notes surrendered, if any; provided, however, that each such new Senior Secured Note will be in a principal amount that is at least $100,000 and integral multiples of $1,000 in excess thereof.
          (i) [Reserved.]
          (j) Senior Secured Notes repurchased by the Issuers or an Affiliate pursuant to a Change of Control Offer will have the status of Senior Secured Notes issued but not outstanding or will be retired and canceled at the option of the Issuers. Senior Secured Notes purchased by an unaffiliated third party pursuant to Section 4.08(h) will have the status of Senior Secured Notes issued and outstanding.
          (k) The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Senior Secured Notes pursuant to this Section 4.08. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.08, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.08 by virtue thereof.
          (l) The Issuers’ obligation under this Section 4.08 to make an offer to repurchase the Senior Secured Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of outstanding Senior Secured Notes.
          SECTION 4.09. Compliance Certificate. Each Issuer, BP I and BP II shall deliver to the Trustee within 120 days after the end of each fiscal year of such entity, beginning with the fiscal year end on December 31, 2011, and, within 14 days of a request by the Trustee, an Officers’ Certificate stating that in the course of the performance by the signers of their duties as Officers of an Issuer, BP I or BP II, as applicable, they would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during such period. If they do, the certificate shall describe the Default, its status and what action the applicable entity is taking or proposes to take with respect thereto. The Issuers also are required to deliver to the Trustee (i) as soon as any of them become aware of the occurrence of an Event of Default, written notice of the occurrence of such Event of Default referring to this Senior Secured Notes Indenture and the Section or Sections under which such Event of Default has occurred and (ii) within 30 days after the occurrence thereof, written notice of any event which would constitute a Default under clause (c), (d), (e), (f) or (g) of Section 6.01, its status and what action BP I, BP II or any Issuer is taking or proposes to take in respect thereof.
          SECTION 4.10. Further Instruments and Acts. The Issuers, BP I or BP II shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Senior Secured Notes Indenture (including upon request of the Trustee and/or Collateral Agent but without affirmative duty to do so).
          SECTION 4.11. Future Senior Secured Note Guarantors. (a) Each Restricted Subsidiary (unless such Subsidiary is an Issuer, a Senior Secured Note Guarantor or a Receivables Subsidiary) that guarantees, assumes or in any other manner becomes liable with respect to (x) any Indebtedness under any Credit Agreement or (y) any Public Debt (including any proceeds loans or other intercompany loans in respect thereof) of BP I, BP II, an Issuer or any Senior Secured Note Guarantor, in each case, will execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee payment of the Senior Secured Notes; provided that notwithstanding the foregoing:
     (i) each Restricted Subsidiary incorporated or otherwise organized under the laws of Austria shall only be required to enter into its respective Senior Secured Note Guarantee within 135 days following the Issue Date (or on such later date as may be permitted by the Applicable Representative in its sole discretion);
     (ii) each Restricted Subsidiary incorporated or otherwise organized under the laws of Brazil, Germany and Switzerland (other than, in the case of Switzerland, SIG Combibloc Group AG) shall only be required to enter into its respective Senior Secured Note Guarantee within 45 days following the Issue Date (or on such later date as may be permitted by the Applicable Representative in its sole discretion);
     (iii) the Thai Guarantor (as defined below) shall only be required to enter into the Thai Senior Secured Note Guarantee as set forth in Section 4.25(a);
     (iv) with respect to any Restricted Subsidiary not referred to in clauses (i), (ii) or (iii) above, to the extent the foregoing obligation is triggered by Indebtedness or Public Debt existing as of the Issue Date, the relevant Restricted Subsidiary shall only be required to enter into its respective Senior Secured Note Guarantee as soon as reasonably practicable following the Issue Date;

     (v) no Senior Secured Note Guarantee shall be required as a result of any Indebtedness or guarantee of Indebtedness that existed at the time such Person became a Restricted Subsidiary if the Indebtedness or guarantee was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary;
     (vi) no such Senior Secured Note Guarantee need be secured unless required pursuant to Section 4.16;
     (vii) if such Indebtedness is by its terms expressly subordinated to the Senior Secured Notes or any Senior Secured Note Guarantee, any such assumption, guarantee or other liability of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated to such Restricted Subsidiary’s Senior Secured Note Guarantee of the Senior Secured Notes at least to the same extent as such Indebtedness is subordinated to the Senior Secured Notes or any other senior guarantee;
     (viii) no Senior Secured Note Guarantee shall be required as a result of any guarantee given to a bank or trust company incorporated in any member state of the European Union as of the date of this Senior Secured Notes Indenture or any commercial banking institution that is a member of the US Federal Reserve System (or any branch, Subsidiary or Affiliate thereof), in each case having combined capital and surplus and undivided profits of not less than $500.0 million, whose debt has a rating, at the time such guarantee was given, of at least A or the equivalent thereof by S&P and at least A2 or the equivalent thereof by Moody’s, in connection with the operation of cash management programs established for BP I’s and BP II’s benefit or that of any Restricted Subsidiary;
     (ix) no Senior Secured Note Guarantee shall be required if such Senior Secured Note Guarantee would not be required pursuant to the applicable provisions of the Agreed Security Principles;
     (x) no Senior Secured Note Guarantee shall be required from a US Controlled Foreign Subsidiary or a Financial Assistance Restricted Subsidiary;
     (xi) no Senior Secured Note Guarantee shall be required if such Senior Secured Note Guarantee could reasonably be expected to give rise to or result in (x) personal liability for, or material risk of personal liability for, the officers, directors or shareholders of BP I, BP II, any parent of BP I or BP II or any Restricted Subsidiary, (y) any violation of, or material risk of violation of, applicable law that cannot be avoided or otherwise prevented through measures reasonably available to BP I, BP II or any such Restricted Subsidiary, including, for the avoidance of doubt, “whitewash” or similar procedures or (z) any significant cost, expense, liability or obligation (including with respect of any Taxes) other than reasonable out-of-pocket expenses and other than reasonable expenses Incurred in connection with any governmental or regulatory filings required as a result of, or any measures pursuant to clause (y) undertaken in connection with, such Senior Secured Note Guarantee, which cannot be avoided through measures reasonably available to BP I, BP II or any such Restricted Subsidiary; and

     (xii) each such Senior Secured Note Guarantee will be limited as necessary to recognize certain defenses generally available to guarantors (including those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally) or other considerations under applicable law.
          (b) The Senior Secured Note Guarantees shall be released in accordance with the provisions of Section 10.06.
          SECTION 4.12. Liens. (a) BP I and BP II will not, and will not permit any Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien on any asset or property of BP I, BP II or such Restricted Subsidiary (including Capital Stock or Indebtedness of a Restricted Subsidiary), whether owned on the Issue Date or acquired thereafter, or any interest therein or any income, profits or proceeds therefrom securing any Indebtedness, except Permitted Liens.
          (b) At any time the First Lien Obligations consist solely of the Senior Secured Notes and other Public Debt that contains limitations similar to those set forth under Section 12.01(a)(i) and (ii), BP I and BP II will not, and will not permit any Restricted Subsidiaries to, directly or indirectly, create, incur or suffer to exist any Lien on any Excluded Stock Collateral, except for any Lien in favor of the Senior Secured Notes and any other First Lien Obligations consisting of Public Debt with substantially similar limitations as those set forth under Section 12.01(a)(i) and (ii).
          SECTION 4.13. Foreign Subsidiaries. (a) Notwithstanding anything contained in this Senior Secured Notes Indenture to the contrary, neither of the US Issuers will, directly or indirectly, own or acquire any Equity Interests in a US Controlled Foreign Subsidiary.
          (b) No Foreign Subsidiary of RGHL shall also be a Subsidiary of a Domestic Subsidiary of RGHL unless such Domestic Subsidiary is a disregarded entity for US tax purposes; provided, however, that such limitation shall not apply to (x) any Foreign Subsidiary of RGHL that is a Subsidiary of SIG Combibloc Inc., Closure Systems International Inc., Closure Systems Mexico Holdings LLC, CSI Mexico LLC, Pactiv or Pactiv International Holdings, Inc. as of the Issue Date, (y) any Foreign Subsidiary of a Domestic Subsidiary at the time such Domestic Subsidiary becomes a Subsidiary of RGHL (provided, however, that such Foreign Subsidiary did not become a Subsidiary of such Domestic Subsidiary in connection with, or in contemplation of, such Domestic Subsidiary becoming a Subsidiary of RGHL) or (z) any Foreign Subsidiary that is not a US Controlled Foreign Subsidiary.
          SECTION 4.14. Maintenance of Office or Agency. (a) The Issuers, BP I and BP II shall maintain one or more offices or agencies (which may be an office of the Trustee or an affiliate of the Trustee or Registrar) where Senior Secured Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Senior Secured Notes and this Senior Secured Notes Indenture may be served. The Issuers shall give prompt written notice to the Trustee and the Principal Paying Agent of the location, and any change in the location, of such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee and the

Principal Paying Agent with the address thereof, such presentations, surrenders, notices and demands may be made or served at the corporate trust office of the Trustee as set forth in Section 13.02.
          (b) The Issuers may also from time to time designate one or more other offices or agencies where the Senior Secured Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuers of their obligation to maintain an office or agency for such purposes. The Issuers shall give prompt written notice to the Trustee and the Principal Paying Agent of any such designation or rescission and of any change in the location of any such other office or agency.
          (c) The Issuers hereby designate the corporate trust office of the Trustee or its Agent as such office or agency of the Issuers in accordance with Section 2.04.
          SECTION 4.15. Withholding Taxes. (a) All payments made by any Issuer or any Senior Secured Note Guarantor or any successor in interest to any of the foregoing (each, a “Payor”) on or with respect to the Senior Secured Notes or any Senior Secured Note Guarantee will be made without withholding or deduction for, or on account of, any Taxes unless such withholding or deduction is required by law; provided, however that a Payor, in any case, may withhold from any interest payment made on the Senior Secured Notes to or for the benefit of any person who is not a “United States person,” as such term is defined for U.S. federal income tax purposes, U.S. federal withholding tax, and pay such withheld amounts to the Internal Revenue Service, unless such person provides documentation to such Payor such that an exemption from U.S. federal withholding tax would apply to such payment if interest on the Senior Secured Notes were treated as income from sources within the U.S. for U.S. federal income tax purposes. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of:
     (i) any jurisdiction (other than the United States or any political subdivision or governmental authority thereof or therein having power to tax) from or through which payment on the Senior Secured Notes or any Senior Secured Note Guarantee is made by such Payor, or any political subdivision or governmental authority thereof or therein having the power to tax; or
     (ii) any other jurisdiction (other than the United States or any political subdivision or governmental authority thereof or therein having the power to tax) in which a Payor that actually makes a payment on the Senior Secured Notes or its Senior Secured Note Guarantee is organized or otherwise considered to be a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax,
          (each of clause (i) and (ii) of this Section 4.15(a), a “Relevant Taxing Jurisdiction”), will at any time be required from any payments made with respect to the Senior Secured Notes or any Senior Secured Note Guarantee, including payments of principal, redemption price, interest or premium, if any, the Payor will pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by the noteholders or the Trustee, as the case may be, after such withholding or deduction (including any such deduction or withholding from such Additional Amounts), will not be less than the amounts that would have been received in respect of such payments on the Senior Secured Notes or the Senior Secured Note Guarantees in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable for or on account of:
     (1) any Taxes that would not have been so imposed or levied but for the existence of any present or former connection between the relevant secured noteholder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over the relevant secured noteholder, if such secured noteholder is an estate, nominee, trust, partnership, limited liability company or corporation) and the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) but excluding, in each case, any connection arising solely from the acquisition, ownership or holding of such Senior Secured Note, the receipt of any payment in respect thereof or the perfection or enforcement of any security interest related to the Senior Secured Notes;
     (2) any Taxes that would not have been so imposed or levied if the holder of the Senior Secured Note had complied with a reasonable request in writing of the Payor (such request being made at a time that would enable such holder acting reasonably to comply with that request) to make a declaration of nonresidence or any other claim or filing or satisfy any certification, information or reporting requirement for exemption from, or reduction in the rate of, withholding to which it is entitled (provided that such declaration of nonresidence or other claim, filing or requirement is required by the applicable law, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from the requirement to deduct or withhold all or a part of any such Taxes);
     (3) any Taxes that are payable otherwise than by withholding from a payment of the principal of, premium, if any, or interest under the Senior Secured Notes or any Senior Secured Note Guarantee;
     (4) any estate, inheritance, gift, sales, excise, transfer, personal property or similar tax, assessment or other governmental charge;
     (5) any Taxes that are required to be deducted or withheld on a payment pursuant to the Directive or any law implementing, or introduced in order to conform to, the Directive;
     (6) except in the case of the liquidation, dissolution or winding-up of the Payor, any Taxes imposed in connection with a Senior Secured Note presented for payment by or on behalf of a secured noteholder or beneficial owner who would have been able to avoid such Tax by presenting the relevant Senior Secured Note to, or otherwise accepting payment from, another paying agent in a member state of the European Union; or
     (7) any combination of the above.
     Such Additional Amounts will also not be payable (x) if the payment could have been made without such deduction or withholding if the beneficiary of the payment had presented the Senior Secured Note for payment (where presentation is required) within 30 days after the relevant payment was first made available for payment to the secured noteholder or (y) where, had the beneficial owner of the Senior Secured Note been the holder of the Senior Secured Note, such beneficial owner would not have been entitled to payment of Additional Amounts by reason of any of clauses (1) to (7) inclusive above.
          (b) The Payor will (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant taxing authority of the Relevant Taxing Jurisdiction in accordance with applicable law. Upon request, the Payor will use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each relevant taxing authority of each Relevant Taxing Jurisdiction imposing such Taxes and will provide such certified copies to the Trustee. If, notwithstanding the efforts of such Payor to obtain such receipts, the same are not obtainable, such Payor will provide the Trustee with other evidence reasonably satisfactory to the applicable Holder.
          (c) If any Payor will be obligated to pay Additional Amounts under or with respect to any payment made on the Senior Secured Notes, at least 30 days prior to the date of such payment, the Payor will deliver to the Trustee an Officers’ Certificate stating the fact that Additional Amounts will be payable and the amount so payable and such other information necessary to enable the Paying Agent to pay Additional Amounts to noteholders on the relevant payment date (unless such obligation to pay Additional Amounts arises less than 45 days prior to the relevant payment date, in which case the Payor shall deliver such Officers’ Certificate and such other information as promptly as practicable after the date that is 30 days prior to the payment date, but no less than five (5) Business Days prior thereto, and otherwise in accordance with the requirements of DTC).
          (d) Wherever in this Senior Secured Notes Indenture, the Senior Secured Notes or any Senior Secured Note Guarantee there is mentioned, in any context: (i) the payment of principal, (ii) redemption prices or purchase prices in connection with a redemption or purchase of Senior Secured Notes, (iii) interest or (iv) any other amount payable on or with respect to any of the Senior Secured Notes or any Senior Secured Note Guarantee, such reference shall be deemed to include payment of Additional Amounts as described under this Section 4.15 to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.
          (e) The Payor will pay any present or future stamp, court or documentary Taxes, or any other excise, property or similar Taxes, charges or levies that arise in any jurisdiction from the execution, delivery, registration or enforcement of any Senior Secured Notes, this Senior Secured Notes Indenture, or any other document or instrument in relation thereto (other than a transfer of the Senior Secured Notes) excluding any such Taxes, charges or similar levies imposed by any jurisdiction that is not a Relevant Taxing Jurisdiction, and the Payor agrees to indemnify the noteholders and the Trustee for any such Taxes paid by such noteholders. The foregoing obligations will survive any termination, defeasance or discharge of this Senior Secured Notes Indenture and will apply mutatis mutandis to any jurisdiction in which any successor to a Payor is organized or otherwise considered to be a resident for Tax purposes or any political subdivision or taxing authority or agency thereof or therein.
          SECTION 4.16. Future Collateral. Subject to the Agreed Security Principles, as promptly as reasonably practicable after the acquisition by the Issuers or any Senior Secured Note Guarantor of any After-Acquired Collateral, the Issuers or such Senior Secured Note Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as shall be reasonably necessary to vest in the Trustee and/or Collateral Agent a valid and, to the extent applicable in the applicable jurisdiction and required under the Agreed Security Principles, perfected, security interest, subject only to Permitted Liens, in such After-Acquired Collateral and to have such After-Acquired Collateral (but subject to certain limitations, if applicable), added to the Collateral, and thereupon all provisions of this Senior Secured Notes Indenture relating to the Collateral shall be deemed to relate to such After-Acquired Collateral to the same extent and with the same force and effect; provided, however, that if granting such security interest in such After-Acquired Collateral requires the consent of a third party, the Issuers will use commercially reasonable efforts to obtain such consent with respect to the security interest for the benefit of the Trustee on behalf of the Holders of the Senior Secured Notes; provided further, however, that if such third party does not consent to the granting of such security interest after the use of such commercially reasonable efforts, the Issuers or such Senior Secured Note Guarantor, as the case may be, will not be required to provide such security interest. Under the commercially reasonable efforts standard, the Issuers will not be obligated to seek to obtain consent if, in the good faith determination of BP I, to do so would have a material adverse effect on the ability of the Issuers or the relevant Senior Secured Note Guarantors to conduct their operations and business in the ordinary course or if, in good faith determination of BP I, to do so would be inconsistent with the Agreed Security Principles.
          SECTION 4.17. Impairment of Security Interest. (a) Subject to Section 4.17(b), BP I shall not, and shall not permit any Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission might reasonably or would (in the good faith determination of the Issuers), have the result of materially impairing the value of the security interests taken as a whole (including the lien priority with respect thereto) with respect to the Collateral for the benefit of the Trustee and the Holders of the Senior Secured Notes (including materially impairing the lien priority of the Senior Secured Notes with respect thereto) (it being understood that any release under 12.06 and the incurrence of Permitted Liens shall not be deemed to so materially impair the security interests with respect to the Collateral); provided that BP I, BP II and the Restricted Subsidiaries may Incur Permitted Liens and Liens otherwise permitted pursuant to Section 4.12.
          (b) At the direction of the Issuers and without the consent of the Holders, the Trustee (or its agent or designee) shall from time to time enter into one or more amendments, extensions, renewals, restatements, supplements or other modifications or replacements to or of the Security Documents to: (i) cure any ambiguity, omission, defect or inconsistency therein, (ii) provide for Permitted Liens or Liens otherwise permitted under Section 4.12, (iii) add to the

Collateral or (iv) make any other change thereto that does not adversely affect the Holders in any material respect; provided, however, that, in the case of clauses (ii) and (iii), no Security Document may be amended, extended, renewed, restated, supplemented or otherwise modified, in each case in any material respect, or replaced, unless contemporaneously with such amendment, extension, renewal, restatement, supplement, modification or renewal, the Issuers deliver to the Trustee, either:
     (i) a solvency opinion, in form and substance satisfactory to the Trustee, from an Independent Financial Advisor satisfactory to the Trustee confirming the solvency of BP I, BP II and their respective Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement; or
     (ii) an Opinion of Counsel, in form and substance satisfactory to the Trustee confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, the Lien or Liens securing the Senior Secured Notes created under the Security Documents so amended, extended, renewed, restated, supplemented, modified or replaced remain valid and, to the extent applicable in the jurisdiction and required under the Agreed Security Principles, perfected, Liens.
          SECTION 4.18. Amendment of 2007 Senior Subordinated Notes. Except with the consent of the Holders of a majority in outstanding aggregate principal amount of the Senior Secured Notes, BP II and the Obligors will not amend the 2007 Senior Subordinated Note Indenture or the notes and guarantees in respect of the foregoing if such amendment would result in any of the following:
     (a) the principal obligor in respect of the 2007 Senior Subordinated Notes not being either RGHL or BP II;
     (b) (x) except as may be otherwise permitted under Section 4.11, any Restricted Subsidiary other than a Senior Secured Note Guarantor or an Issuer guaranteeing the 2007 Senior Notes or the 2007 Senior Subordinated Notes or (y) such guarantees not being subordinated to the Senior Secured Notes and Senior Secured Note Guarantees pursuant to the 2007 Intercreditor Agreement; or
     (c) the terms of the 2007 Senior Subordinated Notes relating to subordination being materially less favorable overall to the Holders.
          SECTION 4.19. Suspension/Fall-Away of Covenants on Achievement of Investment Grade Status. (a) If on any date (i) the Senior Secured Notes have Investment Grade Ratings from both Rating Agencies, and the Issuers have delivered written notice of such Investment Grade Ratings to the Trustee, and (ii) no Default has occurred and is continuing under this Senior Secured Notes Indenture, then, beginning on that day, BP I, BP II and the Restricted Subsidiaries will not be subject to Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.11, 4.16 and Section 5.01(a)(iv) of this Senior Secured Notes Indenture (the “Suspended Covenants”).

          (b) In the event that BP I, BP II and the Restricted Subsidiaries are not subject to the Suspended Covenants under this Senior Secured Notes Indenture for any period of time as a result of the foregoing, and on any subsequent date one or both of the Rating Agencies (a) withdraw their Investment Grade Rating or downgrade the rating assigned to the Senior Secured Notes below an Investment Grade Rating or (b) BP I, BP II or any of their Affiliates enters into an agreement to effect a transaction that would result in a breach of a Suspended Covenant if not so suspended and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the Senior Secured Notes below an Investment Grade Rating, then BP I, BP II and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Senior Secured Notes Indenture. Such covenants will not, however, be of any effect with regard to the actions of BP I, BP II and the Restricted Subsidiaries properly taken during the continuance of the covenant suspension and Section 4.04 shall be interpreted as if it had been in effect since the Reference Date except that no Default will be deemed to have occurred and will not occur solely by reason of a Restricted Payment made during the covenant suspension.
          (c) During the continuance of the covenant suspension, no Restricted Subsidiary may be designated as an Unrestricted Subsidiary.
          SECTION 4.20. Intercreditor Agreements. (a) At the request of the Issuers, in connection with the Incurrence by BP I, BP II or the Restricted Subsidiaries of any Indebtedness for borrowed money permitted pursuant to Section 4.03 constituting First Lien Obligations or Subordinated Indebtedness of BP I, BP II, any Issuer or any Senior Secured Note Guarantor, BP I, BP II, the Issuers, the relevant Restricted Subsidiaries and the Trustee shall enter into with the holders of such Indebtedness (or their duly authorized Representatives) one or more intercreditor agreements (each an “Additional Intercreditor Agreement”) on substantially the same terms as one or both of the First Lien Intercreditor Agreement and the 2007 Intercreditor Agreement (or, in each case, on terms not materially less favorable to the holders of the Senior Secured Notes), including containing substantially the same terms with respect to enforcement and release of Senior Secured Note Guarantees and Collateral; provided, that such Additional Intercreditor Agreement will not impose any personal obligations on the Trustee or the Collateral Agent or, in the opinion of the Trustee, adversely affect the rights, duties, liabilities or immunities of the Trustee under this Senior Secured Notes Indenture, the First Lien Intercreditor Agreement or the 2007 Intercreditor Agreement.
          (b) At the direction of the Issuers and without the consent of secured noteholders, the Trustee shall from time to time enter into one or more amendments to the First Lien Intercreditor Agreement, the 2007 Intercreditor Agreement or any Additional Intercreditor Agreement to: (i) cure any ambiguity, omission, mistake, defect or inconsistency of any such agreement, (ii) increase the amount or types of Indebtedness covered by any such agreement that may be Incurred by BP I, BP II or a Restricted Subsidiary (including with respect to the First Lien Intercreditor Agreement, the 2007 Intercreditor Agreement or any Additional Intercreditor Agreement the addition of provisions relating to new Indebtedness ranking junior in right of payment to the Notes), (iii) add parties to the First Lien Intercreditor Agreement, the 2007 Intercreditor Agreement or an Additional Intercreditor Agreement, including Senior Secured Note Guarantors, or successors, including successor trustees or other Representatives, (iv) secure the

Senior Secured Notes (including Additional Senior Secured Notes), First Lien Obligations or any Subordinated Indebtedness, in each case to the extent permitted to be Incurred and so secured hereunder, (v) make provision for pledges of any collateral to secure the Senior Secured Notes (including any Additional Senior Secured Notes), First Lien Obligations or any Subordinated Indebtedness, in each case to the extent permitted to be Incurred and so secured hereunder or (vi) make any other change to any such agreement that does not adversely affect the Senior Secured Notes in any material respect. The Issuers shall not otherwise direct the Trustee to enter into any amendment to the First Lien Intercreditor Agreement, the 2007 Intercreditor Agreement or any Additional Intercreditor Agreement without the consent of the holders representing a majority in aggregate principal amount of the Senior Secured Notes then outstanding, except as otherwise permitted under Article IX of this Senior Secured Notes Indenture and the Issuers may only direct the Trustee to enter into any amendment to the extent such amendment does not impose any personal obligations on the Trustee or, in the opinion of the Trustee, adversely affect the rights, duties, liabilities or immunities of the Trustee under this Senior Secured Notes Indenture or the First Lien Intercreditor Agreement, the 2007 Intercreditor Agreement or any Additional Intercreditor Agreement.
          (c) Each secured noteholder, by accepting a Senior Secured Note, shall be deemed to have agreed to and accepted the terms and conditions of the First Lien Intercreditor Agreement, the 2007 Intercreditor Agreement and any Additional Intercreditor Agreement (whether then entered into or entered into in the future pursuant to the provisions described herein) and the performance by the Trustee of its obligations and the exercise of its rights thereunder and in connection therewith. A copy of the First Lien Intercreditor Agreement, the 2007 Intercreditor Agreement and any Additional Intercreditor Agreement shall be made available for inspection during normal business hours on any Business Day upon prior written request at the offices of the Trustee.
          SECTION 4.21. [Reserved.]
          SECTION 4.22. [Reserved.]
          SECTION 4.23. [Reserved.]
          SECTION 4.24. Designation of Senior Secured Notes. BP II will designate the Senior Secured Notes and the Senior Secured Note Guarantees as “Designated Senior Indebtedness” and this Senior Secured Notes Indenture as included in the definition of “Credit Agreement” for all purposes of the 2007 Senior Note Indenture, the 2007 Senior Subordinated Notes Indenture and the 2007 Intercreditor Agreement.
          SECTION 4.25. Certain Country Limitations. (a) Within 45 days after the Issue Date (or such later date as may be permitted by the Applicable Representative in its sole discretion) SIG Combibloc Ltd. (Thailand) (the “Thai Guarantor”) shall apply to the Bank of Thailand for, and use commercially reasonable efforts to obtain, in-principle approval for the remittance of any foreign currency sum pursuant to the Thai Guarantor’s obligation to make any payment under the Thai Senior Secured Note Guarantee (as defined below). If such Bank of Thailand in-principle approval is received, the Thai Guarantor shall promptly apply for, and shall use commercially reasonable efforts to obtain, the requisite permit under the Alien Business Act

B.E. 2542 from the Director-General of the Department of Business Development, Ministry of Commerce of Thailand (the “Thai Business Permit”) permitting the Thai Guarantor to provide a guarantee for payment of the Senior Secured Notes (the “Thai Senior Secured Note Guarantee”) and to provide security in favor of the Senior Secured Notes. Notwithstanding the provisions set forth under Section 4.11, but subject to the exceptions to the requirement to provide a Senior Secured Note Guarantee contained therein, the Thai Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which it will guarantee payment of the Senior Secured Notes, and shall enter into the relevant Security Documents pursuant to which security interests in the relevant Collateral will be reaffirmed and extended to secure the Senior Secured Notes, within 60 days of obtaining its Thai Business Permit (or on such later date as may be permitted by the Applicable Representative in its sole discretion), provided that at such time it would, but for the provisions of this Section 4.25, be required to grant a Senior Secured Note Guarantee under the terms of Section 4.11. In addition, in respect of any in-principle approval of the Bank of Thailand granted to the Thai Guarantor, the Thai Guarantor agrees to: (i) when it is required to remit the foreign currency sum pursuant to its obligation of payment under the Thai Senior Secured Note Guarantee, comply with the Bank of Thailand’s requirements set out in such in-principle approval for obtaining the final approval of the Bank of Thailand for the remittance of such sum (to the full amount of its guarantee obligations), within the time limits specified by the Bank of Thailand (if any); (ii) if such in-principle approval has an expiry date, apply for the renewal or extension of such approval prior to the expiry date of such approval, so long as any of the obligations under the Thai Senior Secured Note Guarantee are outstanding; and (iii) comply with the conditions set out in the final approval (if any) to allow the Thai Guarantor to remit the approved foreign currency sum (to the fullest extent) for the payment under the Thai Senior Secured Note Guarantee.
          (b) The Issuers will use the proceeds of the Senior Secured Notes only for the purposes specified in the section of the Offering Circular entitled “Use of Proceeds”. The Senior Secured Notes have not and shall not be used with a view to (a) the subscription or acquisition of any shares in the share capital or depositary receipts thereof in a company organized in The Netherlands or (b) repay any Indebtedness which was used for the purposes of acquiring shares in the share capital or depositary receipts thereof in The Netherlands.
          (c) (i) Each Senior Secured Note Guarantor organized in Germany and each other Senior Secured Note Guarantor and each Issuer that is party to a Domination Agreement shall (A) to the extent not prohibited by applicable law, comply with such Domination Agreement and do all that is necessary to maintain the Domination Agreements in full force and effect; provided that (1) with respect to any Domination Agreements other than any Domination Agreements with SIG Euro Holding AG & Co KGaA as dominated entity (beherrschtes Unternehmen), such Domination Agreement may be terminated (x) in connection with a transaction permitted by Section 5.01 hereof involving a Senior Secured Note Guarantor organized in Germany as dominated entity (beherrschtes Unternehmen) under a Domination Agreement that leads to such Senior Secured Note Guarantor ceasing to be a Senior Secured Note Guarantor, or (y) if a replacement domination agreement reasonably acceptable to the Administrative Agent (under and as defined in the Senior Secured Credit Facilities) will be executed and filed for registration concurrently with the termination thereof or (z) as otherwise permitted by the Trustee, and (2) with respect to any Domination Agreement with SIG Euro

Holding AG & Co KGaA as dominated entity (beherrschtes Unternehmen), such Domination Agreement may be terminated (x) to the extent SIG Euro Holding AG & Co KGaA has changed its corporate legal form into that of a German limited liability company (Gesellschaft mit beschränkter Haftung) or limited partnership pursuant (Kommanditgesellschaft), if a replacement domination agreement reasonably acceptable to the Administrative Agent (under and as defined in the Senior Secured Credit Facilities) will be executed and filed for registration concurrently with the termination thereof provided, or (y) as otherwise permitted by the Administrative Agent (under and as defined in the Senior Secured Credit Facilities); and (B) provide the Administrative Agent (under and as defined in the Senior Secured Credit Facilities) with at least ten days, but in the case of any Domination Agreement with SIG Euro Holding AG & Co KGaA as dominated entity (beherrschtes Unternehmen) at least six weeks, prior written notice of any intention to cancel any Domination Agreement, unless such cancellation is permitted under section 5.17(b)(i) of the Senior Secured Credit Facilities.
     (ii) None of the Issuers or the Senior Secured Note Guarantors shall terminate any Domination Agreement with SIG Euro Holding AG & Co KGaA as dominated entity (beherrschtes Unternehmen), except as otherwise provided by Section 5.17(b)(i) of the Senior Secured Credit Facilities, and none of the Issuers or the Senior Secured Note Guarantors shall take any action that would cause the Administrative Agent (under and as defined in the Senior Secured Credit Facilities) to receive notice from any party to such Domination Agreement of its intention to terminate, except as permitted by Section 5.17(b)(i) of the Senior Secured Credit Facilities, such Domination Agreement;
     (iii) No Senior Secured Note Guarantor incorporated in Germany, shall become unable to pay its debts as they fall due (Zahlungsunfähigkeit) or be deemed to be unable to pay its debts as they fall due (drohende Zahlungsunfähigkeit) or be over-indebted (Überschuldung) within the meaning of Sections 17 - 19 of the German Insolvency Code (Insolvenzordnung).
          SECTION 4.26. Limitation on Restricted Subsidiaries. RGHL will not, and will not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take any action which action or omission could reasonably be expected to or would have the result of any Subsidiary of Pactiv being a “Restricted Subsidiary” within the meaning of the Pactiv Base Indenture.
          SECTION 4.27. Fiscal Year. Each Issuer at all times will have the same fiscal year as BP I, BP II and RGHL.
ARTICLE V
Successor Company
          SECTION 5.01. When the Issuers, BP I or BP II May Merge or Transfer Assets. (a) Each of BP I, BP II and each of the Issuers may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind-up or convert into (whether or not BP I, BP II or any Issuer, as applicable, is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or Substantially All of its properties or assets in one or more related transactions, to any Person unless:
     (i) BP I, BP II, the US Issuer I, the US Issuer II or the Luxembourg Issuer, as applicable, is the surviving person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding-up or conversion (if other than BP I, BP II, the US Issuer I, the US Issuer II or the Luxembourg Issuer, as applicable) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of any member state of the European Union that was a member state on January 1, 2004, the United States, the District of Columbia, or any state or territory thereof, or New Zealand (BP I, BP II, the US Issuer I, the US Issuer II or the Luxembourg Issuer, as applicable, or such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the Senior Secured Notes is a corporation;
     (ii) the Successor Company (if other than BP I, BP II, the US Issuer I, the US Issuer II or the Luxembourg Issuer, as applicable) expressly assumes all the obligations of BP I, BP II, the US Issuer I, the US Issuer II or the Luxembourg Issuer, as applicable, under its Senior Secured Note Guarantee (if applicable) and this Senior Secured Notes Indenture, the First Lien Intercreditor Agreement, the 2007 Intercreditor Agreement and the applicable Security Documents pursuant to supplemental indentures or other documents or instruments in form and substance satisfactory to the Trustee;
     (iii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;
     (iv) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), either:
     (1) the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.03(a); or
     (2) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for BP I, BP II and the Restricted Subsidiaries immediately prior to such transaction;
     (v) if the Successor Company is not BP I, BP II, the US Issuer I, the US Issuer II or the Luxembourg Issuer, as applicable, the Issuers and each Senior Secured Note Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its obligations under this Senior Secured Notes Indenture, Senior Secured Notes, and Senior Secured Note Guarantee, the First Lien Intercreditor Agreement, the 2007 Intercreditor Agreement and the Security Documents, as applicable, shall apply to such Person’s obligations under this Senior Secured Notes Indenture, the Senior Secured Notes, the First Lien Intercreditor Agreement, the 2007 Intercreditor Agreement, the Security Documents and the Senior Secured Note Guarantee; and
     (vi) the Issuers shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures (if any) comply with this Senior Secured Notes Indenture; provided that in giving such opinion such counsel may rely on an Officers’ Certificate as to compliance with the foregoing clauses (iii) and (iv) of this Section 5.01(a) and as to any matters of fact.
          The Successor Company (if other than BP I, BP II, the US Issuer I, the US Issuer II or the Luxembourg Issuer, as applicable) will succeed to, and be substituted for, BP I, BP II, the US Issuer I, the US Issuer II or the Luxembourg Issuer, as applicable, under the applicable Senior Secured Note Guarantee (if applicable), this Senior Secured Notes Indenture, the First Lien Intercreditor Agreement, the 2007 Intercreditor Agreement and the applicable Security Documents, and in such event BP I, BP II, the US Issuer I, the US Issuer II or the Luxembourg Issuer, as applicable, will automatically be released and discharged from its obligations under the applicable Senior Secured Note Guarantee, this Senior Secured Notes Indenture, the First Lien Intercreditor Agreement, the 2007 Intercreditor Agreement and the applicable Security Documents. Notwithstanding the foregoing clauses (iii) and (iv) of this Section 5.01(a), (A) any Restricted Subsidiary (other than an Issuer) may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to BP I, BP II or to another Restricted Subsidiary, and (B) BP I, BP II, the US Issuer I, the US Issuer II or the Luxembourg Issuer may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating BP I, BP II, the US Issuer I, the US Issuer II or the Luxembourg Issuer in a member state of (or in another member state of) the European Union on January 1, 2004, the United States, the District of Columbia, or any state or territory thereof, or New Zealand or may convert into a limited liability company, so long as the amount of Indebtedness of BP I, BP II and the Restricted Subsidiaries is not increased thereby. The provisions set forth in this Article V will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among BP I, BP II and the Restricted Subsidiaries.
          (b) subject to the provisions of Section 10.06 (which govern the release of a Senior Secured Note Guarantee upon the sale or disposition of a Restricted Subsidiary that is a Senior Secured Note Guarantor), no Senior Secured Note Guarantor (other than RGHL) will, and BP I and BP II will not permit any Senior Secured Note Guarantor (other than RGHL) to, consolidate, amalgamate or merge with or into or wind-up into (whether or not such Senior Secured Note Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or Substantially All of its properties or assets in one or more related transactions to, any Person unless:
     (i) either (A) such Senior Secured Note Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Senior Secured Note Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of any member state of the European Union that was a member state on January 1, 2004, the United States, the District of Columbia, or any state or territory thereof or New Zealand (such Senior Secured Note Guarantor or such Person, as the case may be, being herein called the “Successor Senior Secured Note Guarantor”), and the Successor Senior Secured Note Guarantor (if other than such Senior Secured Note Guarantor) expressly assumes all the obligations of such Senior Secured Note Guarantor under this Senior Secured Notes Indenture, the First Lien Intercreditor Agreement, the 2007 Intercreditor Agreement and the relevant Security Documents and such Senior Secured Note Guarantor’s Senior Secured Note Guarantee pursuant to a supplemental indenture or other documents or instruments in form satisfactory to the Trustee, or (B) if such sale or disposition or consolidation, amalgamation or merger is with a Person other than BP I, BP II or any Restricted Subsidiary, such sale or disposition or consolidation, amalgamation or merger is not in violation of Section 4.06; and
     (ii) the Successor Senior Secured Note Guarantor (if other than such Senior Secured Note Guarantor) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with this Senior Secured Notes Indenture.
          Except as otherwise provided in this Senior Secured Notes Indenture, in a transaction to which Section 5.01(b)(1)(A) applies, the Successor Senior Secured Note Guarantor (if other than such Senior Secured Note Guarantor) will succeed to, and be substituted for, such Senior Secured Note Guarantor under this Senior Secured Notes Indenture and such Senior Secured Note Guarantor’s Senior Secured Note Guarantee, and such Senior Secured Note Guarantor will automatically be released and discharged from its obligations under this Senior Secured Notes Indenture and such Senior Secured Note Guarantor’s Senior Secured Note Guarantee. Notwithstanding the foregoing, (A) a Senior Secured Note Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Senior Secured Note Guarantor in a member state of (or another member state of) the European Union that was a member state on January 1, 2004, the United States, the District of Columbia, or any state or territory thereof, or New Zealand so long as the amount of Indebtedness of the Senior Secured Note Guarantor is not increased thereby, and (B) a Senior Secured Note Guarantor may merge, amalgamate or consolidate with another Senior Secured Note Guarantor, an Issuer, BP I or BP II.
          In addition, notwithstanding the foregoing, any Senior Secured Note Guarantor may consolidate, amalgamate or merge with or into or wind-up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or Substantially All of its properties or assets (collectively, a “Transfer”) to (x) BP I, an Issuer or any Senior Secured Note Guarantor or (y) any Restricted Subsidiary that is not a Senior Secured Note Guarantor; provided that at the time of each such Transfer pursuant to clause (y) the aggregate amount of all such Transfers since the Issue Date shall not exceed 5.0% of the consolidated assets of BP I, BP II, the Issuers and the Senior Secured Note Guarantors as shown on the most recent available combined consolidated balance sheet of BP I, BP II, the Issuers and the Restricted Subsidiaries after giving effect to each such Transfer and including all Transfers occurring from and after the Issue Date (excluding Transfers in connection with the Transactions described in the Offering Circular). Subject to the foregoing, upon a Transfer to a Restricted Subsidiary that is not a Senior Secured Note Guarantor, any Collateral subject to security interests in favor of the Senior Secured Notes will be automatically released from such security interests and the Senior Secured Notes will no longer have the benefit of such Collateral.
ARTICLE VI
Defaults and Remedies
          SECTION 6.01. Events of Default. An “Event of Default” occurs if:
     (a) there is a default in any payment of interest on any Senior Secured Note when the same becomes due and payable, and such default continues for a period of 30 days;
     (b) there is a default in the payment of principal or premium, if any, of any Senior Secured Note when due at its Stated Maturity, upon optional redemption, upon required repurchase (other than with respect to any Change of Control Payment, which shall be governed by clause (d) of this Section 6.01), upon declaration or otherwise;
     (c) BP I, BP II, the Issuers or any Restricted Subsidiaries fails to comply with its obligations under Sections 4.13(a) or 5.01;
     (d) BP I, BP II or any Restricted Subsidiaries fails to comply for 60 days after notice with its agreements contained in the Senior Secured Notes or this Senior Secured Notes Indenture (other than a failure to purchase Senior Secured Notes);
     (e) BP I, BP II, an Issuer or any Significant Subsidiary fails to pay any Indebtedness (other than Indebtedness owing to BP I, BP II or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $30.0 million or its foreign currency equivalent;
     (f) BP I, BP II, an Issuer, a Significant Subsidiary or any Restricted Subsidiary that, directly or indirectly, owns or holds any Equity Interest of an Issuer, pursuant to or within the meaning of any Bankruptcy Law:
     (i) commences a voluntary case;
     (ii) consents to the entry of an order for relief against it in an involuntary case;
     (iii) consents to the appointment of a Custodian of it or for any substantial part of its property; or

     (iv) takes any comparable action to that set forth in clause (i), (ii) or (iii) of this Section 6.01(f) under any foreign laws relating to insolvency;
     (g) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
     (i) is for relief against BP I, BP II, an Issuer, a Significant Subsidiary or any Restricted Subsidiary that, directly or indirectly, owns or holds any Equity Interest of an Issuer, in an involuntary case;
     (ii) appoints a Custodian of BP I, BP II, an Issuer, a Significant Subsidiary or any Restricted Subsidiary that, directly or indirectly, owns or holds any Equity Interest of an Issuer, or for any substantial part of its property; or
     (iii) orders the winding up or liquidation of BP I, BP II, an Issuer, a Significant Subsidiary or any Restricted Subsidiary that, directly or indirectly, owns or holds any Equity Interest of an Issuer;
and the order or decree remains unstayed and in effect for 60 days;
     (h) BP I, BP II, an Issuer or any Significant Subsidiary fails to pay final judgments aggregating in excess of $50.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days following the entry thereof;
     (i) any Senior Secured Note Guarantee of RGHL, BP I or a Significant Subsidiary (or any Senior Secured Note Guarantee of one or more Senior Secured Note Guarantors that collectively would represent a Significant Subsidiary) ceases to be in full force and effect (except as contemplated by the terms thereof or the terms of this Senior Secured Notes Indenture or the First Lien Intercreditor Agreement) or BP I, BP II or any Senior Secured Note Guarantor that qualifies as a Significant Subsidiary (or one or more Senior Secured Note Guarantors that collectively would represent a Significant Subsidiary) denies or disaffirms its obligations under this Senior Secured Notes Indenture or any Senior Secured Note Guarantee and such Default continues for 20 days; or
     (j) the security interest in the Collateral created under any Security Document shall, at any time, cease to be in full force and effect and constitute a valid and, to the extent applicable and required by the Agreed Security Principles, perfected, lien with the priority required by this Senior Secured Notes Indenture for any reason other than the satisfaction in full of all obligations under this Senior Secured Notes Indenture and discharge of this Senior Secured Notes Indenture or in accordance with the terms of the First Lien Intercreditor Agreement, the 2007 Intercreditor Agreement or any Additional Intercreditor Agreement or as provided under Section 12.06 or any security interest created under any Security Document shall be invalid or unenforceable (other than any such failure to be in full force and effect and constitute a valid and, to the extent applicable and required by the Agreed Security Principles, perfected, lien with the priority required by this Senior Secured Notes Indenture or any invalidity or unenforceability that would not be material to the Holders) or RGHL, BP I, an Issuer or any Person granting Collateral the subject of any such security interest shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and in each case (but only in the event that such failure to be in full force and effect and constitute a valid and, to the extent applicable and required by the Agreed Security Principles, perfected, lien with the priority required by this Senior Secured Notes Indenture or such invalidity or unenforceability or failure to be perfected or such assertion is capable of being cured without imposing any new hardening period, in equity or at law, to which such security interest was not otherwise subject immediately prior to such failure or assertion, other than any such hardening period that is also applicable to any other Lien over the relevant Collateral) such failure or such assertion shall have continued uncured for a period of (x) 30 days after the Issuers become aware of such failure with respect to any Collateral of a Domestic Subsidiary of BP I (other than Collateral which is an Equity Interest of a Foreign Subsidiary) or (y) 60 days after the Issuers become aware of such failure otherwise.
          The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.
          The term “Bankruptcy Law” means any applicable Luxembourg law relating to bankruptcy, insolvency, administration, examination, court protection, receivership, schemes of arrangement or similar matters, Title 11, United States Code, or any similar Federal, state or non-U.S. bankruptcy, insolvency, receivership or similar law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.
          A Default under clause (d) of this Section 6.01 (other than a failure to purchase Senior Secured Notes) shall not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of outstanding Senior Secured Notes of such series notify the Issuers of the default and the Issuers do not cure or cause the cure of such default within the time specified in clause (d) hereof, after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default”.
          An Issuer or BP I, as applicable, shall deliver to the Trustee (i) as soon as it becomes aware of the occurrence of an Event of Default, written notice of the occurrence of such Event of Default and (ii) within 30 days after the occurrence thereof, written notice of any event which would constitute a Default under clause (c), (d), (e), (f) or (g) of Section 6.01, its status and what action BP I, BP II or any Issuer, as applicable, is taking or proposes to take in respect thereof.
          SECTION 6.02. Acceleration. If an Event of Default (other than an Event of Default specified in (x) Section 6.01(f) or (g) with respect to BP I, BP II, an Issuer or any Restricted Subsidiary that, directly or indirectly, owns or holds any Equity Interest of an Issuer or (y) Section 6.01(c) with respect to BP I’s, BP II’s or any Restricted Subsidiary’s failure to comply with its obligations under Section 4.13(a)) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding Senior Secured Notes by notice to the Trustee and the Issuers may declare the principal of, premium, if any, and accrued but unpaid interest (including additional interest, if any) on all the Senior Secured Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default specified in (i) Section 6.01(f) or (g) with respect to BP I, BP II, an Issuer or any Restricted Subsidiary that, directly or indirectly, owns or holds any Equity Interest of an Issuer or (ii) Section 6.01(c) with respect to BP I’s, BP II’s or any Restricted Subsidiary’s failure to comply with its obligations under Sections 4.13(a) occurs, the principal of, premium, if any, and interest on all the Senior Secured Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The Holders of a majority in principal amount of the Senior Secured Notes by notice to the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.
          In the event of any Event of Default specified in Section 6.01(e), such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Senior Secured Notes, if within 20 days after such Event of Default arose the Issuers deliver an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Senior Secured Notes as described above be annulled, waived or rescinded upon the happening of any such events.
          SECTION 6.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy at law or in equity to collect the payment of principal of or interest on the Senior Secured Notes or to enforce the performance of any provision of the Senior Secured Notes or this Senior Secured Notes Indenture.
          The Trustee may maintain a proceeding even if it does not possess any of the Senior Secured Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. To the extent required by law, all available remedies are cumulative.
          SECTION 6.04. Waiver of Past Defaults. The Holders of a majority in principal amount of outstanding Senior Secured Notes by written notice to the Trustee may waive an existing Default and its consequences except (a) a Default in the payment of the principal of or interest on a Senior Secured Note, (b) a Default arising from the failure to redeem or purchase any Senior Secured Note when required pursuant to the terms of this Senior Secured Notes

Indenture or (c) a Default in respect of a provision that under Section 9.02 cannot be amended without the consent of the Holders of not less than 100% of the then outstanding aggregate principal amount of the Senior Secured Notes. When a Default is waived, it is deemed cured and the Issuers, the Senior Secured Note Guarantors, the Trustee and the Holders shall be restored to their former positions and rights under this Senior Secured Notes Indenture, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.
          SECTION 6.05. Control by Majority. The Holders of a majority in principal amount of outstanding Senior Secured Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or this Senior Secured Notes Indenture or, subject to Section 7.01, that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under this Senior Secured Notes Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.
          SECTION 6.06. Limitation on Suits. (a) Subject to Section 7.01, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Senior Secured Notes Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to this Senior Secured Notes Indenture or the Senior Secured Notes unless:
     (i) such Holder has previously given the Trustee notice that an Event of Default is continuing,
     (ii) Holders of at least 25% in principal amount of the outstanding Senior Secured Notes have requested the Trustee to pursue the remedy,
     (iii) such Holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense,
     (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and
     (v) the Holders of a majority in principal amount of the outstanding Senior Secured Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.
          SECTION 6.07. Rights of the Holders to Receive Payment. Notwithstanding any other provision of this Senior Secured Notes Indenture, but subject to the terms of the First Lien Intercreditor Agreement, the 2007 Intercreditor Agreement and any Additional Intercreditor Agreement, the right of any Holder to receive payment of principal of and interest on the Senior Secured Notes held by such Holder, on or after the respective due dates expressed or provided for in the Senior Secured Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holders of not less than 100% of the then outstanding aggregate principal amount of the Senior Secured Notes.
          SECTION 6.08. Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuers, BP I or any other obligor on the Senior Secured Notes for the whole amount then due and owing (together with interest on overdue principal and (to the extent lawful) on any unpaid interest at the rate provided for in the Senior Secured Notes) and the amounts provided for in Section 7.07.
          SECTION 6.09. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for reasonable compensation, expenses disbursements and advances of the Trustee (including counsel, accountants, experts or such other professionals as the Trustee deems necessary, advisable or appropriate)) and the Holders allowed in any judicial proceedings relative to the Issuers, BP I or any Senior Secured Note Guarantor, their creditors or their property, shall be entitled to participate as a member, voting or otherwise, of any official committee of creditors appointed in such matters and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Senior Secured Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
          SECTION 6.10. Priorities. Subject to the First Lien Intercreditor Agreement and the 2007 Intercreditor Agreement, if the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money or property in the following order:
     FIRST: to the Trustee for amounts due under Section 7.07;
     SECOND: to the Holders for amounts due and unpaid on the Senior Secured Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Senior Secured Notes for principal and interest, respectively;

     THIRD: to the Collateral Agent for amounts due and unpaid on Subordinated Indebtedness of the Issuers and, if such money or property has been collected from a Senior Secured Note Guarantor, to holders of Subordinated Indebtedness of such Senior Secured Note Guarantor; and
     FOURTH: to the Issuers or, to the extent the Trustee collects any amount for any Senior Secured Note Guarantor, to such Senior Secured Note Guarantor.
          The Trustee may fix a record date and payment date for any payment to the Holders pursuant to this Section 6.10 and shall notify the Issuers of such record date. At least 15 days before such record date, the Issuers shall deliver to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.
          SECTION 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Senior Secured Notes Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in principal amount of outstanding Senior Secured Notes.
          SECTION 6.12. Waiver of Stay or Extension Laws. None of the Issuers, BP I or any Senior Secured Note Guarantor (to the extent it may lawfully do so) shall at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Senior Secured Notes Indenture; and the Issuers, BP I and each Senior Secured Note Guarantor (to the extent that it may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.
          SECTION 6.13. Direction to Agents. Following the occurrence of an Event of Default or a potential Event of Default, the Trustee may, by notice to the Agents, require them to act under its direction.
ARTICLE VII
Trustee
          SECTION 7.01. Duties of Trustee. (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Senior Secured Notes Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

          (b) Except during the continuance of an Event of Default:
     (i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Senior Secured Notes Indenture and no implied covenants or obligations shall be read into this Senior Secured Notes Indenture against the Trustee (it being agreed that the permissive right of the Trustee to do things enumerated in this Senior Secured Notes Indenture shall not be construed as a duty); and
     (ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Senior Secured Notes Indenture. The Trustee shall be under no duty to make any investigation as to any statement contained in any such instance, but may accept the same as conclusive evidence of the truth and accuracy of such statement or the correctness of such opinions. However, in the case of certificates or opinions required by any provision hereof to be provided to it, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Senior Secured Notes Indenture (but need not confirm or investigate the truth or accuracy of mathematical calculations or other facts, statements or opinions stated therein).
          (c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:
     (i) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;
     (ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;
     (iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.02 or 6.05; and
     (iv) no provision of this Senior Secured Notes Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.
          (d) Every provision of this Senior Secured Notes Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.
          (e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers or BP I.
          (f) Money held by the Trustee need not be segregated from other funds except to the extent required by law.

          SECTION 7.02. Rights of Trustee. Subject to Section 7.01:
          (a) The Trustee may conclusively rely on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.
          (b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officers’ Certificate or Opinion of Counsel.
          (c) The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.
          (d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence.
          (e) The Trustee may consult with professional advisers and/or counsel of its own selection and the advice or opinion of counsel with respect to legal matters relating to this Senior Secured Notes Indenture and the Senior Secured Notes or any other agreement referenced herein shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such professional advisers and/or counsel.
          (f) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document unless requested in writing to do so by the Holders of not less than a majority in principal amount of outstanding Senior Secured Notes at the time outstanding, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuers or BP I, personally or by agent or attorney, at the expense of the Issuers and BP I and shall incur no liability of any kind by reason of such inquiry or investigation.
          (g) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Senior Secured Notes Indenture at the request or direction of any of the Holders pursuant to this Senior Secured Notes Indenture, unless such Holders shall have offered to the Trustee security and/or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.
          (h) The rights, privileges, protections, immunities and benefits given to the Trustee, including without limitation its right to be indemnified and all other rights provided under this Article VII, are extended to, and shall be enforceable by, The Bank of New York Mellon, as the Trustee and in each of its other capacities hereunder.

          (i) The Trustee shall not be liable for any action taken or omitted by it in good faith at the direction of the Holders of not less than a majority in principal amount of outstanding Senior Secured Notes as to the time, method and place of conducting any proceedings for any remedy available to the Trustee or the exercising of any power conferred by this Senior Secured Notes Indenture.
          (j) Any action taken, or omitted to be taken, by the Trustee in good faith pursuant to this Senior Secured Notes Indenture upon the request or authority or consent of any person who, at the time of making such request or giving such authority or consent, is the Holder of any Senior Secured Note shall be conclusive and binding upon future Holders of Senior Secured Notes and upon Senior Secured Notes executed and delivered in exchange therefor or in place thereof.
          (k) The Trustee shall have no duty to inquire as to the performance of the covenants of the Issuers, BP II or BP I, its Subsidiaries and/or the Senior Secured Note Guarantors in Article IV hereof, except with respect to Section 4.01 and shall be entitled to assume that the Issuers have performed in accordance with all of the provisions of this Senior Secured Notes Indenture, unless otherwise notified to it in writing. Delivery of reports, information and documents to the Trustee under Section 4.02 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuers’, BP I’s, BP II’s or RGHL’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely on Officers’ Certificates).
          (l) The Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed under this Senior Secured Notes Indenture or under applicable law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable, of any interest in any Senior Secured Notes.
          (m) The Trustee is not required to give any bond or surety with respect to the performance of its duties or the exercise of its powers under this Senior Secured Notes Indenture or the Senior Secured Notes.
          (n) The Trustee shall not, under any circumstance be liable for any special or consequential damages (being loss of business, goodwill, opportunity or profit of any kind) of the Issuers, BP I, BP II or any Senior Secured Note Guarantor or any Subsidiary or any other Person.
          (o) The Issuers shall deliver no later than the date of execution of this Senior Secured Notes Indenture an Officers’ Certificate setting forth the names of the individuals and/or titles of officers, authorized at such time to take specified actions pursuant to this Senior Secured Notes Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded, and the Trustee shall be entitled to rely on the most recent Officers’ Certificate received.

          (p) The Trustee will not be liable if prevented or delayed in performing any of its obligations by reason of any present or future law applicable to it, by any governmental or regulatory authority or by any force majeure circumstances beyond its control.
          (q) In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of, or caused by, directly or indirectly, forces majeures beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God; it being understood that the Trustee shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
          (r) The Trustee may refrain from taking any action in any jurisdiction if the taking of such action in that jurisdiction would, in its opinion based upon legal advice in the relevant jurisdiction, be contrary to any law of that jurisdiction or, to the extent applicable, of the State of New York. Furthermore, the Trustee may also refrain from taking such action if it could otherwise render it liable to any person in that jurisdiction or the State of New York or if, in its opinion based upon such legal advice, it would not have the power to do the relevant thing in that jurisdiction by virtue of any applicable law in that jurisdiction or in the State of New York or if it is determined by any court or other competent authority in that jurisdiction or in the State of New York that it does not have such power.
          SECTION 7.03. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Senior Secured Notes and may otherwise deal with the Issuers or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent or Registrar may do the same with like rights. However, the Trustee must comply with Section 7.10.
          SECTION 7.04. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Senior Secured Notes Indenture, any Senior Secured Note Guarantee or the Senior Secured Notes, or any Collateral, it shall not be accountable for the Issuers’ or BP I’s use of the proceeds from the Senior Secured Notes, and it shall not be responsible for any statement of the Issuers, BP I or any Senior Secured Note Guarantor in this Senior Secured Notes Indenture or in any document issued in connection with the sale of the Senior Secured Notes or in the Senior Secured Notes other than the Trustee’s certificate of authentication. The Trustee shall not be charged with knowledge of any Default or Event of Default under Sections 6.01(c), (d), (e), (f), (g), (h), (i) or (j) or of the identity of any Significant Subsidiary unless a Trust Officer in the Corporate Trust Office of the Trustee shall have received written notice thereof referencing this Senior Secured Notes Indenture and the applicable section of 6.01 hereof in accordance with Section 13.02 hereof from the Issuers, BP I, any Senior Secured Note Guarantor or any Holder. In accepting the trust hereby created, the Trustee acts solely as Trustee for the Holders of the Senior Secured Notes and not in its individual capacity and all persons, including the Holders of Senior Secured Notes and the Issuers having any claim against the Trustee arising from this Senior Secured Notes Indenture shall look only to the funds and accounts held by the Trustee hereunder for payment except as otherwise provided herein.

          SECTION 7.05. Notice of Defaults. If a Default occurs and is continuing and has been notified to the Trustee, the Trustee must mail (or otherwise deliver in accordance with applicable DTC procedures, as applicable) to each registered holder of Senior Secured Notes notice of the Default within the earlier of 90 days after it occurs or 30 days after written notice of it is received by the Trustee.
          SECTION 7.06. [Reserved.]
          SECTION 7.07. Compensation and Indemnity. (a) The Issuers, failing which the Senior Secured Note Guarantors, shall pay to the Trustee and each Agent from time to time compensation for their respective services as agreed in writing between the Issuers and the Trustee and each Agent from time to time and, following the occurrence of an Event of Default or a potential Event of Default, such additional fees and expenses as the Trustee deems to be appropriate. The Trustee’s and each Agent’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers, jointly and severally, failing which the Senior Secured Note Guarantors, shall reimburse the Trustee and each Agent upon request for all properly incurred out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the properly incurred compensation and expenses, disbursements and advances of the Trustee’s and each Agent’s agents, counsel, accountants and experts. The Issuers and each Senior Secured Note Guarantor, jointly and severally, shall indemnify the Trustee and each Agent (which in each case, for purposes of this Section 7.07, shall include its officers, directors, employees, agents and counsel) against any and all loss, liability, claim, taxes, costs, damage or expense (including properly incurred attorneys’ fees and expenses) incurred by or in connection with the acceptance or administration of this trust and the performance of its duties hereunder, including the costs and expenses of enforcing this Senior Secured Notes Indenture or Senior Secured Note Guarantee against the Issuers, BP I or a Senior Secured Note Guarantor (including this Section 7.07) and defending itself against or investigating any claim (whether (i) asserted by the Issuers, BP I, any Senior Secured Note Guarantor, any Holder or any other Person or (ii) with respect to any action taken by the Trustee under the 2007 Intercreditor Agreement, the First Lien Intercreditor Agreement, any Additional Intercreditor Agreement or any other agreement referenced herein). The obligation to pay such amounts shall survive the payment in full or defeasance of the Senior Secured Notes or the removal or resignation of the Trustee or the applicable Agent. The Trustee or the applicable Agent shall notify the Issuers of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Issuers shall not relieve the Issuers, BP I or any Senior Secured Note Guarantor of its indemnity obligations hereunder. The Issuers shall defend the claim and the indemnified party shall provide reasonable cooperation at the Issuers’ expense in the defense. Such indemnified parties may have separate counsel and the Issuers, BP I and the Senior Secured Note Guarantors, as applicable, shall pay the fees and expenses of such counsel. The Issuers need not reimburse any expense or indemnify against any loss, liability or expense incurred by an indemnified party solely through such party’s own willful misconduct, negligence or bad faith.
          (b) To secure the payment obligations of the Issuers, BP I and the other Senior Secured Note Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Senior Secured Notes on all money or property held or collected by the Trustee other than money or property held to pay principal of and interest on particular Senior Secured Notes.

          (c) The Issuers’ and the Senior Secured Note Guarantors’ payment obligations pursuant to this Section 7.07 shall survive the satisfaction or discharge of this Senior Secured Notes Indenture, any rejection or termination of this Senior Secured Notes Indenture under any Bankruptcy Law or the resignation or removal of the Trustee. Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs expenses after the occurrence of a Default specified in Section 6.01(f) or (g) with respect to the Issuers or BP I, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.
          (d) No provision of this Senior Secured Notes Indenture shall require the Trustee or Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if repayment of such funds or adequate indemnity against such risk or liability is not assured to its satisfaction.
          For the avoidance of doubt, the rights, privileges, protections, immunities and benefits given to the Trustee in this Section 7.07, including its rights to be indemnified, are extended to, and shall be enforceable by, the Trustee and by each Agent (including Wilmington Trust (London) Limited as additional collateral agent).
          SECTION 7.08. Replacement of Trustee or Agent. (a) The Trustee and any Agent may resign at any time by so notifying the Issuers or BP I. The Holders of a majority in principal amount of outstanding Senior Secured Notes may remove the Trustee or any Agent by so notifying the Trustee or such Agent and may appoint a successor Trustee or Agent. The Issuers shall remove the Trustee or any Agent if:
     (i) the Trustee or such Agent fails to comply with Section 7.10;
     (ii) the Trustee or such Agent is adjudged bankrupt or insolvent;
     (iii) a receiver or other public officer takes charge of the Trustee or such Agent or its property; or
     (iv) the Trustee or such Agent otherwise becomes incapable of acting.
          (b) If the Trustee resigns, is removed by the Issuers or by the Holders of a majority in principal amount of outstanding Senior Secured Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuers shall promptly appoint a successor Trustee.
          (c) A successor Trustee shall deliver a written acceptance of its appointment and its accession to the 2007 Intercreditor Agreement, the First Lien Intercreditor Agreement and any Additional Intercreditor Agreement to the retiring Trustee, the Collateral Agent and to the Issuers or BP I. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Senior Secured Notes Indenture. The successor Trustee shall deliver a notice of its succession to the

Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the Lien provided for in Section 7.07(b).
          (d) If a successor Trustee or Agent, as applicable, does not take office within 60 days after the retiring Trustee resigns or is removed, (i) the retiring Trustee or Agent, as applicable, or the Holders of 10% in principal amount of outstanding Senior Secured Notes may petition at the expense of the Issuers any court of competent jurisdiction for the appointment of a successor Trustee or (ii) the retiring Trustee or Agent, as applicable, may appoint a successor Trustee or Agent, as applicable, at any time prior to the date on which a successor Trustee or Agent, as applicable, takes office; provided that such appointment shall be reasonably satisfactory to the Issuers.
          (e) If the Trustee fails to comply with Section 7.10, any Holder who has been a bona fide Holder of a Senior Secured Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
          (f) Notwithstanding the replacement of the Trustee pursuant to this Section 7.08, the Issuers’ or BP I’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee or Agent, as applicable.
          SECTION 7.09. Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or Substantially All of its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.
          In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Senior Secured Notes Indenture any of the Senior Secured Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Senior Secured Notes so authenticated; and in case at that time any of the Senior Secured Notes shall not have been authenticated, any successor to the Trustee may authenticate such Senior Secured Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Senior Secured Notes or in this Senior Secured Notes Indenture provided that the certificate of the Trustee shall have; provided, however, that the right to adopt the certificate of authentication of any predecessor Trustee or to authenticate Senior Secured Notes in the name of any predecessor Trustee shall apply only to its successor or successors by merger, conversion or consolidation.
          SECTION 7.10. Eligibility; Disqualification. The Senior Secured Notes Indenture shall at all times have a Trustee that is an entity organized and doing business under the laws of the United States or any state thereof, or a member state of the European Union or a political subdivision thereof, that is authorized under such laws to exercise corporate trustee power and that is subject to supervision or examination by federal or state authorities or by the authorities of a member state of the European Union or a political subdivision thereof. The Trustee shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. No obligor under the Senior Secured Notes or

Person directly controlling, controlled by, or under common control with such obligor shall serve as Trustee.
ARTICLE VIII
Discharge of Indenture; Defeasance
          SECTION 8.01. Discharge of Liability on Senior Secured Notes; Defeasance. The Senior Secured Notes Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Senior Secured Notes, as expressly provided for in this Senior Secured Notes Indenture) as to all outstanding Senior Secured Notes when:
     (a) either (i) all the Senior Secured Notes theretofore authenticated and delivered (except lost, stolen or destroyed Senior Secured Notes which have been replaced or paid and Senior Secured Notes for whose payment money has theretofore been deposited in trust or segregated and held by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the Trustee for cancellation or (ii) all of the Senior Secured Notes (A) have become due and payable, (B) will become due and payable at their stated maturity within one year or (C) if redeemable at the option of the Issuers, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Issuers have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Senior Secured Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Senior Secured Notes to the date of deposit together with irrevocable instructions from the Issuers directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;
     (b) BP I, BP II, each Issuer or the Senior Secured Note Guarantors have paid all other sums payable under this Senior Secured Notes Indenture; and
     (c) the Issuers have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under this Senior Secured Notes Indenture relating to the satisfaction and discharge of this Senior Secured Notes Indenture have been complied with; provided that any counsel may rely on an Officers’ Certificate as to matters of fact.
Notwithstanding clauses (a) and (b) above, the Issuers’, BP I’s or BP II’s obligations in Sections 2.04, 2.05, 2.06, 2.07, 2.08, 2.09, 4.15, 7.07, 7.08 and in this Article VIII shall survive until the Senior Secured Notes have been paid in full. Thereafter, the Issuers’ BP I’s or BP II’s obligations in Sections 7.07 and 8.06 shall survive such satisfaction and discharge.
          Subject to the preceding paragraph and Section 8.02, the Issuers at any time may terminate (i) all of their obligations under the Senior Secured Notes and this Senior Secured

Notes Indenture (with respect to such Senior Secured Notes) (“legal defeasance option”) or (ii) its obligations under Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.11, 4.12, 4.13, 4.16, 4.17, 4.18, 4.19, 4.24, 4.25(a), 4.26 and 4.27 and the operation of Section 5.01 and Sections 6.01(c), 6.01(d) (with respect to the foregoing Sections of Article IV only), 6.01(e), 6.01(f) (with respect to Significant Subsidiaries only), 6.01(g) (with respect to Significant Subsidiaries only), 6.01(h) and 6.01(j) (“covenant defeasance option”). The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. In the event that the Issuers terminate all of their obligations under the Senior Secured Notes and this Senior Secured Notes Indenture (with respect to such Senior Secured Notes) by exercising their legal defeasance option or their covenant defeasance option, each Senior Secured Note Guarantor will be released from all of its obligations with respect to its Senior Secured Note Guarantee and the Issuers and each Senior Secured Note Guarantor will be released from all of its obligations under the Security Documents with respect to the Senior Secured Notes or Senior Secured Note Guarantees, as applicable.
          If the Issuers exercise their legal defeasance option, payment of the Senior Secured Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the Senior Secured Notes may not be accelerated because of an Event of Default specified in Section 6.01(c), 6.01(d), 6.01(e), 6.01(f) (with respect only to Significant Subsidiaries), 6.01(g), 6.01(h), 6.01(i) or 6.01(j) or because of the failure of the Issuers to comply with Section 5.01(a)(iv).
          Upon satisfaction of the conditions set forth herein and upon request of the Issuers, BP I or BP II, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuers terminate.
          SECTION 8.02. Conditions to Defeasance. (a) The Issuers may exercise their legal defeasance option or their covenant defeasance option only if:
     (i) the Issuers irrevocably deposit with the Trustee money in US Dollars, the principal of and the interest on which shall be sufficient, or a combination thereof sufficient, to pay the principal of and premium (if any) and interest on the Senior Secured Notes when due at maturity or redemption, as the case may be, including interest thereon to maturity or such redemption date;
     (ii) the Issuers delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited US Dollars, plus any deposited money without investment shall provide cash at such times and in such amounts as shall be sufficient to pay principal, premium, if any, and interest when due on all the Senior Notes to maturity or redemption, as the case may be;
     (iii) 90 days pass after the deposit is made and during the 90-day period no Default specified in Section 6.01(f) or (g) with respect to either Issuer, BP I or BP II occurs which is continuing at the end of the period;

     (iv) the deposit does not constitute a default under any other material agreement binding on either Issuer, BP I or BP II;
     (v) in the case of the legal defeasance option, the Issuers shall have delivered to the Trustee an Opinion of Counsel stating that (1) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling, or (2) since the date of this Senior Secured Notes Indenture there has been a change in the applicable U.S. Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders shall not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such deposit and defeasance and shall be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; provided, however, the Opinion of Counsel required with respect to a legal defeasance need not be delivered if all Senior Secured Notes not theretofore delivered to the Trustee for cancellation have become due and payable;
     (vi) in the case of the covenant defeasance option, the Issuers shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders shall not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such deposit and defeasance and shall be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; and
     (vii) the Issuers deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Senior Secured Notes to be so defeased and discharged as contemplated by this Article VIII have been complied with.
          (b) Before or after a deposit, the Issuers may make arrangements satisfactory to the Trustee for the redemption of such Senior Secured Notes at a future date in accordance with Article III.
          SECTION 8.03. Application of Trust Money. The Trustee shall hold money or deposited with it pursuant to this Article VIII. It shall apply the deposited money through each Paying Agent and in accordance with this Senior Secured Notes Indenture to the payment of principal of and interest on the Senior Secured Notes so discharged or defeased.
          SECTION 8.04. Repayment to Issuers. Each of the Trustee and each Paying Agent shall promptly pay to the Issuers upon request an amount equal to any money held by it as provided in this Article VIII which, are in excess of the amount thereof which would then be required to be deposited to effect an equivalent discharge or defeasance in accordance with this Article VIII.
          Subject to any applicable abandoned property law, the Trustee and each Paying Agent shall pay to the Issuers upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Issuers for payment as general creditors, and the Trustee and each Paying Agent shall have no further liability with respect to such monies.
          SECTION 8.05. [Reserved.]
          SECTION 8.06. Reinstatement. If the Trustee or any Paying Agent is unable to apply any money in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ and the Senior Secured Note Guarantors’ obligations under this Senior Secured Notes Indenture and the Senior Secured Notes so discharged or defeased shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or any Paying Agent is permitted to apply all such money in accordance with this Article VIII; provided, however, that, if any Issuer or any Senior Secured Note Guarantor has made any payment of principal of or interest on, any such Senior Secured Notes because of the reinstatement of its obligations, such Issuer or Senior Secured Note Guarantor, as the case may be, shall be subrogated to the rights of the Holders of such Senior Secured Notes to receive such payment from the money held by the Trustee or any Paying Agent.
ARTICLE IX
Amendments and Waivers
          SECTION 9.01. Without Consent of the Holders. (a) BP I, the Issuers, the Trustee and the Collateral Agent may amend this Senior Secured Notes Indenture, the Senior Secured Notes, the First Lien Intercreditor Agreement, the 2007 Intercreditor Agreement, any Additional Intercreditor Agreement or any Security Document:
     (i) to cure any ambiguity, omission, mistake, defect or inconsistency;
     (ii) to give effect to any provision of this Senior Secured Notes Indenture (including, without limitation, the release of any Senior Secured Note Guarantees or security interest in any Collateral in accordance with the terms of Sections 10.06 (with respect to the Senior Secured Note Guarantees) and 12.01(a)(i) and (ii) and 12.06 (with respect to security interests in the Collateral);
     (iii) to comply with Article V;
     (iv) to provide for the assumption by a Successor Company of the obligations of any Issuer under this Senior Secured Notes Indenture and the Senior Secured Notes, to provide for the assumption by Midco of the obligations of RGHL under this Senior Secured Notes Indenture and the Senior Secured Notes or to provide for the assumption by a Successor Senior Secured Note Guarantor of the obligations of a Senior Secured Note Guarantor under this Senior Secured Notes Indenture and its Senior Secured Note Guarantee;

     (v) to provide for uncertificated Senior Secured Notes in addition to or in place of certificated Senior Secured Notes (provided that the uncertificated Senior Secured Notes are issued in registered form for purposes of Section 163(f) of the Code);
     (vi) to add a Senior Secured Note Guarantee with respect to the Senior Secured Notes;
     (vii) to add assets to the Collateral;
     (viii) to release Collateral from any Lien pursuant to this Senior Secured Notes Indenture, the First Lien Intercreditor Agreement, the 2007 Intercreditor Agreement, any Additional Intercreditor Agreement and the applicable Security Documents when permitted or required by this Senior Secured Notes Indenture, the First Lien Intercreditor Agreement, the 2007 Intercreditor Agreement, any Additional Intercreditor Agreement and the applicable Security Documents;
     (ix) to the extent necessary to provide for the granting of a security interest for the benefit of any Person; provided that the granting of such security interest is not prohibited under Section 4.17 or otherwise under this Senior Secured Notes Indenture;
     (x) to add to the covenants of the Issuers, BP I, BP II or any Senior Secured Note Guarantor for the benefit of the Holders or to surrender any right or power conferred upon BP I or BP II;
     (xi) to make any change that does not adversely affect the rights of any Holder;
     (xii) to evidence and give effect to the acceptance and appointment under this Senior Secured Notes Indenture, the First Lien Intercreditor Agreement, the 2007 Intercreditor Agreement, any Additional Intercreditor Agreement and the applicable Security Documents of a successor Trustee;
     (xiii) to provide for the accession of the Trustee to any instrument in connection with the Senior Secured Notes;
     (xiv) to make certain changes to this Senior Secured Notes Indenture to provide for the issuance of Additional Senior Secured Notes; or
     (xv) to comply with any requirement of the SEC in connection with the qualification of this Senior Secured Notes Indenture under the Trust Indenture Act, if such qualification is required.
          Before entering into any such amendment or supplemental indenture, the Trustee shall be entitled to require and rely absolutely on such evidence as it reasonably deems appropriate, including an Opinion of Counsel and an Officers’ Certificate.
          After an amendment under this Section 9.01 becomes effective, the Issuers shall mail (or otherwise deliver in accordance with applicable DTC procedures) to the Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders entitled to receive such notice, or any defect therein, shall not impair or affect the validity of the amendment under this Section 9.01.
          SECTION 9.02. With Consent of the Holders. (a) The Issuers, the Senior Secured Note Guarantors, the Trustee and the Collateral Agent may amend this Senior Secured Notes Indenture, the Senior Secured Notes, the First Lien Intercreditor Agreement, the 2007 Intercreditor Agreement, Additional Intercreditor Agreements and the Security Documents with the consent of the holders of a majority in principal amount of the Senior Secured Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Senior Secured Notes) and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Senior Secured Notes then outstanding; provided, however, that without the consent of each holder of an outstanding Senior Secured Note affected, no amendment may, among other things:
     (i) reduce the amount of Senior Secured Notes whose holders must consent to an amendment;
     (ii) reduce the rate of or extend the time for payment of interest on any Senior Secured Note;
     (iii) reduce the principal of or extend the Stated Maturity of any Senior Secured Note;
     (iv) reduce the premium or amount payable upon the redemption of any Senior Secured Note, change the time at which any Senior Secured Note may be redeemed in accordance with Article III of this Senior Secured Notes Indenture or Sections 5 or 6 of the Senior Secured Notes;
     (v) make any Senior Secured Note payable in money other than that stated in such Senior Secured Note;
     (vi) expressly subordinate the Senior Secured Notes or any Senior Secured Note Guarantee to any other Indebtedness of any Issuer, BP I or any Senior Secured Note Guarantor not otherwise permitted by this Senior Secured Notes Indenture;
     (vii) impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Senior Secured Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Senior Secured Notes;
     (viii) make any change in Section 6.04 or the proviso at the end of the first sentence of this Section 9.02;
     (ix) change the provisions of the First Lien Intercreditor Agreement or the 2007 Intercreditor Agreement or any Additional Intercreditor Agreement in any manner adverse to the interests of the Holders in any material respect;

     (x) make any change in Section 4.15 of this Senior Secured Notes Indenture or Section 7 of the Senior Secured Notes that adversely affects the rights of any Holder to receive payments of Additional Amounts pursuant to such provisions or amend the terms of the Senior Secured Notes or this Senior Secured Notes Indenture in a way that would result in the loss of an exemption from any of the Taxes described thereunder that are required to be withheld or deducted by any Relevant Taxing Jurisdiction from any payments made on the Senior Secured Note or any Senior Secured Note Guarantee by the Payors, unless RGHL or any Restricted Subsidiary agrees to pay any Additional Amounts that arise as a result; provided that for purposes of this clause (x) a “Relevant Taxing Jurisdiction” shall include the United States.
          (b) Without the consent of the holders of the requisite percentage of the aggregate principal amount of the Senior Secured Notes then outstanding required by the Trust Indenture Act (which consents may be obtained in connection with a tender offer or exchange offer for the Senior Secured Notes), no amendment or waiver may release from the Lien of this Senior Secured Notes Indenture and the Security Documents all or substantially all of the Collateral; provided, however, that if any such amendment or waiver disproportionately adversely affects one series of Senior Secured Notes, such amendment or waiver shall also require the consent of the holders of at least the requisite percentage of the aggregate principal amount of such adversely affected series of Senior Secured Notes required by the Trust Indenture Act (which consents may be obtained in connection with a tender offer or exchange offer for the Senior Secured Notes).
          It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.
          After an amendment under this Section 9.02 becomes effective, the Issuers shall mail (or otherwise deliver in accordance with applicable DTC procedures) to the Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders entitled to receive such notice, or any defect therein, shall not impair or affect the validity of the amendment under this Section 9.02.
          SECTION 9.03. [Reserved.]
          SECTION 9.04. Revocation and Effect of Consents and Waivers. (a) A consent to an amendment or a waiver by a Holder of a Senior Secured Note shall bind the Holder and every subsequent Holder of that Senior Secured Note or portion of the Senior Secured Note that evidences the same debt as the consenting Holder’s Senior Secured Note, even if notation of the consent or waiver is not made on the Senior Secured Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Senior Secured Note or portion of the Senior Secured Note if the Trustee receives the notice of revocation before the date on which the Trustee receives an Officers’ Certificate from each Issuer certifying that the requisite principal amount of Senior Secured Notes have consented. After an amendment or waiver becomes effective, it shall bind every Holder. An amendment or waiver becomes effective upon the (i) receipt by the Issuers or the Trustee of consents by the Senior Secured Notes of the requisite principal amount of Senior Secured Notes, (ii) satisfaction of conditions to effectiveness as set forth in Section 13.03 and any indenture supplemental hereto containing such amendment or waiver and (iii) execution of such amendment or waiver (or supplemental indenture) by the Issuers and the Trustee.
          (b) The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Senior Secured Notes Indenture. If a record date is fixed, then notwithstanding clause (a) of this Section 9.04, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.
          SECTION 9.05. Notation on or Exchange of Senior Secured Notes. If an amendment, supplement or waiver changes the terms of a Senior Secured Note, the Issuers may require the Holder of the Senior Secured Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Senior Secured Note regarding the changed terms and return it to the Holder. Alternatively, if the Issuers or the Trustee so determines in exchange for the Senior Secured Note, the Issuers shall issue and the Trustee shall authenticate a new Senior Secured Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Senior Secured Note shall not affect the validity of such amendment, supplement or waiver.
          SECTION 9.06. Trustee to Sign Amendments. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment, the Trustee shall be entitled to receive indemnity or security satisfactory to it and shall be provided with, and (subject to Section 7.01) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by this Senior Secured Notes Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuers and the Senior Secured Note Guarantors, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof.
          SECTION 9.07. Payment for Consent. Neither Issuer nor any Affiliate of either Issuer shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Senior Secured Notes Indenture or the Senior Secured Notes unless such consideration is offered to be paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.
          SECTION 9.08. Compliance with the Trust Indenture Act. All amendments and supplements shall comply with the Trust Indenture Act if, at the time of any such amendment, supplement or waiver, the Trust Indenture Act is applicable to this Senior Secured Notes Indenture. In the event the Senior Secured Notes are registered with the SEC pursuant to the

Senior Secured Notes Registration Rights Agreement, the Trust Indenture Act shall govern this Senior Secured Notes Indenture.
ARTICLE X
Guarantees
          SECTION 10.01. Guarantees. (a) Subject to the 2007 Intercreditor Agreement, the First Lien Intercreditor Agreement and any Additional Intercreditor Agreement, each Senior Secured Note Guarantor hereby unconditionally and irrevocably guarantees, jointly and severally, on a senior basis, to each Holder and to the Trustee and its successors and assigns (i) the full and punctual payment of principal of and interest on the Senior Secured Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Issuers under this Senior Secured Notes Indenture and the Senior Secured Notes and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Issuers under this Senior Secured Notes Indenture and the Senior Secured Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”), subject to the limitations set forth in Section 10.08; provided, however, that in no event shall a US Controlled Foreign Subsidiary be required to guarantee the Guaranteed Obligations. Each Senior Secured Note Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Senior Secured Note Guarantor and that such Senior Secured Note Guarantor will remain bound under this Article 10 notwithstanding any extension or renewal of any Guaranteed Obligation.
          (b) Each Senior Secured Note Guarantor waives presentation to, demand of, payment from and protest to the Issuers of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Senior Secured Note Guarantor waives notice of any default under the Senior Secured Notes or the Guaranteed Obligations. The obligations of each Senior Secured Note Guarantor hereunder shall not be affected by (1) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Issuers or any other Person (including any Senior Secured Note Guarantor) under this Senior Secured Notes Indenture, the Senior Secured Notes or any other agreement or otherwise; (2) any extension or renewal of any thereof; (3) any rescission, waiver, amendment or modification of any of the terms or provisions of this Senior Secured Notes Indenture, the Senior Secured Notes or any other agreement; (4) the release of any security held by any Holder or the Trustee for the Guaranteed Obligations or any of them; (5) the failure of any Holder or the Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (6) except as set forth in Section 10.06, any change in the ownership of such Senior Secured Note Guarantor.
          (c) Each Senior Secured Note Guarantor further agrees that its Senior Secured Note Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.
          (d) [Reserved.]

          (e) Except as expressly set forth in Article 8 and Sections 10.02, 10.06 and 10.08, the obligations of each Senior Secured Note Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Senior Secured Note Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Senior Secured Notes Indenture, the Senior Secured Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Senior Secured Note Guarantor or would otherwise operate as a discharge of such Senior Secured Note Guarantor as a matter of law or equity.
          (f) Each Senior Secured Note Guarantor further agrees that its Senior Secured Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of either Issuer or otherwise.
          (g) In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Senior Secured Note Guarantor by virtue hereof, upon the failure of the Issuers to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Senior Secured Note Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (A) the unpaid amount of such Guaranteed Obligations, (B) accrued and unpaid interest and premiums (if any) on such Guaranteed Obligations (but only to the extent not prohibited by law) and (C) all other monetary Guaranteed Obligations of the Issuers to the Holders and the Trustee.
          (h) Each Senior Secured Note Guarantor agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations hereby may be accelerated as provided in Article VI for the purposes of such Senior Secured Note Guarantor’s Senior Secured Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article VI, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Senior Secured Note Guarantor for the purposes of this Section 10.01.
          (i) Each Senior Secured Note Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses), subject to the limitations set forth in Section 10.08, incurred by the Trustee, the Collateral Agent or any Holder in enforcing any rights under this Section 10.01.
          SECTION 10.02. Limitation on Liability. Any term or provision of this Senior Secured Notes Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Senior Secured Note Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Senior Secured Notes Indenture, as it relates to such Senior Secured Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.
          SECTION 10.03. Successors and Assigns. This Article 10 shall be binding upon each Senior Secured Note Guarantor and its successors and shall inure to the benefit of the successors, transferees and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Senior Secured Notes Indenture and in the Senior Secured Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Senior Secured Notes Indenture. Each Senior Secured Note Guarantee shall be a continuing guarantee and shall, subject to Section 10.06, remain in full force and effect until the payment in full of the Guaranteed Obligations.
          SECTION 10.04. No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 10 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 10 at law, in equity, by statute or otherwise.
          SECTION 10.05. Modification. No modification, amendment or waiver of any provision of this Article 10, nor the consent to any departure by any Senior Secured Note Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Senior Secured Note Guarantor in any case shall entitle such Senior Secured Note Guarantor to any other or further notice or demand in the same, similar or other circumstances.
          SECTION 10.06. Release of Senior Secured Note Guarantor. Subject to the First Lien Intercreditor Agreement and the 2007 Intercreditor Agreement, a Senior Secured Note Guarantee of a Senior Secured Note Guarantor will be automatically released upon (x) receipt by the Trustee of a notification from BP I that such Senior Secured Note Guarantee be released and (y) the occurrence of any of the following:
     (a) the consummation of any transaction permitted by this Senior Secured Notes Indenture as a result of which such Senior Secured Note Guarantor ceases to be a Restricted Subsidiary;

     (b) the release or discharge of the guarantee or other obligation by such Senior Secured Note Guarantor of the Senior Secured Credit Facilities or such other guarantee or other obligation that resulted in the creation of such Senior Secured Note Guarantee, except a release or discharge by or as a result of payment under such guarantee;
     (c) BP I designating such Senior Secured Note Guarantor to be an Unrestricted Subsidiary in accordance with Section 4.04 and the definition of “Unrestricted Subsidiary”;
     (d) the Issuers’ exercise of their legal defeasance option or covenant defeasance option as described under Article VIII or if the Issuers’ obligations under this Senior Secured Notes Indenture are otherwise discharged in accordance with the terms of this Senior Secured Notes Indenture; or
     (e) the transfer or sale of the equity interests of such Senior Secured Note Guarantor pursuant to an enforcement action, in accordance with the terms of the First Lien Intercreditor Agreement.
          Upon the occurrence of any event set forth by this Section 10.06, the applicable Senior Secured Note Guarantor will be required to deliver to the Trustee an Officers’ Certificate stating that all conditions precedent provided for in this Senior Secured Notes Indenture relating to the release have been complied with.
          A Senior Secured Note Guarantee of a Senior Secured Note Guarantor also will be released as provided Section 5.01.
          SECTION 10.07. RGHL Release. RGHL will be released from its Senior Secured Note Guarantee in connection with the substantially concurrent transfer by RGHL of the capital stock of BP I to a newly formed subsidiary of RGHL (“Midco”); provided that (a) Midco is a corporation, partnership or limited liability company organized or existing under the laws of any member state of the European Union that was a member state on January 1, 2004, the United States, the District of Columbia, or any state or territory thereof or New Zealand; (b) Midco expressly assumes or replaces all the obligations of RGHL under this Senior Secured Notes Indenture, the Senior Secured Notes Registration Rights Agreement, the Senior Secured Notes, the Security Documents to which RGHL is a party, the First Lien Intercreditor Agreement and RGHL’s Senior Secured Note Guarantee pursuant to a supplemental or replacement indenture or other documents or instruments in form reasonably satisfactory to the Trustee; (c) immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness which becomes an obligation of Midco as a result of such transaction as having been Incurred by Midco at the time of such transaction), no Default shall have occurred and be continuing and the Issuers would be able to Incur an additional $1.00 of Indebtedness pursuant Section 4.03; (d) RGHL delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such transfer and such supplemental indenture and Security Documents comply with this Senior Secured Notes Indenture (and in giving such opinion such counsel may rely on an Officers’ Certificate as to any matters of fact); and (e) RGHL delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of RGHL approving such transaction and set forth in an Officers’ Certificate certifying that such transaction complies with the requirements of this Senior Secured Notes Indenture.
          Upon any occurrence specified in Section 10.06 or 10.07, the Trustee shall, at the instruction of and at the cost of the Issuers, execute any documents reasonably requested of it to evidence such release.
          SECTION 10.08. Limitation on Guarantees in the Netherlands, Switzerland, Austria, Thailand, Germany, Luxembourg, Guernsey, Mexico, Hong Kong and England and Wales. (a) Notwithstanding any provision of this Senior Secured Notes Indenture or any other Senior Secured Note Document, the obligations of any Senior Secured Note Guarantor organized in The Netherlands (a “Dutch Guarantor”) expressed to be assumed in this Senior Secured Notes Indenture shall be deemed not to be assumed by such Dutch Guarantor to the extent that such assumption would constitute unlawful financial assistance within the meaning of Article 2:207c or 2:98c of the Dutch Civil Code or any other applicable financial assistance rules of any relevant jurisdiction (the “Prohibitions”) and the provisions of this Senior Secured Notes Indenture and the other Senior Secured Note Documents shall be construed accordingly. For the avoidance of doubt, it is expressly acknowledged that each Dutch Guarantor will continue to guarantee all obligations expressed to be guaranteed in this Senior Secured Notes Indenture and the other Senior Secured Note Documents, to the extent that such obligations do not constitute a violation of the Prohibition.
          (b) Notwithstanding any provision of this Senior Secured Notes Indenture or any other Senior Secured Note Document, if the obligations expressed to be assumed in this Senior Secured Notes Indenture or any other Senior Secured Note Document are assumed by any Senior Secured Note Guarantor organized, or for tax purposes resident, in Switzerland (a “Swiss Guarantor”), such Swiss Guarantor shall:
     (i) only be liable for obligations contained in this Senior Secured Notes Indenture or the Senior Secured Note Guarantee or under the Senior Secured Note Documents (including any restructuring of such Swiss Guarantor’s rights of set-off and/or subrogation and its duties to subordinate claims) in relation to obligations (other than obligations under the Senior Secured Note Documents of (y) the Swiss Guarantor to the extent certain proceeds of this Senior Secured Notes Indenture have been made available to the Swiss Guarantor, up to such proceeds and (z) a direct or indirect subsidiary of the Swiss Guarantor (the “Swiss Guarantor’s Subsidiary”) to the extent certain proceeds of this Senior Secured Notes Indenture have been made available to the Swiss Guarantor’s Subsidiary, up to such proceeds) to the extent that the payment of such obligations does not constitute a repayment of capital (Einlagerueckgewaehr), a violation of the legally protected reserves (gesetzlich geschuetzte Reserven) or a payment of a (constructive) dividend prohibited to be made by such Swiss Guarantor by the Swiss Federal Code of Obligations and in the maximum amount of its profits available for the distribution of dividends on the date which such Swiss Guarantor’s obligations hereunder are due (it being understood that such available profits are the balance sheet profits and any free reserves made for this purpose, in each case in accordance with the relevant Swiss law).

     (ii) pass for such payments shareholders’ resolutions for the distribution of dividends in accordance with the relevant provisions of the Swiss Federal Code of Obligations then in effect (it being understood that as of the Issue Date, the profits available for the distribution of dividends as described above must be determined based on an audited balance sheet and such shareholders’ resolutions must be based on a report from such Swiss Guarantor’s auditors approving the proposed distribution); and
     (iii) deduct from such payments Swiss Anticipatory Tax (withholding tax) at the rate of 35% (or such other rate as is in effect from time to time) and, subject to any applicable double taxation treaty and/or agreement entered into with the Swiss Federal Tax Administration:
     (1) pay such deduction to the Swiss Federal Tax Administration;
     (2) give evidence to the Trustee and each noteholder of such deduction in accordance with Section 4.15 of this Senior Secured Notes Indenture; and
     (3) if such a deduction is made, not be obligated to gross-up pursuant to Section 4.15 of this Senior Secured Notes Indenture to the extent that such gross-up would result in the aggregate amounts paid to the Trustee and/or each noteholder and the Swiss Federal Tax Administration exceeding the maximum amount of such Swiss Guarantor’s profits available for the distribution of dividends.
          (c) (i) Notwithstanding any other provision of this Senior Secured Notes Indenture and any of the provisions of the Senior Secured Note Documents, any guarantee or indemnity given by or other obligation assumed by a Senior Secured Note Guarantor organized in Austria (each an “Austrian Guarantor”) under Article 10 of this Senior Secured Notes Indenture is meant as and is to be interpreted as an abstract guarantee agreement (abstrakter Garantievertrag) and not as surety (Bürgschaft) or joint obligation as borrower (Mitschuldnerschaft) and such Austrian Guarantor undertakes to pay the amounts due under or pursuant to such obligation unconditionally, irrevocably, upon first demand and without raising any defenses (unbedingt, unwiderruflich, über erste Anforderung und Verzicht auf alle Einwendungen). The obligation of any Austrian Guarantor under this Senior Secured Notes Indenture or any other Senior Secured Note Document shall be limited so that no assumption of an obligation shall be required if such assumption would violate mandatory Austrian capital maintenance rules (Kapitalerhaltungsvorschriften) under Austrian company law, including Sections 82 et seq. of the Austrian Act on Limited Liability Companies (Gesetz über Gesellschaften mit beschränkter Haftung) and/or Sections 52 and 65 et seq. of the Austrian Stock Corporation Act (Aktiengesetz); and
     (ii) should any obligation under this Senior Secured Notes Indenture or any other Senior Secured Note Document violate or contradict Austrian capital maintenance rules and should therefore be held invalid or unenforceable, such liability and/or obligation shall be deemed to be replaced by a liability and/or obligation of a similar nature that is in compliance with Austrian capital maintenance rules and that provides the best possible security interest in favour of the Trustee or the noteholders, for the ratable benefit of the noteholders. By way of example, should it be held that the security created under any Senior Secured Note Document is contradicting Austrian capital maintenance rules in relation to any amount of the secured obligations, the security created by the respective Senior Secured Note Document shall be reduced to such an amount of the secured obligations which is permitted pursuant to Austrian capital maintenance rules.
          (d) Each Senior Secured Note Guarantor incorporated or organized in Thailand irrevocably and unconditionally waives any and all rights to avoid such Thai Guarantor’s obligations under its Senior Secured Note Guarantee which it may have under Sections 196, 293, 294, 684, 687, 688-690, 694 and 697-701 of the Civil and Commercial Code of Thailand, and agrees not to exercise any of its rights under Sections 693 and 696 of the Civil and Commercial Code of Thailand unless and until the Issuers and the Senior Secured Note Guarantors have fully performed all their obligations under this Senior Secured Notes Indenture and all of such obligations have been unconditionally, irrevocably, indefeasibly and fully paid or discharged.
          (e) If the guarantee and indemnity granted in this Article 10 is given by a Senior Secured Note Guarantor incorporated in Germany in the legal form of a limited liability company (Gesellschaft mit beschränkter Haftung (GmbH)) or a limited partnership where the sole general partner is a GmbH (“GmbH & Co. KG”) (each, a “German Guarantor”), the following shall apply:
     (i) The secured noteholders, the Trustee and the Collateral Agent shall be entitled to enforce the Senior Secured Note Guarantee against the applicable German Guarantor without limitation in respect of:
     (1) any and all amounts that are owed under the Senior Secured Note Documents by such German Guarantor itself or by any of its Subsidiaries; and
     (2) any and all amounts which correspond to funds that have been borrowed under the Senior Secured Note Documents to the extent borrowed, on-lent or otherwise passed on to, or issued for the benefit of, the applicable German Guarantor or any of its Subsidiaries, or for the benefit of any of their creditors and in each case not repaid and outstanding from time to time (in aggregate, the “Unlimited Enforcement Amount”).
     (ii) Besides an enforcement in respect of the Unlimited Enforcement Amount applicable to a German Guarantor pursuant to paragraph (i) above, the secured noteholders, the Trustee and the Collateral Agent shall not be entitled to enforce the Senior Secured Note Guarantee against such German Guarantor if and to the extent that:
     (1) the Senior Secured Note Guarantee secures the obligations of a party which is (x) a shareholder of the German Guarantor or (y) an affiliated company (verbundenes Unternehmen) within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz) of a shareholder of the German Guarantor (other than the German Guarantor and its Subsidiaries); and

     (2) the enforcement would have the effect of (x) reducing such German Guarantor’s (or, in case of a GmbH & Co. KG, its general partner’s (Komplementär)) net assets (Reinvermögen) (the “German Net Assets”) to an amount of less than its (or, in case of a GmbH & Co. KG, its general partner’s (Komplementär)) stated share capital (Stammkapital) or, if the German Net Assets are already an amount of less than its (or, in case of a GmbH & Co. KG, its general partner’s (Komplementär)) stated share capital), of causing such amount to be further reduced and (y) would thereby affect the assets required for the obligatory preservation of the German Guarantor’s (or, in case of a GmbH & Co. KG, its general partner’s (Komplementär)) stated share capital (Stammkapital) according to section 30, 31 German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung), in each case, provided that the amount of the stated share capital to be taken into consideration shall be the amount registered in the commercial register at the date hereof, and any increase of the stated share capital registered after the date of this Senior Secured Notes Indenture shall only be taken into account if such increase has been effected with the prior written consent of the Trustee.
     (iii) The German Net Assets shall be calculated as an amount equal to the sum of the values of such German Guarantor’s (or, in case of a GmbH & Co. KG, its general partner’s (Komplementär)) assets (consisting of all assets which correspond to the items set forth in section 266 sub-section(2) A, B and C of such German Commercial Code (Handelsgesetzbuch) less the aggregate amount of the German Guarantor’s (or, in case of a GmbH & Co. KG, its general partner’s (Komplementär)) liabilities (consisting of all liabilities and liability reserves which correspond to the items set forth in section 266 sub-section(3) B, C and D of the German Commercial Code), except that:
     (1) any asset that is shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of such asset and that is not necessary for such German Guarantor’s business (nicht betriebsnotwendig) shall be taken into account with its market value;
     (2) obligations under loans provided to such German Guarantor by any Affiliate thereof shall not be taken into account as liabilities as far as such loans are subordinated by law or contract at least to the claims of the unsubordinated creditors of such German Guarantor; and
     (3) obligations under loans or other contractual liabilities incurred by such German Guarantor (or, in case of a GmbH & Co. KG, its general partner’s (Komplementär)) in violation of the provisions of the Senior Secured Note Documents shall not be taken into account as liabilities.
          The German Net Assets shall be determined in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) and shall be based on the same principles that were applied by such German Guarantor in the preparation of its most recent annual balance sheet (Jahresbilanz).

          It is understood that the assets of the respective German Guarantor (or, in case of a GmbH & Co. KG, its general partner (Komplementär)) will be assessed at liquidation values (Liquidationswerte) if the managing directors of the applicable German Guarantor (or, in case of a GmbH & Co. KG, its general partner (Komplementär)), at the time they prepare the Management Determination (as defined below) are, due to factual or legal circumstances at that time, in their opinion not able to make a positive prognosis as to whether the business of the applicable German Guarantor (or, in case of a GmbH & Co. KG, its general partner (Komplementär)) can carry on as a going concern (positive Forführungsprognose), in particular when such Senior Secured Note Guarantee is enforced.
     (iv) The limitations set out in Section 10.08(e)(ii) shall only apply if and to the extent that:
     (1) without undue delay, but not later than within 5 Business Days, following receipt of a request for payment under the Senior Secured Note Guarantee by the Trustee, the applicable German Guarantor shall have confirmed in writing to the Trustee (x) to what extent the Senior Secured Note Guarantee is an up-stream or cross-stream Senior Secured Note Guarantee as described in Section 10.08(e)(ii)(1) and (y) which amount of such up-stream or cross-stream Senior Secured Note Guarantee cannot be enforced as it would cause the net assets of the applicable German Guarantor to fall below its stated share capital (taking into account the adjustments set out in Section 10.08(e)(iii)) and such confirmation is supported by evidence reasonably satisfactory to the Trustee (acting on behalf of the noteholders (the “Management Determination”) and the noteholders shall not have contested this and argued that no or a lesser amount would be necessary to maintain the German Guarantor’s stated share capital; or
     (2) within 20 Business Days following the date the noteholders shall have contested the Management Determination, the noteholders and Trustee shall receive from the applicable German Guarantor an up-to-date balance sheet prepared by a firm of internationally recognized auditors (the “Determining Auditors”) that shows the value of such German Guarantor’s (or, in case of a GmbH & Co. KG, its general partner’s (Komplementär)) German Net Assets (the “Balance Sheet”). The Balance Sheet shall be prepared in accordance with the principles set out in Section 10.08(e)(iii), provided that the final sentence of Section 10.08(e)(iii) shall not apply unless the Determining Auditors shall have determined in an independent assessment that the assets of applicable German Guarantor (or, in case of a GmbH & Co. KG, its general partner (Komplementär)) should be evaluated at liquidation values (Liquidationswerte) in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) and shall contain further information (in reasonable detail) relating to items to be adjusted pursuant to Section 10.08(e)(iii).
     If such German Guarantor fails to deliver a Balance Sheet within the aforementioned time period, the noteholders, the Trustee and the Collateral

Agent, as applicable, shall be entitled to enforce the Senior Secured Note Guarantee irrespective of the limitations set out Section 10.08(e)(ii).
     (v) If the noteholders or Trustee disagree with the Balance Sheet, they shall be entitled to enforce the applicable Senior Secured Note Guarantee up to the amount which, according to the Balance Sheet, can be enforced in compliance with the limitations set out in paragraph Section 10.08(e)(ii). In relation to any additional amounts for which such German Guarantor is liable under the Senior Secured Note Guarantee, the noteholders and Trustee shall be entitled to pursue their claims (if any) further and such German Guarantor shall be entitled to prove that this amount is necessary for maintaining its (or, in case of a GmbH & Co. KG, its general partner’s (Komplementär)) stated share capital (calculated as of the date the demand under the Senior Secured Note Guarantee was made).
     (vi) No reduction of the amount enforceable under this 10.08(e) will prejudice the right of the noteholder, the Trustee or the Collateral Agent to continue enforcing the Senior Secured Note Guarantee (subject always to the operation of the limitations set out above at the time of such enforcement) until full satisfaction to the claims guaranteed.
          (f) Notwithstanding any other provision of this Senior Secured Notes Indenture or any other Senior Secured Note Document, the obligations of any guarantor incorporated under the laws of Luxembourg (the “Luxembourg Guarantors”) under (i) Section 10.01 of the Senior Secured Credit Facilities, (ii) Article 10 of the 2009 Indenture, (iii) Article 10 of the October 2010 Senior Indenture, (iv) Article 10 of the October 2010 Senior Secured Indenture, (v) Article 10 of the May 2010 Indenture, (vi) Article 10 of the Senior Notes Indenture, (vii) Article 10 of this Senior Secured Notes Indenture and (viii) any other guarantee commitment contained in an agreement, including, but not limited to, any facility, loan agreement or indenture which RGHL and the administrative agent under the Senior Secured Credit Facilities agree is subject to this limitation, in respect of the obligations of any Obligor which is not a direct or indirect subsidiary of the applicable Luxembourg Guarantor, shall be limited to an aggregate amount not exceeding the higher of ninety percent (90%) of:
     (i) such Luxembourg Guarantor’s own funds (capitaux propres), as referred to in article 34 of the Luxembourg law dated 19 December 2002 concerning the trade and companies register and the accounting and annual accounts of undertakings (as at the date of demand of payment under this Senior Secured Notes Indenture, the “2002 Law”), increased by the amount of any Luxembourg Intra-Group Liabilities (as defined below); and
     (ii) the Luxembourg Guarantor’s own funds (capitaux propres) as referred to in article 34 of the 2002 Law as at the date of this Senior Secured Notes Indenture, increased by the amount of any Luxembourg Intra-Group Liabilities.
     The limitation set forth in this Section 10.08(f) shall not apply to any amounts due by an Issuer or Senior Secured Note Guarantor which have been, directly or indirectly advanced to such Luxembourg Guarantor or any of its subsidiaries.

     For purposes of this Section 10.08(f), the term “Luxembourg Intra-Group Liabilities” means any amounts owed by the applicable Luxembourg Guarantor to RGHL and any of its Subsidiaries that have not been financed (directly or indirectly) by any indebtedness under the Credit Documents (as defined in the First Lien Intercreditor Agreement).
     For the avoidance of doubt, the limitation set forth in this Section 10.08(f) shall not apply to or in any way limit any security interests granted by a collateral agreement entered into by a Luxembourg Guarantor.
     The obligations of any Luxembourg Guarantor under this Senior Secured Notes Indenture shall not include any obligation that, if incurred, would constitute a breach of the provisions on financial assistance as defined by Article 49-6 of the Luxembourg law of 10 August 1915 on commercial companies, as amended, to the extent applicable, at the date of this Senior Secured Notes Indenture to a Luxembourg Guarantor having the form of a private limited liability company.
          (g) Any Senior Secured Note Guarantor organized in Guernsey irrevocably waives and abandons any right which it has or may at any time have under the existing or future laws of Guernsey pursuant to the principle of “droit de discussion” or otherwise, to require that recourse be had to the assets of any party before any action is taken hereunder against it, and further irrevocably waives and abandons any right it has or may have at any time under the existing or future laws of Guernsey, pursuant to the principle of “droit de division” or otherwise, to require that any other party be made a party to any proceedings, or that its liability be divided or apportioned with any other party or reduced in any manner whatsoever.
          (h) Notwithstanding any other provisions of this Senior Secured Notes Indenture or any other Senior Secured Note Document, the Senior Secured Note Guarantee of any Senior Secured Note Guarantor organized in Guernsey does not apply to any obligation to the extent that the assumption of such obligation would result in such assumption constituting a breach of The Control of Borrowing (Bailiwick of Guernsey) Ordinance, 1959 as amended by such Senior Secured Note Guarantor or the directors of such Senior Secured Note Guarantor or exceeding any consent obtained thereunder.
          (i) Notwithstanding any other provision of this Senior Secured Notes Indenture or any other Senior Secured Note Document, the Senior Secured Note Guarantee of any Senior Secured Note Guarantor organized in Guernsey does not apply to any obligation to the extent that the assumption of such obligation would result in such assumption constituting unlawful financial assistance within the meaning of The Companies (Guernsey) Law, 2008, as amended or would result in such Senior Note Guarantor being unable to pass the solvency test as prescribed by The Companies (Guernsey) Law, 2008, as amended.
          (j) Any Senior Secured Note Guarantor organized in Mexico (each, a “Mexican Guarantor”) expressly acknowledges that the Senior Secured Note Guarantee is governed by the laws of the State of New York and expressly agrees that any rights and privileges that it might otherwise have under the laws of Mexico shall not be applicable to such Senior Secured Note Guarantee, including, but not limited to, any benefit of orden, excusión, división, quita, novación, espera and modificación which may be available to it under articles 2813, 2814, 2815, 2816, 2821, 2822, 2823, 2827, 2836, 2840, 2845, 2847, 2848 and 2849 of the Federal Civil Code of Mexico and the corresponding articles under the Civil Code in effect for the Federal District of Mexico and in all other states of Mexico, and such acknowledgement and agreement are without prejudice to such Mexican Guarantor’s rights and/or privileges under the laws of New York (as such rights have been modified by and/or waived in the Senior Secured Note Documents). Each Mexican Guarantor incorporated in Mexico represents that it is familiar with the contents of these articles and agrees that there is no need to reproduce them herein.
          (k) Notwithstanding any other provision of this Senior Secured Notes Indenture or any other Senior Secured Note Document, the Senior Secured Note Guarantee of any Senior Secured Note Guarantor organized in Hong Kong does not apply to any obligation to the extent that the assumption of such obligation would result in such assumption constituting a breach of Section 47A (Prohibition of Financial Assistance) of the Companies Ordinance (Chapter 32 of the Laws of Hong Kong) (as amended or replaced).
          (l) Notwithstanding any other provision of this Senior Secured Notes Indenture or any other Senior Secured Note Document, the Senior Secured Note Guarantee of any Senior Secured Note Guarantor organized in England or Wales does not apply to any obligation to the extent that the assumption of such obligation would result in such assumption constituting unlawful financial assistance within the meaning of Sections 678 or 679 of the Companies Act 2006 (as amended or replaced).
          (m) Notwithstanding any other provision of this Senior Secured Notes Indenture or any other Senior Secured Note Document, the Senior Secured Note Guarantee given by any Subsidiary that becomes a Senior Secured Note Guarantor after the Issue Date (an “Additional Guarantor”) is subject to any limitations set forth in the supplemental indenture applicable to such Additional Guarantor.
ARTICLE XI
Intercreditor Agreement
          Reference is made to (i) the First Lien Intercreditor Agreement dated as of November 5, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “First Lien Intercreditor Agreement”), among The Bank of New York Mellon, as Collateral Agent, Credit Suisse, as Representative under the Credit Agreement, The Bank of New York Mellon, as Representative under this Senior Secured Notes Indenture, each additional Representative from time to time party thereto and the grantors party thereto and (ii) the Intercreditor Agreement dated May 11, 2007 (the “2007 Intercreditor Agreement”), among RGHL, BP I, the senior lenders identified therein, Credit Suisse, as senior agent thereunder, the senior issuing banks as identified therein, the subordinated bridging lenders, Credit Suisse, as subordinated bridging agent, Credit Suisse, as security trustee, and the other parties identified therein, as from time to time amended, supplemented or modified. Each noteholder hereunder (a) acknowledges that it has received a copy of the First Lien Intercreditor Agreement and 2007 Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the First Lien Intercreditor Agreement and the 2007 Intercreditor Agreement

and (c) authorizes and instructs the Collateral Agent to enter into the First Lien Intercreditor Agreement and the 2007 Intercreditor Agreement as Collateral Agent and on behalf of such secured noteholder.
ARTICLE XII
Collateral and Security Documents
          SECTION 12.01. Collateral and Security Documents. (a) To secure the full and punctual payment when due and the full and punctual performance of the Obligations of the parties hereto, BP I, the Issuers, the Senior Secured Note Guarantors and the Collateral Agent shall, on the Issue Date, enter into certain Security Documents and may enter into additional Security Documents. In the event that security interests in any of the Collateral are not created as of the Issue Date, the Issuers, BP II and the Senior Secured Note Guarantors shall use commercially reasonable efforts to implement security arrangements with respect to such Collateral as promptly as reasonably practicable after the Issue Date (or such later date as may be permitted by the Applicable Representative in its sole discretion). All security interests in the Collateral for the Senior Secured Notes and the Senior Secured Note Guarantees will be granted and implemented subject to the Agreed Security Principles.
          (i) Notwithstanding the foregoing, the Capital Stock and securities of any Restricted Subsidiary (other than BP I, for which BP I will provide separate financial statements) will constitute Collateral with respect to the Senior Secured Notes only to the extent that the securing of the Senior Secured Notes with such Capital Stock and securities would not require such Senior Secured Note Guarantor to file separate financial statements with the SEC under Rule 3-16 of Regulation S-X under the Securities Act. In the event that Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation that would require) the filing with the SEC of separate financial statements of any Restricted Subsidiary (other than BP I) due to the fact that such Restricted Subsidiary’s Capital Stock and securities secure the Senior Secured Notes or any Senior Secured Note Guarantee, then the Capital Stock and securities of such Restricted Subsidiary shall automatically be deemed not to be part of the Collateral (but only to the extent necessary for such Restricted Subsidiary to not be subject to such requirement to provide separate financial statements) and such excluded portion of the Capital Stock and securities is referred to as the “Excluded Stock Collateral”. In such event, the Security Documents may be amended, modified or supplemented, without the consent of any Holder, to the extent necessary to release the security interests on the Excluded Stock Collateral.
          (ii) In the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation that would permit) any Restricted Subsidiary’s Excluded Stock Collateral to secure the Senior Secured Notes in excess of the amount then pledged without the filing with the SEC of separate financial statements of such Senior

Secured Note Guarantor, then the Capital Stock and securities of such Restricted Subsidiary shall automatically be deemed to be a part of the Collateral (but only to the extent possible without such Restricted Subsidiary becoming subject to any such filing requirement). In such event, the Security Documents may be amended or modified, without the consent of any Holder, to the extent necessary to subject to the Liens under the Security Documents such additional Capital Stock and securities.
          (b) By accepting a Senior Secured Note, each Holder thereof will be deemed to have: (1) irrevocably appointed the Collateral Agent to act as its agent and trustee under the Security Documents and the other relevant documents to which it is a party; and (2) irrevocably authorized the Collateral Agent to (i) perform the duties and exercise the rights, powers and discretions that are specifically given to it under this Senior Secured Notes Indenture, the 2007 Intercreditor Agreement, the First Lien Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents or other documents to which it is a party, together with any other incidental rights, power and discretions; and (ii) execute each document expressed to be executed by the Collateral Agent on its behalf.
          (c) The Trustee shall become party to the First Lien Intercreditor Agreement and the 2007 Intercreditor Agreement by executing a joinder to the First Lien Intercreditor Agreement and an accession deed to the 2007 Intercreditor Agreement on or prior to the Issue Date and by accepting a Senior Secured Note, each Holder thereof shall be deemed to have irrevocably authorized the Trustee to perform the duties and exercise the rights, powers and discretions that are specifically given to it under the First Lien Intercreditor Agreement and the 2007 Intercreditor Agreement.
          SECTION 12.02. Recording; Certificates and Opinions. In accordance with the provisions set forth in Section 4.10, the Issuers shall do or cause to be done, at their own expense, all acts and things reasonably required, or which the Trustee or the Collateral Agent from time to time may request to assure and confirm that the Trustee and/or Collateral Agent holds, for the benefit of the Holders, duly created, enforceable and perfected Liens as contemplated by this Senior Secured Notes Indenture and the Security Documents, with the priority contemplated by this Senior Secured Notes Indenture and the Security Documents, so as to render the same available for the security and benefit of this Senior Secured Notes Indenture and the Senior Secured Notes, according to the intent and purposes therein expressed.
          SECTION 12.03. Suits To Protect the Collateral. Subject to the provisions of the Security Documents, this Senior Secured Notes Indenture, the 2007 Intercreditor Agreement and the First Lien Intercreditor Agreement (or, if applicable, any Additional Intercreditor Agreement), the Trustee and the Collateral Agent shall have power to institute and to maintain such suits and proceedings as either of them may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents, this Senior Secured Notes Indenture, the 2007 Intercreditor Agreement or the First Lien Intercreditor Agreement (or, if applicable, any Additional Intercreditor Agreement), and such suits and proceedings as the Trustee or the Collateral Agent, in their sole discretion, may deem expedient to preserve or protect their interests and the interests of the Holders, the Trustee and the Collateral Agent in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional, ultra vires or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the lien on the Collateral or be prejudicial to the interests of the Holders, the Trustee or the Collateral Agent).
          SECTION 12.04. Other Agreements. The Senior Secured Notes Indenture and the Security Documents shall be subject to the Agreed Security Principles, the 2007 Intercreditor Agreement and the First Lien Intercreditor Agreement (and any Additional Intercreditor Agreement).
          SECTION 12.05. Determinations Relating to Collateral. Subject to the 2007 Intercreditor Agreement, the First Lien Intercreditor Agreement, (and, if applicable, any Additional Intercreditor Agreement), in the event (i) the Trustee shall receive any written request from the Issuers, RGHL, BP I or the Collateral Agent under any Security Document for consent or approval with respect to any matter or thing relating to any Collateral or the Issuers’ obligations with respect thereto or (ii) there shall be due to or from the Trustee or the Collateral Agent under the provisions of any Security Document any material performance or the delivery of any material instrument or (iii) the Trustee shall become aware of any material nonperformance by the Issuers of any covenant or any material breach of any representation or warranty of the Issuers set forth in any Security Document, then, in each such event, the Trustee shall be entitled to hire, at the sole reasonable cost and expense of the Issuers, experts, consultants, agents and attorneys to advise the Trustee on the manner in which the Trustee should respond, or direct the Collateral Agent to respond to such request or render any requested performance or response to such nonperformance or breach. The Trustee shall be fully protected in accordance with Article VII hereof in the taking (or not taking) of any action recommended or approved by any such expert, consultant, agent or attorney and by indemnification or other security provided in accordance with Section 6.05 and other sections of this Senior Secured Notes Indenture if such action is agreed to by Holders of a majority in principal amount of outstanding Senior Secured Notes pursuant to Section 6.05.
          SECTION 12.06. Release of Collateral. (a) Subject to the First Lien Intercreditor Agreement and the 2007 Intercreditor Agreement, the Security Interests in the Collateral for the benefit of the Senior Secured Notes shall be released:
     (i) upon payment in full of principal, interest and all other Obligations on the Senior Secured Notes issued under this Senior Secured Notes Indenture or discharge or defeasance thereof;
     (ii) to the extent a Senior Secured Note Guarantor would be and is so released pursuant Section 10.06(b);
     (iii) to enable the Issuers or a Senior Secured Note Guarantor to consummate the disposition of such property or assets to the extent not prohibited under Section 4.06;
     (iv) in the case of property or assets of a Senior Secured Note Guarantor that is released from its Senior Secured Note Guarantee with respect to the Senior Secured

Notes, on the release of the Senior Secured Note Guarantee of such Senior Secured Note Guarantor;
     (v) in the case of the property and assets of a specific Senior Secured Note Guarantor, such Senior Secured Note Guarantor making a Transfer permitted by clause (y) of the last paragraph of Section 5.01(b);
     (vi) in the circumstances set forth in Sections 9.01(a)(iv) and (viii) or as set forth in Section 9.02(b);
     (vii) by the Trustee or Collateral Agent, acting on the instructions of the Applicable Representative (as defined in the First Lien Intercreditor Agreement) in accordance with the terms of the First Lien Intercreditor Agreement (other than releases of all or substantially all of the Collateral); or
     (viii) upon a legal defeasance or covenant defeasance under Section 8.01(a).
          (b) The security interest in the 2007 Notes Collateral in favor of the 2007 Senior Notes and 2007 Senior Subordinated Notes will be released upon an enforcement action in accordance with the 2007 Intercreditor Agreement. In order to secure new Indebtedness (where such Indebtedness is permitted under this Senior Secured Notes Indenture and the Lien securing such Indebtedness is a Permitted Lien that is entitled to rank equal with, in priority to or behind the security interests on the Collateral, as applicable), on the date on which such new Indebtedness is incurred, and subject to no Default having occurred and being continuing, the Trustee or Collateral Agent for the Senior Secured Notes, as applicable, is authorized by the Trustee and the Holders to, and shall, at the request of the Issuers or RGHL, release the security interests in the Collateral and will, simultaneously with the grant of Liens in respect of the new Indebtedness, retake such security interests in the Collateral; provided, however, that all holders of Liens on behalf of other Indebtedness or obligations secured by such Collateral concurrently release and (if applicable) retake the security interests in the same manner; provided further, however, that following such release and retaking the security interests in the Collateral are not subject to any new hardening period or limitation (excluding any such hardening period or limitation that existed prior to such release and retaking) which is not also applicable to the Lien granted in favor of the new Indebtedness and any such other Indebtedness or obligations (it being understood that the new Indebtedness and such other Indebtedness and obligations may be subject to longer or more onerous hardening periods or limitations) or the Trustee shall have received a solvency opinion, in form and substance reasonably satisfactory to the Trustee, from an Independent Financial Advisor satisfactory to the Trustee confirming the solvency of BP I and its respective Subsidiaries, taken as a whole, after giving effect to any transactions related to such release and retaking.
          (c) To the extent required under the mandatory provisions of the Trust Indenture Act, the Issuers will comply with the provisions of Section 314(b) and 314(d) of the Trust Indenture Act, in each case following qualification of this Senior Secured Notes Indenture pursuant to the Trust Indenture Act. Any certificate or opinion required by Section 314(d) of the Trust Indenture Act may be delivered by an Officer of any Issuer except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary herein, the Issuers and the Guarantors will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if they determine, in good faith based on advice of counsel (which may be internal counsel), that under the terms of such section or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released Collateral.
          (d) Upon certification by the Issuers, each of the Trustee and the Collateral Agent shall execute all documents reasonably requested of it to effectuate any release in accordance with these provisions, subject to customary protections and indemnifications. The Collateral Agent or the Trustee, as applicable, at the instruction of and at the cost of the Issuers (as applicable), will agree to any release of the Liens on the Collateral created by the Security Documents that is in accordance with this Senior Secured Notes Indenture and the First Lien Intercreditor Agreement and 2007 Intercreditor Agreement without requiring any consent of the Holders, in reliance upon an Opinion of Counsel or Officers’ Certificate to that effect delivered by the Issuers.
          SECTION 12.07. Notices. The Issuers and the Collateral Agent shall cause any notices delivered by such parties pursuant to the Security Documents to be delivered to the Trustee concurrently.
          SECTION 12.08. Collateral Agent. The Collateral Agent’s rights and obligations shall be governed by the 2007 Intercreditor Agreement, the First Lien Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents.
          SECTION 12.09. Quebec Collateral Agent. Subject to the terms of the First Lien Intercreditor Agreement, the Trustee acting for and on behalf of the Secured Parties hereby designates and appoints The Bank of New York Mellon, in its capacity as collateral agent under the First Lien Intercreditor Agreement:
          (a) as the person holding the power of attorney (fondé de pouvoir) of the Secured Parties as contemplated under Article 2692 of the Civil Code of Québec, to enter into, to take and to hold on behalf of and for the benefit of the Secured Parties, any deed of hypothec (“Deed of Hypothec”) granted to secure the obligations of the relevant Obligor under the Bond (as defined below) executed by such Obligor under the laws of the Province of Québec and creating a charge over the Collateral located in such Province and to exercise such powers and duties which are conferred upon The Bank of New York Mellon under such deed; and
          (b) as agent, mandatary, custodian and depositary for and on behalf of the Secured Parties (i) to hold and to be the sole registered holder of any bond (“Bond”) issued by an Obligor under the Deed of Hypothec, the whole notwithstanding Section 32 of the Act respecting the special powers of legal persons (Québec) or any other applicable law, and (ii) to enter into, to take and to hold on behalf of, and for the benefit of the Secured Parties, any bond pledge agreement (“Pledge”) to be executed by such Obligor under the laws of the Province of Québec with respect to such Bond.
          Subject to the terms of the First Lien Intercreditor Agreement, each Secured Party will be entitled to the benefits of any Collateral charged under the Deed of Hypothec and the

Pledge and will participate in the proceeds of realization of any such Collateral, the whole in accordance with the terms thereof. The Bank of New York Mellon, in such aforesaid capacities shall (x) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms of the Indenture or the First Lien Intercreditor Agreement, all rights and remedies given to the Collateral Agent with respect to the Collateral under the Deed of Hypothec and Pledge, applicable law or otherwise, and (y) benefit from and be subject to all provisions thereof, in the Indenture and the First Lien Intercreditor Agreement with respect to the Collateral Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Parties. Any Person who becomes a Secured Party, and each Holder, by becoming the holder of a Senior Secured Note, shall be deemed to have consented to, ratified and confirmed the appointment of The Bank of New York Mellon as the person holding the power of attorney (fondé de pouvoir) and as the agent, mandatary, custodian and depositary as aforesaid and to have ratified thereupon all actions taken by The Bank of New York Mellon in such capacities. In accordance with the First Lien Intercreditor Agreement, The Bank of New York Mellon, in such capacities, shall be entitled to delegate from time to time any of its powers or duties under the Deed of Hypothec and the Pledge to any Person and on such terms and conditions as it may determine from time to time.
ARTICLE XIII
Miscellaneous
          SECTION 13.01. [Reserved.]
          SECTION 13.02. Notices. (a) Any notice or communication required or permitted hereunder shall be in the English language in writing and delivered in person, via facsimile, email or mailed by first-class mail addressed as follows:
if to the Issuers, BP I or a Senior Secured Note Guarantor:
Suite 2502
Level 25, Citigroup Centre
2 Park Street
Sydney 2000, Australia
Attn: Helen Golding
Fax: +6192686693
helen.golding@rankgroup.co.nz
and

if to the Trustee, Collateral Agent, Principal Paying Agent, Transfer Agent
or Registrar:
The Bank of New York Mellon
101 Barclay Street 4-E
New York, NY 10286
Attn: International Corporate Trust
Fax: (212) 815-5366
catherine.donohue@bnymellon.com
lesley.daley@bnymellon.com
and
if to the Additional Collateral Agent:
Wilmington Trust (London) Limited
6 Broad Street Place
London EC2M 7JH
Facsimile: +44 (0)20 7614 1122
Attention: Elaine Lockhart
The Issuers, any Senior Secured Note Guarantor, the Trustee, the Collateral Agent and the Transfer Agent, Registrar and Principal Paying Agent, by notice to the other parties hereto, may designate additional or different addresses for subsequent notices or communications. No communication (including fax, electronic message or communication in any other written form) under or in connection with the Senior Secured Note Documents shall be made to or from an address located inside of the Republic of Austria.
          (b) Any notice or communication delivered to a Holder shall be delivered electronically or mailed, first class mail, to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so delivered within the time prescribed.
          (c) Failure to deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is delivered in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee are effective only if received.
          (d) The Trustee and the Agents agree to accept and act upon notice, instructions or directions pursuant to this Senior Secured Notes Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods (except that no notice, instructions or directions may be sent to or need be accepted by the Additional Collateral Agent by e-mail, whether or not unsecured); provided, however, that (a) the party providing such written instructions, subsequent to such transmission of written instructions, shall provide the originally executed instructions or directions to the Trustee or the Agents in a timely manner, and (b) such originally executed instructions or directions shall be signed by an authorized representative of the party providing such instructions or directions. If the party elects to give the Trustee or the

Agents e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee or the Agents in its discretion elects to act upon such instructions, the Trustee or the Agents shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s or the Agents’ reliance upon and compliance in good faith with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction received by the Trustee or the Agents following action taken pursuant to prior instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee or the Agents, including without limitation the risk of the Trustee or the Agents acting in good faith on unauthorized instructions, and the risk of interception and misuse by third parties.
          SECTION 13.03. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuers to the Trustee to take or refrain from taking any action under this Senior Secured Notes Indenture, each Issuer shall furnish to the Trustee at the request of the Trustee:
     (a) an Officers’ Certificate in form and substance satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Senior Secured Notes Indenture relating to the proposed action have been complied with; and
     (b) an Opinion of Counsel in form and substance satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.
          SECTION 13.04. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Senior Secured Notes Indenture (other than pursuant to Section 4.09) shall include:
     (a) a statement that the individual making such certificate or opinion has read such covenant or condition;
     (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
     (c) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and
     (d) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials.
          SECTION 13.05. When Senior Secured Notes Disregarded. In determining whether the Holders of the required principal amount of Senior Secured Notes have concurred in any direction, waiver or consent, Senior Secured Notes owned by the Issuers or BP II, any Senior

Secured Note Guarantor or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuers, BP II or any Senior Secured Note Guarantor shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Senior Secured Notes which the Trustee knows are so owned shall be so disregarded. Subject to the foregoing, only Senior Secured Notes outstanding at the time shall be considered in any such determination.
          SECTION 13.06. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of the Holders. The Registrar and a Paying Agent may make reasonable rules for their functions.
          SECTION 13.07. Legal Holidays. If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such payment date if it were a Business Day for the intervening period. If a regular record date is not a Business Day, the record date shall not be affected.
          SECTION 13.08. GOVERNING LAW. THE SENIOR SECURED NOTES INDENTURE AND THE SENIOR SECURED NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. FOR THE AVOIDANCE OF DOUBT, ARTICLES 86 TO 94-8 OF THE LUXEMBOURG LAW OF AUGUST 10, 1915 ON COMMERCIAL COMPANIES SHALL NOT BE APPLICABLE IN RESPECT OF THE SENIOR SECURED NOTES AND THE SENIOR SECURED NOTES INDENTURE. THE PARTIES ACKNOWLEDGE THAT NEW YORK JUDGMENTS ARE NOT ENFORCEABLE IN AUSTRIA. THE PARTIES HERETO HEREBY AGREE TO WAIVE ANY RIGHT THEY MAY HAVE TO TRIAL BY JURY.
          SECTION 13.09. Consent to Jurisdiction and Service. Each of BP I, BP II, the Issuers and the Senior Secured Note Guarantors will irrevocably and unconditionally: (a) submit itself and its property in any legal action or proceeding relating to this Senior Secured Notes Indenture to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the general jurisdiction of the courts of the State of New York, sitting in the Borough of Manhattan, The City of New York, the courts of the United States of America for the Southern District of New York, appellate courts from any thereof and courts of its own corporate domicile, with respect to actions brought against it as defendant; (b) consent that any such action or proceeding may be brought in such courts and waive any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) designate and appoint the US Issuer II, at 160 Greentree Drive, Suite 101, Dover, DE 19904, as its authorized agent upon which process may be served in any action, suit or proceeding arising out of or relating to this Senior Secured Notes Indenture that may be instituted in any Federal or state court in the State of New York; and (d) agree that service of any process, summons, notice or document by US registered mail addressed to the US Issuer II, with written notice of said service to such Person at the address of the US Issuer II set forth in this Senior

Secured Notes Indenture shall be effective service of process for any action, suit or proceeding brought in any such court.
          SECTION 13.10. No Recourse Against Others. No (i) director, officer, employee, manager, incorporator or holder of any Equity Interests in BP I, BP II or any Issuer or any direct or indirect parent corporation or (ii) director, officer, employee or manager of a Senior Secured Note Guarantor, will have any liability for any obligations of the Issuers under the Senior Secured Notes, this Senior Secured Notes Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Senior Secured Notes by accepting a Senior Secured Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Secured Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
          SECTION 13.11. Successors. All agreements of the Issuers, BP I, BP II and each Senior Secured Note Guarantor in this Senior Secured Notes Indenture and the Senior Secured Notes shall bind its successors. All agreements of the Trustee, and each Agent and the Collateral Agent in this Senior Secured Notes Indenture shall bind its successors.
          SECTION 13.12. Multiple Originals. The parties may sign any number of copies of this Senior Secured Notes Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Senior Secured Notes Indenture.
          SECTION 13.13. Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Senior Secured Notes Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.
          SECTION 13.14. Senior Secured Notes Indenture Controls. If and to the extent that any provision of the Senior Secured Notes limits, qualifies or conflicts with a provision of this Senior Secured Notes Indenture, such provision of this Senior Secured Notes Indenture shall control.
          SECTION 13.15. Severability. In case any provision in this Senior Secured Notes Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.
          SECTION 13.16. Agreed Tax Treatment. The Issuers agree, and by acquiring an interest in the Senior Secured Notes each beneficial owner of a Senior Secured Note agrees, to treat for U.S. federal income tax purposes the Senior Secured Notes as debt of the sole owner of the US Issuer I and interest payments on the Senior Secured Notes as U.S. source interest; provided, however, that this agreement shall cease to apply if the Issuers (i) determine, after taking action that is permissible under this Senior Secured Notes Indenture, that the aforementioned allocation of debt and interest payments is no longer accurate as a result of the changed circumstances, and (ii) promptly notify holders of such determination by sending first-class mail to each holder’s registered address (or otherwise completing delivery in accordance with applicable DTC procedures). Notwithstanding the foregoing, any Issuer or any other Payor may withhold from any interest payment made on any Senior Secured Note to or for the benefit of any person who is not a “United States person,” as such term is defined for U.S. federal income tax purposes, U.S. federal withholding tax, and pay such withheld amounts to the Internal Revenue Service, unless such person provides documentation to such Issuer or other Payor such that an exemption from U.S. federal withholding tax would apply to such payment if interest on such Senior Secured Note were treated as income from sources within the U.S. for U.S. federal income tax purposes.
          SECTION 13.17. Austrian Stamp Duty. (a) No party to this Senior Secured Notes Indenture shall bring or send to, or otherwise produce in, Austria a Stamp Duty Sensitive Document or communicate in writing other than in compliance with the Stamp Duty Guidelines, in each case other than in the event that:
     (i) it does not cause a liability of a party to this Senior Secured Notes Indenture to pay stamp duty in the Republic of Austria;
     (ii) a party to this Senior Secured Notes Indenture wishes to enforce any of its rights under or in connection with a Stamp Duty Sensitive Document in any form of proceedings in the Republic of Austria and is only able to do so by bringing or sending to, or otherwise producing in, Austria a Stamp Duty Sensitive Document and it would not be sufficient for that party to bring or send to, or otherwise produce in, Austria a document that is not a Stamp Duty Sensitive Document (e.g., a simple/uncertified copy (i.e. a copy which is not an original, notarised or certified copy) of the relevant Stamp Duty Sensitive Document) for the purposes of such enforcement; in furtherance of the foregoing, no party to this Senior Secured Notes Indenture shall (A) object to the introduction into evidence of an uncertified copy of any Stamp Duty Sensitive Document or raise a defence to any action or to the exercise of any remedy on the basis of an original or certified copy of any Stamp Duty Sensitive Document not having been introduced into evidence, unless such uncertified copy actually introduced into evidence does not accurately reflect the content of the original document and (B) if such party is a party to proceedings before an Austrian court or authority, contest the authenticity (Echtheit) of an uncertified copy of any such Stamp Duty Sensitive Document, unless such uncertified copy actually introduced into evidence does not accurately reflect the content of the original document; or
     (iii) a party to this Senior Secured Notes Indenture is required by law, governmental body, court, authority or agency pursuant to any legal requirement (whether for the purposes of initiating, prosecuting, enforcing or executing any claim or remedy or enforcing any judgment or otherwise) to bring or send a Stamp Duty Sensitive Document into, or otherwise produce a Stamp Duty Sensitive Document in, the Republic of Austria.
          (b) The Issuers, and the Senior Secured Note Guarantors shall indemnify the Trustee, Principal Paying Agent, Transfer Agent, Registrar, the Collateral Agent and each noteholder against any cost, loss or liability in respect of Austrian stamp duty unless such cost, loss or liability is incurred as a result of any noteholder’s breach, or the Trustee’s negligent breach, of any obligations under Section 13.17(a), in which case the breaching party shall be liable for payment of such stamp duty.
          SECTION 13.18. Place of Performance. The parties to this Senior Secured Notes Indenture shall perform their obligations under or in connection with the Senior Secured Note Documents exclusively at the Place of Performance (as defined below), but in no event at a place in Austria, and the performance of any obligations or liability under or in connection with the Senior Secured Note Documents within the Republic of Austria shall not constitute discharge or performance of such obligation or liability. For the purposes of the above, “Place of Performance” means (a) in relation to any payment under or in connection with a Senior Secured Note Document, the place at which such payment is to be made pursuant to Section 4.01 and (b) in relation to any other obligation or liability under or in connection with the Senior Secured Note Documents, the premises of the Trustee in New York or any other place outside of Austria as the Trustee may specify from time to time.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties have caused this Senior Secured Notes Indenture to be duly executed as of the date first written above.
REYNOLDS GROUP ISSUER LLC
by

/s/ Helen Dorothy Golding
Name:	Helen Dorothy Golding
Title:	Secretary

REYNOLDS GROUP ISSUER INC.

   by

/s/ Helen Dorothy Golding
Name:	Helen Dorothy Golding
Title:	Secretary

REYNOLDS GROUP ISSUER
    (LUXEMBOURG) S.A.
by

/s/ Helen Dorothy Golding
Name:	Helen Dorothy Golding
Title:	Authorized Signatory

BAKERS CHOICE PRODUCTS, INC.
by

/s/ Helen Dorothy Golding
Name:	Helen Dorothy Golding
Title:	Assistant Secretary

CLOSURE SYSTEMS INTERNATIONAL INC.
by

/s/ Helen Dorothy Golding
Name:	Helen Dorothy Golding
Title:	Assistant Secretary

CLOSURE SYSTEMS MEXICO HOLDINGS LLC
by

/s/ Helen Dorothy Golding
Name:	Helen Dorothy Golding
Title:	Assistant Secretary

CSI MEXICO LLC
by

/s/ Helen Dorothy Golding
Name:	Helen Dorothy Golding
Title:	Assistant Secretary

CSI SALES & TECHNICAL SERVICES INC.
by

/s/ Helen Dorothy Golding
Name:	Helen Dorothy Golding
Title:	Assistant Secretary & Vice President

REYNOLDS CONSUMER PRODUCTS, INC.
by

/s/ Helen Dorothy Golding
Name:	Helen Dorothy Golding
Title:	Assistant Secretary

REYNOLDS FOIL INC.
by

/s/ Helen Dorothy Golding
Name:	Helen Dorothy Golding
Title:	Assistant Secretary

REYNOLDS PACKAGING MACHINERY INC.
by

/s/ Helen Dorothy Golding
Name:	Helen Dorothy Golding
Title:	Assistant Secretary

REYNOLDS SERVICES INC.
by

/s/ Helen Dorothy Golding
Name:	Helen Dorothy Golding
Title:	Secretary

SIG HOLDING USA, INC.
by

/s/ Helen Dorothy Golding
Name:	Helen Dorothy Golding
Title:	Assistant Secretary

SIG COMBIBLOC INC.
by

/s/ Helen Dorothy Golding
Name:	Helen Dorothy Golding
Title:	Assistant Secretary

SOUTHERN PLASTICS INC.
by

/s/ Helen Dorothy Golding
Name:	Helen Dorothy Golding
Title:	Assistant Secretary

CLOSURE SYSTEMS INTERNATIONAL HOLDINGS INC.
by

/s/ Helen Dorothy Golding
Name:	Helen Dorothy Golding
Title:	Vice President & Secretary

REYNOLDS GROUP HOLDINGS INC.
by

/s/ Helen Dorothy Golding
Name:	Helen Dorothy Golding
Title:	Secretary

REYNOLDS CONSUMER PRODUCTS HOLDINGS INC.
by

/s/ Helen Dorothy Golding
Name:	Helen Dorothy Golding
Title:	Vice President & Secretary

CLOSURE SYSTEMS INTERNATIONAL AMERICAS, INC.
by

/s/ Helen Dorothy Golding
Name:	Helen Dorothy Golding
Title:	Assistant Secretary

EVERGREEN PACKAGING INC.
by

/s/ Helen Dorothy Golding
Name:	Helen Dorothy Golding
Title:	Secretary

EVERGREEN PACKAGING USA INC.
by

/s/ Helen Dorothy Golding
Name:	Helen Dorothy Golding
Title:	Secretary

EVERGREEN PACKAGING INTERNATIONAL (US) INC.
by

/s/ Helen Dorothy Golding
Name:	Helen Dorothy Golding
Title:	Secretary

BLUE RIDGE HOLDING CORP.
by

/s/ Helen Dorothy Golding
Name:	Helen Dorothy Golding
Title:	Secretary

BRPP, LLC
By: BLUE RIDGE PAPER PRODUCTS INC.,
       as Manager
by

/s/ Helen Dorothy Golding
Name:	Helen Dorothy Golding
Title:	Secretary

BLUE RIDGE PAPER PRODUCTS INC.
by

/s/ Helen Dorothy Golding
Name:	Helen Dorothy Golding
Title:	Secretary

REYNOLDS PACKAGING INC.
by

/s/ Helen Dorothy Golding
Name:	Helen Dorothy Golding
Title:	Vice President & Secretary

REYNOLDS FLEXIBLE PACKAGING INC.
by

/s/ Helen Dorothy Golding
Name:	Helen Dorothy Golding
Title:	Vice President & Secretary

REYNOLDS FOOD PACKAGING LLC
by

/s/ Helen Dorothy Golding
Name:	Helen Dorothy Golding
Title:	Assistant Secretary

REYNOLDS PACKAGING KAMA INC.
by

/s/ Helen Dorothy Golding
Name:	Helen Dorothy Golding
Title:	Assistant Secretary

REYNOLDS PACKAGING LLC
by

/s/ Helen Dorothy Golding
Name:	Helen Dorothy Golding
Title:	Assistant Secretary

ULTRA PAC, INC.
by

/s/ Helen Dorothy Golding
Name:	Helen Dorothy Golding
Title:	Assistant Secretary

NEWSPRING INDUSTRIAL CORP.
by

/s/ Helen Dorothy Golding
Name:	Helen Dorothy Golding
Title:	Assistant Secretary

PACTIV CORPORATION
by

/s/ Helen Dorothy Golding
Name:	Helen Dorothy Golding
Title:	Vice President

PACTIV FACTORING LLC
by

/s/ Helen Dorothy Golding
Name:	Helen Dorothy Golding
Title:	Vice President

PACTIV GERMANY HOLDINGS, INC.
by

/s/ Helen Dorothy Golding
Name:	Helen Dorothy Golding
Title:	Vice President

PACTIV INTERNATIONAL HOLDINGS, INC.
by

/s/ Helen Dorothy Golding
Name:	Helen Dorothy Golding
Title:	Vice President

PACTIV MANAGEMENT COMPANY LLC
by

/s/ Helen Dorothy Golding
Name:	Helen Dorothy Golding
Title:	Vice President

PACTIV RETIREMENT ADMINISTRATION LLC
by

/s/ Helen Dorothy Golding
Name:	Helen Dorothy Golding
Title:	Vice President

PACTIV RSA LLC
by

/s/ Helen Dorothy Golding
Name:	Helen Dorothy Golding
Title:	Vice President

PCA WEST INC.
by

/s/ Helen Dorothy Golding
Name:	Helen Dorothy Golding
Title:	Vice President

PWP INDUSTRIES, INC.
by

/s/ Helen Dorothy Golding
Name:	Helen Dorothy Golding
Title:	Vice President

PWP HOLDINGS, INC.
by

/s/ Helen Dorothy Golding
Name:	Helen Dorothy Golding
Title:	Vice President

PRAIRIE PACKAGING, INC.
by

/s/ Helen Dorothy Golding
Name:	Helen Dorothy Golding
Title:	Vice President

BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) I S.A.
by

/s/ Karen Mower
Name:	Karen Mower
Title:	Authorized Signatory

BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) III S.À.R.L.
by

/s/ Karen Mower
Name:	Karen Mower
Title:	Authorized Signatory

EVERGREEN PACKAGING (LUXEMBOURG) S.ÀR.L.
by

/s/ Karen Mower
Name:	Karen Mower
Title:	Authorized Signatory

CLOSURE SYSTEMS INTERNATIONAL (CANADA) LIMITED
by

/s/ Karen Mower
Name:	Karen Mower
Title:	Authorized Signatory

EVERGREEN PACKAGING CANADA LIMITED
by

/s/ Karen Mower
Name:	Karen Mower
Title:	Authorized Signatory

REYNOLDS FOOD PACKAGING CANADA INC.
by

/s/ Karen Mower
Name:	Karen Mower
Title:	Authorized Signatory

798795 ONTARIO LIMITED
by

/s/ Karen Mower
Name:	Karen Mower
Title:	Authorized Signatory

NEWSPRING CANADA INC.
by

/s/ Karen Mower
Name:	Karen Mower
Title:	Authorized Signatory

PACTIV CANADA INC.
by

/s/ Karen Mower
Name:	Karen Mower
Title:	Authorized Signatory

CLOSURE SYSTEMS INTERNATIONAL (HONG KONG) LIMITED
by

/s/ Karen Mower
Name:	Karen Mower
Title:	Authorized Signatory

SIG COMBIBLOC LIMITED
by

/s/ Karen Mower
Name:	Karen Mower
Title:	Authorized Signatory

EVERGREEN PACKAGING (HONG KONG) LIMITED
by

/s/ Karen Mower
Name:	Karen Mower
Title:	Authorized Signatory

CSI LATIN AMERICAN HOLDINGS CORPORATION
by	/s/ Karen Mower
	Name:	Karen Mower
	Title:	Authorized Signatory

CSI CLOSURE SYSTEMS MANUFACTURING DE CENTRO AMERICA, S.R.L.
by	/s/ Karen Mower
	Name:	Karen Mower
	Title:	Attorney-in-Fact

SIG ASSET HOLDINGS LIMITED
by	/s/ Karen Mower
	Name:	Karen Mower
	Title:	Authorized Signatory

CLOSURE SYSTEMS INTERNATIONAL HOLDINGS (JAPAN) KK
by	/s/ Karen Mower
	Name:	Karen Mower
	Title:	Attorney

CLOSURE SYSTEMS INTERNATIONAL JAPAN, LIMITED
by	/s/ Karen Mower
	Name:	Karen Mower
	Title:	Attorney

CSI HUNGARY KFT.
by	/s/ Karen Mower
	Name:	Karen Mower
	Title:	Authorized Signatory

CLOSURE SYSTEMS INTERNATIONAL HOLDINGS (HUNGARY) KFT.
by	/s/ Karen Mower
	Name:	Karen Mower
	Title:	Authorized Signatory

GRUPO CSI DE MEXICO, S. DE R.L. DE C.V.
by	/s/ Karen Mower
	Name:	Karen Mower
	Title:	Authorized Signatory

BIENES INDUSTRIALES DEL NORTE, S.A. DE C.V.
by	/s/ Karen Mower
	Name:	Karen Mower
	Title:	Authorized Signatory

TÉCNICOS DE TAPAS INNOVATIVAS, S.A. DE C.V.
by	/s/ Karen Mower
	Name:	Karen Mower
	Title:	Authorized Signatory

CSI EN ENSENADA, S. DE R.L. DE C.V.
by	/s/ Karen Mower
	Name:	Karen Mower
	Title:	Authorized Signatory

CSI TECNISERVICIO, S. DE R.L. DE C.V.
by	/s/ Karen Mower
	Name:	Karen Mower
	Title:	Authorized Signatory

CSI EN SALTILLO, S. DE R.L. DE C.V.
by	/s/ Karen Mower
	Name:	Karen Mower
	Title:	Authorized Signatory

EVERGREEN PACKAGING MEXICO, S. DE R.L. DE C.V.
by	/s/ Karen Mower
	Name:	Karen Mower
	Title:	Authorized Signatory

MAXPACK, S. DE R.L. DE C.V.
by	/s/ Karen Mower
	Name:	Karen Mower
	Title:	Authorized Signatory

REYNOLDS METALS COMPANY DE MEXICO, S. DE R.L. DE C.V.
by	/s/ Karen Mower
	Name:	Karen Mower
	Title:	Authorized Signatory

REYNOLDS CONSUMER PRODUCTS INTERNATIONAL B.V.
by	/s/ Karen Mower
	Name:	Karen Mower
	Title:	Authorized Signatory

CLOSURE SYSTEMS INTERNATIONAL B.V.
by	/s/ Karen Mower
	Name:	Karen Mower
	Title:	Authorized Signatory

EVERGREEN PACKAGING INTERNATIONAL B.V.
by	/s/ Karen Mower
	Name:	Karen Mower
	Title:	Authorized Signatory

REYNOLDS PACKAGING INTERNATIONAL B.V
by	/s/ Karen Mower
	Name:	Karen Mower
	Title:	Authorized Signatory

SIG COMBIBLOC GROUP AG
by	/s/ Karen Mower
	Name:	Karen Mower
	Title:	Authorized Signatory

Signed, sealed and delivered by	)
WHAKATANE MILL AUSTRALIA	)
PTY LIMITED by the party’s	)
attorney pursuant to power of attorney	)
dated 1 February 2011 who states	)
that no notice of revocation of the	)
power of attorney has been received in	)
the presence of:

/s/ Julia Keppe Witness	/s/ Cindi Lefari Attorney

Julia Keppe Name of Witness	Cindi Lefari Name of Attorney

REYNOLDS GROUP HOLDINGS LIMITED

by
/s/ Helen Dorothy Golding

	Name:	Helen Dorothy Golding
	Title:	Authorized Signatory

Witnessed by:

/s/ Karen Mower

	Name:	Karen Mower
	Title:	Attorney
	Address:	Sydney, Australia

WHAKATANE MILL LIMITED

by
/s/ Helen Dorothy Golding

	Name:	Helen Dorothy Golding
	Title:	Authorized Signatory

Witnessed by:

/s/ Karen Mower

	Name:	Karen Mower
	Title:	Lawyer
	Address:	Sydney, Australia

SIG HOLDINGS (UK) LIMITED

by
/s/ Cindi Lefari

	Name:	Cindi Lefari
	Title:	Attorney

SIG COMBIBLOC LIMITED

by
/s/ Cindi Lefari

	Name:	Cindi Lefari
	Title:	Attorney

REYNOLDS CONSUMER PRODUCTS (UK) LIMITED

by
/s/ Cindi Lefari

	Name:	Cindi Lefari
	Title:	Attorney

REYNOLDS SUBCO (UK) LIMITED

by
/s/ Cindi Lefari

	Name:	Cindi Lefari
	Title:	Attorney

CLOSURE SYSTEMS INTERNATIONAL (UK) LIMITED

by
/s/ Cindi Lefari

	Name:	Cindi Lefari
	Title:	Attorney

IVEX HOLDINGS, LTD.

by
/s/ Cindi Lefari

	Name:	Cindi Lefari
	Title:	Attorney

KAMA EUROPE LIMITED

by
/s/ Cindi Lefari

	Name:	Cindi Lefari
	Title:	Attorney

OMNI-PAC U.K. LIMITED

by
/s/ Cindi Lefari

	Name:	Cindi Lefari
	Title:	Attorney

THE BALDWIN GROUP LIMITED

by
/s/ Cindi Lefari

	Name:	Cindi Lefari
	Title:	Attorney

J. & W. BALDWIN (HOLDINGS) LIMITED

by
/s/ Cindi Lefari

	Name:	Cindi Lefari
	Title:	Attorney

THE BANK OF NEW YORK MELLON, as Trustee, Principal Paying Agent, Registrar Transfer Agent and Original Collateral Agent

by
/s/ Catherine F. Donohue

	Name:	Catherine F. Donohue
	Title:	Vice President

THE BANK OF NEW YORK MELLON, LONDON BRANCH, as Paying Agent

by
/s/ Catherine F. Donohue

	Name:	Catherine F. Donohue
	Title:	Vice President

WILMINGTON TRUST (LONDON) LIMITED, as Additional Collateral Agent

by
/s/ Elaine Lockhart

	Name:	ELAINE LOCKHART
	Title:	Director

APPENDIX A
PROVISIONS RELATING TO SENIOR SECURED NOTES
          1. Definitions.
          1.1 Definitions.
          Capitalized terms used but not otherwise defined in this Appendix A shall have the meanings assigned to them in the Senior Secured Notes Indenture. For the purposes of this Appendix A the following terms shall have the meanings indicated below:
          “Common Depositary” means The Bank of New York Depository (Nominees) Limited, its nominees and their respective successors.
          “Definitive Security” means a certificated Senior Secured Note (bearing the Restricted Securities Legend if the transfer of such Senior Secured Note is restricted by applicable law) that does not include the Global Securities Legend.
          “Global Securities Legend” means the legend set forth under that caption in Exhibit A to the Senior Secured Notes Indenture.
          “QIB” means a “qualified institutional buyer” as defined in Rule 144A.
          “Regulation S” means Regulation S under the Securities Act.
          “Regulation S Securities” means all Original Senior Secured Notes offered and sold outside the United States in reliance on Regulation S.
          “Rule 144A” means Rule 144A under the Securities Act.
          “Rule 144A Securities” means all Original Senior Secured Notes offered and sold to QIBs in reliance on Rule 144A.
          “Senior Secured Exchange Securities” means (1) the 6.875% Senior Secured Notes Due 2021 issued pursuant to the Senior Secured Notes Indenture in connection with the Registered Exchange Offer pursuant to the Senior Secured Notes Registration Rights Agreement and (2) Additional Senior Secured Notes, if any, issued pursuant to a registration statement filed with the SEC under the Securities Act.
          “Senior Secured Notes Purchase Agreement” means (a) the Purchase Agreement dated January 27, 2011, among the Issuers and Credit Suisse Securities (USA) LLC, as representative of the several Purchasers (as defined therein) and (b) any other similar Purchase Agreement relating to Additional Senior Secured Notes.

          “Senior Secured Notes Registered Exchange Offer” means the offer by the Issuers, pursuant to the Senior Secured Notes Registration Rights Agreement, to certain Holders of Original Senior Secured Notes, to issue and deliver to such Holders, in exchange for the Initial Securities, a like aggregate principal amount of Senior Secured Exchange Securities registered under the Securities Act.
          “Senior Secured Notes Shelf Registration Statement” means the registration statement, if any, filed by the Issuers pursuant to the Senior Secured Notes Registration Rights Agreement.
          “Senior Secured Notes Transfer Restricted Securities” means Definitive Securities and any other Senior Secured Notes that bear or are required to bear or are subject to the Restricted Securities Legend.
          1.2 Other Definitions.

Term:	Defined in Section:
Agent Members	2.1(b)
Global Senior Secured Securities	2.1(a)
Regulation S Global Senior Secured Securities	2.1(a)
Rule 144A Global Senior Secured Securities	2.1(a)
          2. The Senior Secured Notes.
          2.1 (a) Form and Dating; Global Senior Secured Securities. The Senior Secured Notes shall be offered and sold by the Issuers pursuant to a Senior Secured Notes Purchase Agreement. The Senior Secured Notes shall be resold initially only to (i) QIBs in reliance on Rule 144A and (ii) Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S. Senior Secured Notes may thereafter be transferred to, among others, QIBs and purchasers in reliance on Regulation S, subject to the restrictions on transfer set forth herein. Senior Secured Notes initially resold pursuant to Rule 144A shall be issued initially in the form of [two]1 or more global notes in fully registered form (each, a “Rule 144A Global Senior Secured Security”); Senior Secured Notes initially resold pursuant to Regulation S shall be issued initially in the form of [two]2 or more global notes in fully registered form (each, a “Regulation S Global Senior Secured Security”), in each case without interest coupons and with the global securities legend and the applicable restricted securities legend set forth in Exhibit A hereto. The Rule 144A Global Senior Secured Securities and the Regulation S Global Senior Secured Securities in respect of the Senior Secured Notes shall be deposited on behalf of the purchasers of the Senior Secured Notes with a custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC, duly executed by the Issuers and authenticated by the Trustee or the authentication agent as provided in the Senior Secured Notes Indenture.

[1]	To be confirmed.

[2]	To be confirmed.

          Beneficial interests in a Regulation S Global Senior Secured Security may be exchanged for interests in a Rule 144A Global Senior Secured Security only after the 40th day after the Issue Date and then only if (1) such exchange occurs in connection with a transfer of Senior Secured Notes in compliance with Rule 144A and (2) the transferor of the beneficial interest in a Regulation S Global Senior Secured Security first delivers to the Registrar or a Transfer Agent a written certificate (in content consistent with the form set forth on the reverse side of the Senior Secured Note) to the effect that the beneficial interests in the Regulation S Global Senior Secured Security are being transferred to a Person (a) who the transferor reasonably believes to be a QIB, (b) purchasing for its own account or the account of a QIB in a transaction meeting the requirements of Rule 144A, and (c) in accordance with all applicable securities laws of the States of the United States and other jurisdictions. Prior to the 40th day after the Issue Date of the Senior Secured Notes, any transfer of a beneficial interest in a Regulation S Global Senior Secured Security may only occur through the facilities of Euroclear or Clearstream, Luxembourg.
          Beneficial interests in a Rule 144A Global Senior Secured Security may be transferred to a Person who takes delivery in the form of an interest in a Regulation S Global Senior Secured Security only if the transferor first delivers to the Registrar or a Transfer Agent a written certificate (in content consistent with the form set forth on the reverse of the Senior Secured Note) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S to a person who is not a U.S. person (as defined in Regulation S) and in accordance with all applicable securities laws of any State of the United States and other jurisdictions.
          The Rule 144A Global Senior Secured Security and the Regulation S Global Senior Secured Security are collectively referred to herein as the “Global Senior Secured Securities”. The aggregate principal amount of the Global Senior Secured Securities may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Common Depositary or its nominee as hereinafter provided.
          (b) Book-Entry Provisions of Senior Secured Notes. This Section 2.1(b) shall apply only to a Global Senior Secured Security deposited with or on behalf of the Common Depositary.
          The Issuers shall execute and the Trustee or authentication agent shall, in accordance with this Section 2.1(b), authenticate and deliver initially one Rule 144A Global Senior Secured Security in respect of the Senior Secured Notes and one Regulation S Global Senior Secured Security in respect of the Senior Secured Notes, in each case that (a) shall be registered in the name of Cede & Co., as nominee of DTC and (b) shall be delivered by the Trustee or authentication agent to the custodian for DTC or pursuant to such custodian’s instructions.
          Members of, or participants in, DTC (“Agent Members”) shall have no rights under the Senior Secured Notes Indenture with respect to any Global Senior Secured Security held on their behalf by the custodian of DTC or the Common Depositary, as applicable, or under such Global Senior Secured Security, and the Issuers, the Trustee, the Collateral Agent and any agent of the Issuers or the Trustee shall treat such custodian and the Common Depositary or their nominees, as applicable, as the absolute owner of such Global Senior Secured Security for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuers, the Trustee , the Collateral Agent or any agent of the Issuers, the Trustee or the Collateral Agent from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and their Agent Members, the operation of customary practices of such governing the exercise of the rights of a holder of a beneficial interest in any Global Senior Secured Security.
          (c) Definitive Securities. Except as provided in this Section 2.1 or Section 2.3 or 2.4, owners of beneficial interests in Global Senior Secured Securities shall not be entitled to receive physical delivery of Definitive Securities.
     2.2 Authentication.
          On the Issue Date, the Trustee or the authentication agent shall authenticate and deliver $1,000,000,000 aggregate principal amount of Global Senior Secured Securities in respect of the Senior Secured Notes and, at any time and from time to time thereafter, the Trustee or the authentication agent shall authenticate and deliver (i) Additional Senior Secured Notes for original issue in an aggregate principal amount specified in such order and (ii) Senior Secured Exchange Securities for issue only in a Senior Secured Notes Registered Exchange Offer, pursuant to a Senior Secured Notes Registration Rights Agreement, for a like principal amount of Original Senior Secured Notes, in each case upon a written order of the Issuers signed by an Officer or authorized signatory of the Issuers. Such order shall specify the amount of the Senior Secured Notes to be authenticated and the date on which the original issue of Senior Secured Notes is to be authenticated and, in the case of an issuance of Additional Senior Secured Notes pursuant to Section 2.01 of the Senior Secured Notes Indenture after the Issue Date, shall certify that such issuance is in compliance with Section 4.03 of the Senior Secured Notes Indenture. The Trustee or the authentication agent shall authenticate Additional Senior Secured Notes upon receipt of a written order of an Authentication Order relating thereto.
     2.3 Transfer and Exchange.
          (a) Transfer and Exchange of Definitive Securities. When Definitive Securities are presented to the Registrar with a request:
     (x) to register the transfer of such Definitive Securities; or
     (y) to exchange such Definitive Securities for an equal principal amount of Definitive Securities of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Securities surrendered for transfer or exchange:
     (i) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuers and the Registrar, duly executed by the Holder thereof or its attorney duly authorized in writing; and

     (ii) if such Definitive Securities are required to bear a restricted securities legend, they are being transferred or exchanged pursuant to an effective registration statement under the Securities Act, pursuant to Section 2.3(b) or pursuant to clause (A), (B) or (C) below, and are accompanied by the following additional information and documents, as applicable:
     (A) if such Definitive Securities are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect; or
     (B) if such Definitive Securities are being transferred to the Issuers, a certification to that effect; or
     (C) if such Definitive Securities are being transferred pursuant to an exemption from registration in accordance with Rule 144A or Regulation S under the Securities Act, a certification to that effect.
          (b) Restrictions on Transfer of a Definitive Security for a Beneficial Interest in a Global Senior Secured Security. A Definitive Security may not be exchanged for a beneficial interest in a Rule 144A Global Senior Secured Security or a Regulation S Global Senior Secured Security except upon satisfaction of the requirements set forth below. Upon receipt by the Registrar of a Definitive Security, duly endorsed or accompanied by appropriate instruments of transfer, in a form satisfactory to the Registrar, together with:
     (i) certification, in the form set forth on the reverse of the Senior Secured Note, that such Definitive Security is either (A) being transferred to a QIB in accordance with Rule 144A, or (B) being transferred outside the United States in an offshore transaction in accordance with Rule 903 or 904 under the Securities Act to a person who is not a U.S. person (as defined in Regulation S under the Securities Act); and
     (ii) written instructions directing the Registrar to make an adjustment on its books and records with respect to a Rule 144A Global Senior Secured Security (in the case of a transfer pursuant to clause (b)(i)(A)) or a Regulation S Global Senior Secured Security (in the case of a transfer pursuant to clause (b)(i)(B)) to reflect an increase in the aggregate principal amount of the Senior Secured Notes represented by a Rule 144A Global Senior Secured Security or a Regulation S Global Senior Secured Security, as applicable, such instructions to contain information regarding the transferor’s account details at DTC to be credited with such increase, then the Registrar shall cancel such Definitive Security and cause, or direct the Transfer Agent to cause, in accordance with standing instructions and procedures, the aggregate principal amount of Senior Secured Notes represented by the applicable Rule 144A Global Senior Secured Security or the applicable Regulation S Global Senior Secured Security, as applicable, to be increased by the aggregate principal amount of the Definitive Security to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the applicable Rule 144A Global Senior Secured Security or the applicable Regulation S Global Senior Secured Security, as applicable, equal to the principal amount of the

Definitive Security so canceled. If no Rule 144A Global Senior Secured Security or Regulation S Global Senior Secured Security, as applicable, is then outstanding, the Issuers shall issue and the Trustee shall authenticate, upon receipt of an Authentication Order, a new Rule 144A Global Senior Secured Security or Regulation S Global Senior Secured Security, as applicable, in the appropriate principal amount. The Registrar shall record the exchange or transfer of a Definitive Security for an interest in a Global Senior Secured Security in accordance with this Section 2.3(b) in the register maintained by it.
          (c) Transfer and Exchange of Global Senior Secured Securities.
     (i) The transfer and exchange of Global Senior Secured Securities or beneficial interests therein shall be effected through the Common Depositary in accordance with the Senior Secured Notes Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of DTC therefor. A transferor of a beneficial interest in a Global Senior Secured Security shall deliver to the Registrar a written order, given in accordance with DTC’s, procedures, containing information regarding the participant account of DTC to be credited with a beneficial interest in the Global Senior Secured Security. The Registrar shall, in accordance with such instructions, instruct the Common Depositary to credit to the account of the Person specified in such instructions a beneficial interest in the Global Senior Secured Security and to debit the account of the Person making the transfer of the beneficial interest in the Global Senior Secured Security being transferred.
     (ii) If the proposed transfer is a transfer of a beneficial interest in one Global Senior Secured Security to a beneficial interest in another Global Senior Secured Security, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Senior Secured Security to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Senior Secured Security from which such interest is being transferred.
     (iii) Notwithstanding any other provisions of this Appendix A (other than the provisions set forth in Section 2.4), a Global Senior Secured Security may not be transferred as a whole except by the custodian of DTC or the Common Depositary to a nominee thereof or a successor thereof.
     (iv) In the event that a Global Senior Secured Security is exchanged for Definitive Securities pursuant to Section 2.4 of this Appendix A, prior to the consummation of a Senior Secured Notes Registered Exchange Offer or the effectiveness of a Senior Secured Notes Shelf Registration Statement with respect to such Securities, such Senior Secured Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.3 (including the certification requirements set forth on the reverse of the Original Senior Secured Notes intended to ensure that such transfers comply with Rule 144A, Regulation S or another applicable exemption under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Issuers.

          (d) Legend. The Senior Secured Notes shall bear the legends set forth below.
          (i) Except as permitted by the following paragraph (ii), each Senior Secured Note certificate evidencing the Global Senior Secured Securities (and all Senior Secured Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form:
     “THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “U.S. SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE U.S. SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY
     (I) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES,
     (II) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A,
     (III) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH THE PROVISIONS OF RULE 903 AND RULE 904 UNDER THE U.S. SECURITIES ACT,
     (IV) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), OR
     (V) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT,
     IN EACH OF CASES (I) THROUGH (V) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND IN EACH OF CASES (III) AND (IV) SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM AND THAT (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.
     [THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S.

SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON WITHOUT REGISTRATION EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE U.S. SECURITIES ACT.]”3
     (ii) Each Definitive Security shall bear the following additional legends:
          “IN CONNECTION WITH ANY TRANSFER, THE HOLDER SHALL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”
     (iii) Upon any sale or transfer of a Senior Secured Notes Transfer Restricted Security (including any Senior Secured Notes Transfer Restricted Security represented by a Global Senior Secured Security) pursuant to Rule 144 under the Securities Act, the Registrar shall permit the transferee thereof to exchange such Senior Secured Notes Transfer Restricted Security for a certificated Senior Secured Note that does not bear the legend set forth above and rescind any restriction on the transfer of such Senior Secured Notes Transfer Restricted Security, if the transferor thereof certifies in writing to the Registrar that such sale or transfer was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Senior Secured Note).
     (iv) After a transfer of any Original Senior Secured Notes pursuant to and during the period of the effectiveness of a Senior Secured Notes Shelf Registration Statement with respect to such Original Senior Secured Notes, all requirements pertaining to legends on such Original Senior Secured Note will cease to apply, the requirements requiring any such Original Senior Secured Note issued to certain Holders be issued in global form will cease to apply, and a certificated Original Senior Secured Note or an Original Senior Secured Note in global form, in each case without restrictive transfer legends, will be available to the transferee of the Holder of such Original Senior Secured Notes upon exchange of such transferring Holder’s certificated Original Senior Secured Note or directions to transfer such Holder’s interest in the Global Senior Secured Security, as applicable.
     (v) Upon the consummation of a Senior Secured Notes Registered Exchange Offer with respect to the Original Senior Secured Notes, all requirements pertaining to such Original Senior Secured Notes that Original Senior Secured Notes issued to certain Holders be issued in global form will still apply with respect to Holders of such Original Senior Secured Notes that do not exchange their Original Senior Secured Notes, and Senior Secured Exchange Securities in certificated or global form, in each case without the restricted securities legend set forth in

[3]	Applicable to Regulation S Global Securities only.

Exhibit A hereto will be available to Holders that exchange such Original Senior Secured Notes in such Senior Secured Notes Registered Exchange Offer.
     (e) Cancellation or Adjustment of Global Senior Secured Security. At such time as all beneficial interests in a Global Senior Secured Security have either been exchanged for Definitive Securities, redeemed, repurchased or canceled, such Global Senior Secured Security shall be returned to the Registrar for cancellation or retained and canceled by the Registrar. At any time prior to such cancellation, if any beneficial interest in a Global Senior Secured Security is exchanged for certificated Senior Secured Notes, redeemed, repurchased or canceled, the principal amount of Senior Secured Notes represented by such Global Senior Secured Security shall be reduced and an adjustment shall be made on the books and records of the Registrar with respect to such Global Senior Secured Security, by the Registrar, to reflect such reduction.
     (f) No Obligation of the Trustee, the Collateral Agent or the Registrar.
     (i) None of the Trustee, the Collateral Agent or the Registrar shall have any responsibility or obligation to any beneficial owner of a Global Senior Secured Security, a member of, or a participant in DTC or other Person with respect to the accuracy of the records of DTC or any nominee or of any participant or member thereof, with respect to any ownership interest in the Senior Secured Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the custodian for DTC or the Common Depositary, as applicable) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Senior Secured Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Senior Secured Notes shall be given or made only to or upon the order of the registered Holders (which shall be the custodian for DTC, the Common Depositary or their respective nominees in the case of a Global Senior Secured Security). The rights of beneficial owners in any Global Senior Secured Security shall be exercised only through the custodian for DTC or the Common Depositary, as applicable, subject to the applicable rules and procedures of DTC. The Trustee, the Collateral Agent and the Registrar may rely and shall be fully protected in relying upon information furnished by the custodian of DTC or the Common Depositary with respect to the Agent Members and any beneficial owners.
     (ii) The Trustee, the Collateral Agent and the Registrar shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Senior Secured Notes Indenture or under applicable law with respect to any transfer of any interest in any Senior Secured Note (including any transfers between or among participants in DTC, members or beneficial owners in any Global Senior Secured Security) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of the Senior Secured Notes Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

          2.4 Definitive Securities.
          (a) A Global Senior Secured Security deposited with the custodian of DTC or the Common Depositary pursuant to Section 2.1 shall be transferred to the beneficial owners thereof in the form of Definitive Securities in an aggregate principal amount equal to the principal amount of such Global Senior Secured Security, in exchange for such Global Senior Secured Security, only if such transfer complies with Section 2.3 hereof and (i) the Issuers have consented to such transfer in writing; (ii) the Issuers notify the Trustee in writing that DTC, acting through itself, the custodian for DTC or the Common Depositary, as applicable, are unwilling or unable to continue as a clearing system in respect of such Global Senior Secured Security and a successor clearing system is not appointed by the Issuers within 120 days of such notice; (iii) DTC so requests following a Default under the Senior Secured Notes Indenture (in which case such Senior Secured Notes may be exchanged in whole but not in part); or (iv) the Issuers, at their option, notify the Trustee in writing that they elect to issue Definitive Securities.
          (b) Any Global Senior Secured Security that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the custodian for DTC or the Common Depositary, as applicable, to the Registrar located at its principal corporate trust office, to be so transferred, in whole or from time to time in part, without charge, and the Registrar shall authenticate and deliver, upon such transfer of each portion of such Global Senior Secured Security, an equal aggregate principal amount of Definitive Securities of authorized denominations. Any portion of a Global Senior Secured Security in respect of the Senior Secured Notes transferred pursuant to this Section 2.4 shall be executed, authenticated and delivered only in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof and registered in such names as the custodian of DTC, shall direct. Any Definitive Security delivered in exchange for an interest in the Senior Secured Notes Transfer Restricted Security shall, except as otherwise provided by Section 2.3(d) hereof, bear the applicable restricted securities legend and definitive securities legend set forth in Exhibit A hereto.
          (c) Subject to the provisions of Sections 2.4(d) hereof, the registered Holder of a Global Senior Secured Security shall be entitled to grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under the Senior Secured Notes Indenture or the Senior Secured Notes.
     (d) In the event of the occurrence of one of the events specified in Section 2.4(a) or 2.4(b) hereof, the Issuers shall promptly make available to the Registrar a reasonable supply of Definitive Securities in definitive, fully registered form without interest coupons. In the event that such Definitive Securities are not issued, the Issuers expressly acknowledge, with respect to the right of any Holder to pursue a remedy pursuant to Section 6.05 of the Senior Secured Notes Indenture, the right of any beneficial owner of Senior Secured Notes to pursue such remedy with respect to the portion of the Global Senior Secured Security that represents such beneficial owner’s Senior Secured Notes as if such Definitive Securities had been issued.

Exhibit A
[FORM OF FACE OF SENIOR SECURED NOTE]
[Global Senior Secured Securities Legend]
          UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF ITS AUTHORIZED NOMINEE OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO ITS AUTHORIZED NOMINEE, OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, ITS AUTHORIZED NOMINEE, HAS AN INTEREST HEREIN.
          TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE SENIOR SECURED NOTES INDENTURE REFERRED TO ON THE REVERSE HEREOF.
[Restricted Securities Legend]
          THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “U.S. SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE U.S. SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY
          (I) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES,
          (II) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A,
          (III) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH THE PROVISIONS OF RULE 903 AND RULE 904 UNDER THE U.S. SECURITIES ACT,

          (IV) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), OR
          (V) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT,
          IN EACH OF CASES (I) THROUGH (V) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND IN EACH OF CASES (III) AND (IV) SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM AND THAT (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.
          [THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON WITHOUT REGISTRATION EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE U.S. SECURITIES ACT.]4
[Definitive Securities Legend]
          IN CONNECTION WITH ANY TRANSFER, THE HOLDER SHALL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

[4]	Applicable to Regulation S Global Securities only.

The taking of this document or any certified copy of it or any other document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to this document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to this document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any e-mail communication which refers to this document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to this document to an Austrian addressee.
[FORM OF SENIOR SECURED NOTE]

No.	$__________
6.875% Senior Secured Note due 2021
CUSIP
ISIN
          REYNOLDS GROUP ISSUER INC., A DELAWARE CORPORATION, REYNOLDS GROUP ISSUER LLC, A DELAWARE LIMITED LIABILITY COMPANY, AND REYNOLDS GROUP ISSUER (LUXEMBOURG) S.A., A COMPANY INCORPORATED AS A SOCIÉTÉ ANONYME (A PUBLIC LIMITED LIABILITY COMPANY) UNDER THE LAWS OF LUXEMBOURG, PROMISES TO PAY TO [      ], OR ITS REGISTERED ASSIGNS, THE PRINCIPAL SUM OF $[    ], AS THE SAME MAY BE REVISED FROM TIME TO TIME ON THE SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY ATTACHED HERETO, ON FEBRUARY 15, 2021.
          Interest Payment Dates: February 15 and August 15
          Record Dates: February 1 and August 1
          Additional provisions of this Senior Secured Note are set forth on the other side of this Senior Secured Note.

          IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

REYNOLDS GROUP ISSUER INC.,

by

Name:
Title:

REYNOLDS GROUP ISSUER LLC,

by

Name:
Title:

REYNOLDS GROUP ISSUER (LUXEMBOURG) S.A.,

by

Name:
Title:
Dated:

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION
THE BANK OF NEW YORK MELLON, as Trustee,
certifies that this is one of the
Senior Secured Notes referred to in the
Senior Secured Notes Indenture.

By
Authorized Signatory

*/	If the Senior Secured Note is to be issued in global form, add the Global Securities Legend and the attachment from Exhibit A captioned “[TO BE ATTACHED TO GLOBAL SECURITIES] - SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY”.

[FORM OF REVERSE SIDE OF SENIOR SECURED NOTE]
6.875% Senior Secured Note due 2021
1. Interest
          Reynolds Group Issuer LLC, a Delaware limited liability company, (such company and its successors and assigns under the Senior Secured Notes Indenture hereinafter referred to, being herein called the “US Issuer I”), Reynolds Group Issuer Inc., a Delaware corporation (such company, and its successors and assigns under the Senior Secured Notes Indenture hereinafter referred to, being herein called the “US Issuer II”), and Reynolds Group Issuer (Luxembourg) S.A., a company incorporated as a société anonyme (a public limited liability company) under the laws of Luxembourg (such company, and its successors and assigns under the Senior Secured Notes Indenture hereinafter referred to, being herein called the “Luxembourg Issuer”, and together with the US Issuer I and the US Issuer II, the “Issuers”), promise to pay interest on the principal amount of this Senior Secured Note at the rate per annum shown above; provided, however, that if a Registration Default (as defined in the Senior Secured Notes Registration Rights Agreement) occurs, additional interest will accrue on this Senior Secured Note from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured at the applicable rate as determined pursuant to the Senior Secured Notes Registration Rights Agreement.
          The Issuers shall pay interest semi-annually on February 15 and August 15 of each year, commencing August 15, 2011. Interest on the Senior Secured Notes shall accrue from the most recent date to which interest has been paid or provided for or, if no interest has been paid or provided for, from February 1, 2011 until the principal hereof is due. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months. The Issuers shall pay interest on overdue principal at the rate borne by the Senior Secured Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.
2. Method of Payment
          The Issuers shall pay interest on this Senior Secured Note (except defaulted interest) to the registered Holder at the close of business on the February 1 or August 1 next preceding the interest payment date even if this Senior Secured Note is canceled after the record date and on or before the interest payment date (whether or not a Business Day). The Issuers shall pay principal, premium, if any, and interest in US Dollars or such other lawful currency of the United States that at the time of payment is legal tender for payment of public and private debts. The Issuers shall make all payments in respect of this Senior Secured Note (including principal, premium, if any, and interest) at the office of the relevant Paying Agent, provided that all such payments [shall be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof]5 [at the option of the Issuers, may be made through the Principal Paying Agent by mailing a check to the registered address of each Holder thereof]6.
3. Paying Agent and Registrar
          Initially, (i) The Bank of New York Mellon (the “Trustee”) shall act as Trustee, Principal Paying Agent (“Principal Paying Agent”), Collateral Agent (the “Collateral Agent”), Transfer Agent (“Transfer Agent”) and Registrar (the “Registrar”) and (ii) Wilmington Trust (London) Limited shall act as Additional Collateral Agent (the “Additional Collateral Agent”). The Issuers may appoint and change any Paying Agent or Registrar without notice. The Issuers or BP I or any of its Subsidiaries may act as Paying Agent (other than with respect to Global Senior Secured Securities) or Registrar.
4. Indenture
          The Issuers issued the Senior Secured Notes under an Indenture dated as of February 1, 2011 (the “Senior Secured Notes Indenture”), among the Issuers, the Senior Secured Notes Guarantors party thereto from time to time, the Trustee, the Collateral Agent, the Principal Paying Agent, the Transfer Agent , the Registrar and the Additional Collateral Agent. The terms of the Senior Secured Notes include those stated in the Senior Secured Notes Indenture. Terms defined in the Senior Secured Notes Indenture and not defined herein have the meanings ascribed thereto in the Senior Secured Notes Indenture. The Senior Secured Notes are subject to all terms and provisions of the Senior Secured Notes Indenture, and the Holders (as defined in the Senior Secured Notes Indenture) are referred to the Senior Secured Notes Indenture for a statement of such terms and provisions.
          The Senior Secured Notes are senior secured obligations of the Issuers. This Senior Secured Note is one of the Original Senior Secured Notes referred to in the Senior Secured Notes Indenture. The Senior Secured Notes include the Original Senior Secured Notes and any Additional Senior Secured Notes. The Original Senior Secured Notes and any Additional Senior Secured Notes are treated as a single class of securities under the Senior Secured Notes Indenture. The Senior Secured Notes Indenture imposes certain limitations on the ability of the Issuers, BP I, BP II and the Restricted Subsidiaries to, among other things, make certain Investments and other Restricted Payments, pay dividends and other distributions, incur Indebtedness, enter into consensual restrictions upon the payment of certain dividends and distributions by such Restricted Subsidiaries, enter into or permit certain transactions with Affiliates, impair the security, create or incur Liens and make Asset Sales. The Senior Secured Notes Indenture also imposes limitations on the ability of the Issuers and the Senior Secured Note Guarantors to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all of its property. The Senior Secured Notes Indenture also imposes limitations on the ability of the Issuers to undertake certain activities.

[5]	Applicable if this Security is represented by a Global Senior Secured Security registered in the name of or held by a nominee of, DTC, Clearstream or Euroclear on the relevant record date.

[6]	Applicable if this Security is represented by a Definitive Security on the relevant record date.

          To the extent any provision of the Senior Secured Notes conflict with the express provisions of the Senior Secured Notes Indenture, the provisions of the Senior Secured Notes Indenture shall govern and be controlling.
5. Optional Redemption
          Except as set forth in this Section 5 and Section 6 below, the Senior Secured Notes shall not be redeemable at the option of the Issuers prior to February 15, 2016. Thereafter, the Issuers may redeem the Senior Secured Notes at their option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address (or otherwise delivered in accordance with applicable DTC procedures), at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on February 15 of the years set forth below. Without limiting the Issuers’ obligations under the Senior Secured Notes Indenture, the Issuers may provide in such notice that payment of the redemption price and the performance of the Issuers’ obligations with respect to such redemption may be performed by another Person.

Period	Redemption Price
2016	103.438%
2017	102.292%
2018	101.146%
2019 and thereafter	100.000%
          In addition, at any time and from time to time prior to February 15, 2016, the Issuers may redeem the Senior Secured Notes at their option, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address (or otherwise delivered in accordance with applicable DTC procedures), at a redemption price equal to 100% of the principal amount of the Senior Secured Notes redeemed plus the Applicable Premium (as calculated by the Issuers or on behalf of the Issuers by such person as the Issuers shall designate) as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). Without limiting the Issuers’ obligations under the Senior Secured Notes Indenture, the Issuers may provide in such notice that payment of the redemption price and the performance of the Issuers’ obligations with respect to such redemption may be performed by another Person.
          Notwithstanding the foregoing, at any time and from time to time prior to February 15, 2014, the Issuers may at their option redeem in the aggregate up to 35% of the original aggregate principal amount of the Senior Secured Notes (calculated after giving effect to any issuance of any Additional Senior Secured Notes) with the net cash proceeds of one or more Equity Offerings (1) by BP I or (2) any direct or indirect parent of BP I, in each case to the extent the net cash proceeds thereof are contributed to the common equity capital of BP I or any of its

Subsidiaries or used to purchase Capital Stock (other than Disqualified Stock) of any such entity from it, at a redemption price (expressed as a percentage of principal amount thereof) of 106.875%, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the Senior Secured Notes (calculated after giving effect to any issuance of any Additional Senior Secured Notes) remain outstanding after each such redemption; provided further, however, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of Senior Secured Notes being redeemed and otherwise in accordance with the procedures set forth in the Senior Secured Notes Indenture.
          Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering. Without limiting the Issuers’ obligations under the Senior Secured Notes Indenture, the Issuers may provide in such notice that payment of the redemption price and the performance of the Issuers’ obligations with respect to such redemption may be performed by another Person.
6. Redemption for Taxation Reasons
          The Issuers may redeem the Senior Secured Notes, at their option, in whole, but not in part, at any time upon giving not less than 30 nor more than 60 days’ prior notice (which notice will be irrevocable) to the secured noteholders mailed by first-class mail to each holder’s registered address (or otherwise delivered in accordance with applicable DTC procedures) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest and additional interest, if any, to the date fixed for redemption (a “Tax Redemption Date”) (subject to the right of secured noteholders of record on the relevant record date to receive interest due on the relevant interest payment date) and all Additional Amounts (as defined in Section 7 below), if any, then due or that will become due on the Tax Redemption Date as a result of the redemption or otherwise, if any, if the Issuers determine in good faith that, as a result of:
          (1) any change in, or amendment to, the law or treaties (or any regulations, protocols or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction (as defined in Section 7 below) affecting taxation; or
          (2) any change in official position regarding the application, administration or interpretation of such laws, treaties, protocols, regulations or rulings (including a holding, judgment or order by a government agency or court of competent jurisdiction) (each of the foregoing in clauses (1) and (2), a “Change in Tax Law”), any Payor (as defined in Section 7 below), with respect to the Senior Secured Notes or a Senior Secured Note Guarantee is, or on the next date on which any amount would be payable in respect of the Senior Secured Notes would be, required to pay any Additional Amounts, and such obligation cannot be avoided by taking reasonable measures available to such Payor (including the appointment of a new Paying Agent or, where such payment would be reasonable, the payment through another Payor); provided that no Payor shall be required to take any measures that in the Issuers’ good faith determination would result in the imposition on such person of any legal or regulatory burden or the incurrence by such person of additional costs, or would otherwise result in any adverse consequences to such person.
          In the case of any Payor, the Change in Tax Law must be announced or become effective on or after the date of the Offering Circular. Notwithstanding the foregoing, no such notice of redemption will be given earlier than 90 days prior to the earliest date on which the Payor would be obliged to make such payment of Additional Amounts. Prior to the publication, mailing or delivery of any notice of redemption of the Senior Secured Notes pursuant to the foregoing, the Issuers will deliver to the Trustee (a) an Officers’ Certificate stating that they are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to their right so to redeem have been satisfied and (b) an opinion of an independent tax counsel of recognized standing to the effect that the Payor would be obligated to pay Additional Amounts as a result of a Change in Tax Law. The Trustee will accept such Officers’ Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the secured noteholders.
          Subject to the terms of the applicable redemption notice, Senior Secured Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Senior Secured Notes or portions of them called for redemption.
          The foregoing provisions will apply mutatis mutandis to the laws and official positions of any jurisdiction in which any successor to a Payor is organized or otherwise considered to be a resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein. The foregoing provisions will survive any termination, defeasance or discharge of the Senior Secured Notes Indenture.
7. Withholding Taxes
          All payments made by any Issuer or any Senior Secured Note Guarantor or any successor in interest to any of the foregoing (each, a “Payor”) on or with respect to the Senior Secured Notes or any Senior Secured Note Guarantee will be made without withholding or deduction for, or on account of, any Taxes unless such withholding or deduction is required by law; provided, however that a Payor, in any case, may withhold from any interest payment made on the Senior Secured Notes to or for the benefit of any person who is not a “United States person,” as such term is defined for U.S. federal income tax purposes, U.S. federal withholding tax, and pay such withheld amounts to the Internal Revenue Service, unless such person provides documentation to such Payor such that an exemption from U.S. federal withholding tax would apply to such payment if interest on the Senior Secured Notes were treated as income from sources within the U.S. for U.S. federal income tax purposes. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of:

          (1) any jurisdiction (other than the United States or any political subdivision or governmental authority thereof or therein having power to tax) from or through which payment on the Senior Secured Notes or any Senior Secured Note Guarantee is made by such Payor, or any political subdivision or governmental authority thereof or therein having the power to tax; or
          (2) any other jurisdiction (other than the United States or any political subdivision or governmental authority thereof or therein having the power to tax) in which a Payor that actually makes a payment on the Senior Secured Notes or its Senior Secured Note Guarantee is organized or otherwise considered to be a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax,
(each of clause (1) and (2), a “Relevant Taxing Jurisdiction”), will at any time be required from any payments made with respect to the Senior Secured Notes or any Senior Secured Note Guarantee, including payments of principal, redemption price, interest or premium, if any, the Payor will pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by the secured noteholders or the Trustee, as the case may be, after such withholding or deduction (including any such deduction or withholding from such Additional Amounts), will not be less than the amounts that would have been received in respect of such payments on the Senior Secured Notes or the Senior Secured Note Guarantees in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable for or on account of:
          (1) any Taxes that would not have been so imposed or levied but for the existence of any present or former connection between the relevant secured noteholder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over the relevant secured noteholder, if such secured noteholder is an estate, nominee, trust, partnership, limited liability company or corporation) and the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) but excluding, in each case, any connection arising solely from the acquisition, ownership or holding of such Senior Secured Note, the receipt of any payment in respect thereof or the perfection or enforcement of any security interest related to the Senior Secured Notes;
          (2) any Taxes that would not have been so imposed or levied if the holder of the Senior Secured Note had complied with a reasonable request in writing of the Payor (such request being made at a time that would enable such holder acting reasonably to comply with that request) to make a declaration of nonresidence or any other claim or filing or satisfy any certification, information or reporting requirement for exemption from, or reduction in the rate of, withholding to which it is entitled (provided that such declaration of nonresidence or other claim, filing or requirement is required by the applicable law, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from the requirement to deduct or withhold all or a part of any such Taxes);
          (3) any Taxes that are payable otherwise than by withholding from a payment of the principal of, premium, if any, or interest under the Senior Secured Notes or any Senior Secured Note Guarantee;

          (4) any estate, inheritance, gift, sales, excise, transfer, personal property or similar tax, assessment or other governmental charge;
          (5) any Taxes that are required to be deducted or withheld on a payment pursuant to the Directive or any law implementing, or introduced in order to conform to, the Directive;
          (6) except in the case of the liquidation, dissolution or winding-up of the Payor, any Taxes imposed in connection with a Senior Secured Note presented for payment by or on behalf of a secured noteholder or beneficial owner who would have been able to avoid such Tax by presenting the relevant Senior Secured Note to, or otherwise accepting payment from, another paying agent in a member state of the European Union; or
          (7) any combination of the above.
          Such Additional Amounts will also not be payable (x) if the payment could have been made without such deduction or withholding if the beneficiary of the payment had presented the Senior Secured Note for payment (where presentation is required) within 30 days after the relevant payment was first made available for payment to the secured noteholder or (y) where, had the beneficial owner of the Senior Secured Note been the holder of the Senior Secured Note, such beneficial owner would not have been entitled to payment of Additional Amounts by reason of any of clauses (1) to (7) inclusive above.
          The Payor will (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant taxing authority of the Relevant Taxing Jurisdiction in accordance with applicable law. Upon request, the Payor will use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each relevant taxing authority of each Relevant Taxing Jurisdiction imposing such Taxes and will provide such certified copies to the Trustee. If, notwithstanding the efforts of such Payor to obtain such receipts, the same are not obtainable, such Payor will provide the Trustee with other evidence reasonably satisfactory to the applicable Holder.
          If any Payor will be obligated to pay Additional Amounts under or with respect to any payment made on the Senior Secured Notes, at least 30 days prior to the date of such payment, the Payor will deliver to the Trustee an Officers’ Certificate stating the fact that Additional Amounts will be payable and the amount so payable and such other information necessary to enable the Paying Agent to pay Additional Amounts to secured noteholders on the relevant payment date (unless such obligation to pay Additional Amounts arises less than 45 days prior to the relevant payment date, in which case the Payor shall deliver such Officers’ Certificate and such other information as promptly as practicable after the date that is 30 days prior to the payment date, but no less than five (5) Business Days prior thereto, and otherwise in accordance with the requirements of DTC).

          Wherever in the Senior Secured Notes Indenture, the Senior Secured Notes, or any Senior Secured Note Guarantee there is mentioned, in any context:
          (1) the payment of principal,
          (2) redemption prices or purchase prices in connection with a redemption or purchase of Senior Secured Notes,
          (3) interest, or
          (4) any other amount payable on or with respect to any of the Senior Secured Notes or any Senior Secured Note Guarantee,
          such reference shall be deemed to include payment of Additional Amounts as described under this Section 7 to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.
          The Payor will pay any present or future stamp, court or documentary Taxes, or any other excise, property or similar Taxes, charges or levies that arise in any jurisdiction from the execution, delivery, registration or enforcement of any Senior Secured Notes, the Senior Secured Notes Indenture, or any other document or instrument in relation thereto (other than a transfer of the Senior Secured Notes) excluding any such Taxes, charges or similar levies imposed by any jurisdiction that is not a Relevant Taxing Jurisdiction, and the Payor agrees to indemnify the secured noteholders and the Trustee for any such Taxes paid by such secured noteholders. The foregoing obligations will survive any termination, defeasance or discharge of the Senior Secured Notes Indenture and will apply mutatis mutandis to any jurisdiction in which any successor to a Payor is organized or otherwise considered to be a resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein.
8. Sinking Fund
          The Issuers are not required to make any mandatory redemption or sinking fund payments with respect to the Senior Secured Notes.
9. Notice of Redemption
          Notice of redemption shall be mailed by first-class mail (or otherwise delivered in accordance with applicable DTC procedures) upon not less than 30 days nor more than 60 days’ prior notice to each Holder’s registered address. Senior Secured Notes in denominations of $100,000 or less may be redeemed in whole but not in part. The Trustee may select for redemption portions of the principal of Senior Secured Notes that have denominations larger than $100,000. Senior Secured Notes and portions thereof selected by the Trustee shall be in principal amounts of $100,000 or a whole multiple of $1,000 in excess thereof, except that if all of the Senior Secured Notes of a Holder are to be redeemed, the entire outstanding amount of Senior Secured Notes held by such Holder, even if not in a multiple of $1,000 shall be redeemed. If money sufficient to pay the redemption price of and accrued and unpaid interest and premiums (if any) on all Senior Secured Notes (or portions thereof) to be redeemed on the redemption date is deposited with a Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Senior Secured Notes (or such portions thereof) called for redemption.
10. Repurchase of Senior Secured Notes at the Option of the Holders upon Change of Control and Asset Sales
          Upon the occurrence of a Change of Control, each Holder will have the right, subject to certain conditions specified in the Senior Secured Notes Indenture, to require the Issuers to repurchase all or any part of such Holder’s Senior Secured Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of the Holders of record on the relevant record date to receive interest due on the relevant interest payment date), as provided in, and subject to the terms of, the Senior Secured Notes Indenture.
          In accordance with Section 4.06 of the Senior Secured Notes Indenture, the Issuers shall be required to offer to purchase Senior Secured Notes upon the occurrence of certain events in connection with certain Asset Sales.
11. Guarantees
          Each of the Senior Secured Note Guarantors will jointly and severally, irrevocably and unconditionally guarantee on a senior basis to the extent set forth in the Senior Secured Notes Indenture, the First Lien Intercreditor Agreement and the 2007 Intercreditor Agreement (i) the full and punctual payment when due of all obligations of the Issuers under the Senior Secured Notes Indenture and this Senior Secured Note and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Issuers.

12. Security.
          The Senior Secured Notes and the Senior Secured Note Guarantees will, with certain exceptions, have the benefit of Liens in the Collateral, which will consist of first priority security interests shared with the other First Lien Obligations, including the Senior Secured Credit Facilities, the October 2010 Secured Notes and the 2009 Notes (subject to Permitted Liens, which may rank ahead of the first priority security interests for the benefit of the Senior Secured Notes, and except as otherwise set forth in the Senior Secured Notes Indenture, the First Lien Intercreditor Agreement, the 2007 Intercreditor Agreement and any Additional Intercreditor Agreement), in the Collateral; provided, however, that in no event shall more than 65% of the total outstanding voting Equity Interests, or any of the assets, of any US Controlled Foreign Subsidiary be required to be pledged. In addition, as set forth in Section 12.01(a) of the Senior Secured Notes Indenture, following the registration of the Senior Secured Notes with the SEC as contemplated by the Senior Secured Notes Registration Rights Agreement, the value of the stock pledged as Collateral by the Senior Secured Note Guarantors with respect to the Senior Secured Notes will include shares of capital stock of such Senior Secured Note Guarantors only to the extent that the securing of the Senior Secured Notes with such capital stock would not require such Senior Secured Note Guarantor to file separate financial statements with the SEC under Rule 3-16 of Regulation S-X, except that the limitations on stock collateral set forth in this sentence shall not apply to BP I.
13. Denominations; Transfer; Exchange
          The Senior Secured Notes are in registered form, without coupons, in minimum denominations of $100,000 and any integral multiple of $1,000 in excess thereof. A Holder shall register the transfer of or exchange of Senior Secured Notes in accordance with the Senior Secured Notes Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents, furnish information regarding the account of the transferee at DTC, where appropriate, furnish certain certificates and opinions, and pay any taxes, duties and governmental charges in connection with such transfer or exchange. The Registrar need not register the transfer of or exchange any Senior Secured Notes selected for redemption (except, in the case of a Senior Secured Note to be redeemed in part, the portion of the Senior Secured Note not to be redeemed) or to transfer or exchange any Senior Secured Notes for a period of 15 days prior to a selection of Senior Secured Notes to be redeemed.
14. Persons Deemed Owners
          The registered Holder of this Senior Secured Note shall be treated as the owner of it for all purposes.
15. Unclaimed Money
          If money for the payment of principal or interest remains unclaimed for two years, the Trustee and a Paying Agent shall pay the money back to the Issuers at its written request unless an abandoned property law designates another Person. After any such payment, the

Holders entitled to the money must look to the Issuers for payment as general creditors and the Trustee and a Paying Agent shall have no further liability with respect to such monies.
16. Discharge and Defeasance
          Subject to certain conditions, the Issuers at any time may terminate some of or all their obligations under the Senior Secured Notes and the Senior Secured Notes Indenture if the Issuers, among other things, deposit with the Trustee cash in US Dollars, for the payment of principal, premium, if any and interest on the Senior Secured Notes to redemption or maturity, as the case may be.
17. Amendment; Waiver
          Subject to certain exceptions set forth in the Senior Secured Notes Indenture, (i) the Senior Secured Notes Indenture, the Senior Secured Notes, the First Lien Intercreditor Agreement, the 2007 Intercreditor Agreement, any Additional Intercreditor Agreement and any Security Document may be amended with the consent of the Holders of a majority in principal amount of the outstanding Senior Secured Notes (voting as a single class) and (ii) any past default or compliance with any provisions may be waived with the written consent of the Holders of a majority in principal amount of the outstanding Senior Secured Notes. Subject to certain exceptions set forth in the Senior Secured Notes Indenture, without the consent of any Holder, the Issuers, the Collateral Agent and the Trustee may amend the Senior Secured Notes Indenture, the Senior Secured Notes, the First Lien Intercreditor Agreement, the 2007 Intercreditor Agreement, any Additional Intercreditor Agreement and any Security Document: (i) to cure any ambiguity, omission, mistake, defect or inconsistency; (ii) to give effect to any provision of the Senior Secured Notes Indenture (including the release of any Senior Secured Note Guarantee in accordance with the terms of Section 10.06, 12.01(a)(i) and (ii) and 12.06 of the Senior Secured Notes Indenture); (iii) to comply with Article V of the Senior Secured Notes Indenture; (iv) to provide for the assumption by a Successor Company of the obligations of any Issuer under the Senior Secured Notes Indenture and the Senior Secured Notes, to provide for the assumption by Midco of the obligations of RGHL under the Senior Secured Notes Indenture and the Senior Secured Notes or to provide for the assumption by a Successor Senior Secured Note Guarantor of the obligations of a Senior Secured Note Guarantor under the Senior Secured Notes Indenture and its Senior Secured Note Guarantee; (v) to provide for uncertificated Senior Secured Notes in addition to or in place of certificated Senior Secured Notes (provided that the uncertificated Senior Secured Notes are issued in registered form for purposes of Section 163(f) of the Code); (vi) to add a Senior Secured Note Guarantee with respect to the Senior Secured Notes; (vii) to add assets to the Collateral; (viii) to release Collateral from any Lien pursuant to the Senior Secured Notes Indenture, the First Lien Intercreditor Agreement, the 2007 Intercreditor Agreement, any Additional Intercreditor Agreement and the applicable Security Documents when permitted or required by the Senior Secured Notes Indenture, the First Lien Intercreditor Agreement, the 2007 Intercreditor Agreement, any Additional Intercreditor Agreement and the applicable Security Documents; (ix) to the extent necessary to provide for the granting of a security interest for the benefit of any Person, provided that the granting of such security interest is not prohibited under Section 4.17 of the Senior Secured Notes Indenture or otherwise under the Senior Secured Notes Indenture; (x) to add to the covenants of BP I, BP II or any Senior Secured Note Guarantor for the benefit of the Holders or to surrender any right or power conferred upon

BP I or BP II; (xi) to make any change that does not adversely affect the rights of any Holder; (xii) to evidence and give effect to the acceptance and appointment under the Senior Secured Notes Indenture, the First Lien Intercreditor Agreement, the 2007 Intercreditor Agreement, any Additional Intercreditor Agreement and the applicable Security Documents of a successor Trustee; (xiii) to provide for the accession of the Trustee to any instrument in connection with the Senior Secured Notes; (xiv) to make certain changes to the Senior Secured Notes Indenture to provide for the issuance of Additional Senior Secured Notes; or (xv) to comply with any requirement of the SEC in connection with the qualification of the Senior Secured Notes Indenture under the Trust Indenture Act, if such qualification is required.
18. Defaults and Remedies
          If an Event of Default (other than an Event of Default related to (x) certain events of bankruptcy, insolvency or reorganization with respect to BP I, BP II, an Issuer or any Restricted Subsidiary that, directly or indirectly, owns or holds any Equity Interest of an Issuer or (y) Section 6.01(c) of the Senior Secured Notes Indenture with respect to BP I’s, BP II’s or any Restricted Subsidiary’s failure to comply with its obligations under Section 4.13(a) of the Senior Secured Notes Indenture) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding Senior Secured Notes by notice to the Trustee and the Issuers may declare the principal of, premium, if any, and accrued but unpaid interest (including additional interest, if any) on all the Senior Secured Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to (i) certain events of bankruptcy, insolvency or reorganization with respect to BP I, BP II, an Issuer or any Restricted Subsidiary that, directly or indirectly, owns or holds any Equity Interest of an Issuer or (ii) Section 6.01(c) of the Senior Secured Notes Indenture with respect to BP I’s, BP II’s or any Restricted Subsidiary’s failure to comply with its obligations under Sections 4.13(a) of the Senior Secured Notes Indenture occurs, the principal of, premium, if any, and interest on all the Senior Secured Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The Holders of a majority in principal amount of the Senior Secured Notes by notice to the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.
          Subject to provisions of the Senior Secured Notes Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Senior Secured Notes Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Senior Secured Notes Indenture or the Senior Secured Notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding Senior Secured Notes have requested the Trustee to pursue the remedy, (iii) such Holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Senior Secured Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of outstanding Senior Secured Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Senior Secured Notes Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Senior Secured Notes Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.
19. Trustee Dealings with the Issuer
          The Trustee under the Senior Secured Notes Indenture, in its individual or any other capacity, may become the owner or pledgee of Senior Secured Notes and may otherwise collect obligations owed to it by the Issuers or their Affiliates and may otherwise deal with the Issuers or their Affiliates with the same rights it would have if it were not Trustee.
20. No Recourse Against Others
          No (i) director, officer, employee, manager, incorporator or holder of any Equity Interests in BP I, BP II or any Issuer or any direct or indirect parent corporation or (ii) director, officer, employee or manager of a Senior Secured Note Guarantor, will have any liability for any obligations of the Issuers under the Senior Secured Notes, the Senior Secured Notes Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Senior Secured Notes by accepting a Senior Secured Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Secured Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
21. Authentication
          This Senior Secured Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Senior Secured Note.
22. Abbreviations
          Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).
23. Governing Law
          THIS SENIOR SECURED NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. FOR THE

AVOIDANCE OF DOUBT, ARTICLES 86 TO 94-8 OF THE LUXEMBOURG LAW OF AUGUST 10, 1915 ON COMMERCIAL COMPANIES SHALL NOT BE APPLICABLE IN RESPECT OF THE SENIOR SECURED NOTES AND THE SENIOR SECURED NOTES INDENTURE. THE PARTIES ACKNOWLEDGE THAT NEW YORK JUDGMENTS ARE NOT ENFORCEABLE IN AUSTRIA.
24. Agreed Tax Treatment
          The Issuers agree, and by acquiring an interest in the Senior Secured Notes each beneficial owner of a Senior Secured Note agrees, to treat for U.S. federal income tax purposes the Senior Secured Notes as debt of the sole owner of the US Issuer I and interest payments on the Senior Secured Notes as U.S. source interest; provided, however, that this agreement shall cease to apply if the Issuers (i) determine, after taking action that is permissible under the Senior Secured Notes Indenture, that the aforementioned allocation of debt and interest payments is no longer accurate as a result of the changed circumstances, and (ii) promptly notify holders of such determination by sending first-class mail to each holder’s registered address (or otherwise completing delivery in accordance with applicable DTC procedures). Notwithstanding the foregoing, any Issuer or any other Payor may withhold from any interest payment made on any Senior Secured Note to or for the benefit of any person who is not a “United States person,” as such term is defined for U.S. federal income tax purposes, U.S. federal withholding tax, and pay such withheld amounts to the Internal Revenue Service, unless such person provides documentation to such Issuer or other Payor such that an exemption from U.S. federal withholding tax would apply to such payment if interest on such Senior Secured Note were treated as income from sources within the U.S. for U.S. federal income tax purposes.
25. Holders’ Compliance with Senior Secured Notes Registration Rights Agreement.
          Each Holder of a Security, by acceptance hereof, acknowledges and agrees to the provisions of the Senior Secured Notes Registration Rights Agreement, including the obligations of the Holders with respect to a registration and the indemnification of the Issuers to the extent provided therein.
26. CUSIPs; ISINs
          The Issuers have caused CUSIPs and ISINs to be printed on the Senior Secured Notes and have directed the Trustee to use CUSIPs and ISINs in notices of redemption as a convenience to the Holders. No representation is made as to the accuracy of such numbers either as printed on the Senior Secured Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
          The Issuers shall furnish to any Holder of Senior Secured Notes upon written request and without charge to the Holder a copy of the Senior Secured Notes Indenture which has in it the text of this Senior Secured Note. Capitalized terms used but not defined herein shall have the meanings set forth in the Senior Secured Notes Indenture.

The taking of this document or any certified copy of it or any other document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to this document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to this document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any e-mail communication which refers to this document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to this document to an Austrian addressee.
ASSIGNMENT FORM AND CERTIFICATE
To assign this Senior Secured Note, fill in the form below:
I or we assign and transfer this Senior Secured Note to
     (Print or type assignee’s name, address and zip code)
     (Insert assignee’s soc. sec. or tax I.D. No.)
and irrevocably appoint            agent to transfer this Senior Secured Note on the books of the Issuers. The agent may substitute another to act for him.
Date: ___________________ Your Signature: ___________________
Sign exactly as your name appears on the other side of this Original Senior Secured Note.
The parties shall perform their obligations under or in connection with this assignment exclusively outside of Austria and the performance of any obligations or liability under or in connection with this assignment within the Republic of Austria shall not constitute discharge or performance of such obligation or liability. It is expressly agreed between the parties hereto that any such performance within the Republic of Austria will not establish Austria as the place of performance and shall be deemed not effective with respect to any party hereto. Furthermore, the parties agree that the fulfillment of any contractual obligation under this assignment within the Republic of Austria does not result in a discharge of debt.
In connection with any transfer of any of the Senior Secured Notes evidenced by this form and certificate the undersigned confirms that such Senior Secured Notes are being transferred in accordance with its terms (including in accordance with all applicable securities laws of the States of the United States and other jurisdictions):

CHECK ONE BOX BELOW
☐ (1) in the United States to a person whom the undersigned reasonably believes is a Qualified Institutional Buyer (as defined in Rule 144A under the Securities Act) (“QIB”) that purchases for its own account or for the account of a QIB to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A;
☐ (2) outside the United States in an offshore transaction in accordance with Rule 903 or 904 under the Securities Act to a person who is not a U.S. person (as defined in Regulation S under the Securities Act);
☐ (3) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder;
☐ (4) to the Registrar for registration in the name of the Holder, without transfer;
☐ (5) pursuant to an effective registration statement under the Securities Act; or
☐ (6) to the Issuers.
Unless one of the boxes is checked, the Registrar shall refuse to register any of the Senior Secured Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided, however, that if box (2) or (3) is checked, the Registrar shall be entitled to require, prior to registering any such transfer of the Senior Secured Notes, such legal opinions, certifications and other information as the Registrar and, if applicable, the Issuers have reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Signature

Signature
TO BE COMPLETED BY PURCHASER IF (1) ABOVE IS CHECKED.
          The undersigned represents and warrants that it is purchasing this Senior Secured Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the U.S. Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers, BP I and the Senior Secured Note Guarantors as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
Notice: To be executed by an executive officer

[TO BE ATTACHED TO GLOBAL SECURITIES]
SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SENIOR SECURED SECURITY
          The initial principal amount of this Global Senior Secured Security is $_____________. The following increases or decreases in this Global Senior Secured Security have been made:

	Amount of decrease in	Amount of increase in	Principal amount of this
	Principal Amount of this	Principal Amount of this	Global Senior Secured	Signature of authorized
	Global Senior Secured	Global Senior Secured	Security following such	signatory of Trustee or
Date of Exchange	Security	Security	decrease or increase	Common Depositary

OPTION OF HOLDER TO ELECT PURCHASE
          If you want to elect to have this Senior Secured Note purchased by the Issuers pursuant to Section 4.06 (Asset Sale) or 4.08 (Change of Control) of the Senior Secured Notes Indenture, check the box:

Asset Sale ☐	Change of Control ☐
          If you want to elect to have only part of this Senior Secured Note purchased by the Issuers pursuant to Section 4.06 (Asset Sale) or 4.08 (Change of Control) of the Senior Secured Notes Indenture, state the amount ($100,000 or any integral multiple of $1,000 in excess thereof):
$

Date:	Your Signature:

(Sign exactly as your name appears on the other side of this Senior Secured Note)

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